                                                                 EXHIBIT 10.1(a)

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  by and among

                                IMERYS USA, INC.

                                  IMERYS, S.A.

                                       and

                              ALLEGHANY CORPORATION

                            dated as of May 19, 2005

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                                TABLE OF CONTENTS

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                                                                                                              Page
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
ARTICLE I.          DEFINITIONS......................................................................           2

     1.1       General...............................................................................           2
     1.2       Definitions...........................................................................           3

ARTICLE II.         THE TRANSFERS; PURCHASE AND SALE OF THE SHARES...................................          16

     2.1       The Transfers; Purchase and Sale of the Shares........................................          16
     2.2       The Closing...........................................................................          17
     2.3       Deliveries at the Closing.............................................................          18
     2.4       Adjustment to Exhibit C...............................................................          19

ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................................          19

     3.1       Organization and Qualification of the Seller..........................................          19
     3.2       Authorization, Validity and Enforceability............................................          19
     3.3       No Conflicts..........................................................................          19
     3.4       Consents and Approvals................................................................          20
     3.5       Organization and Qualification of the Company and the Subsidiaries....................          20
     3.6       Capitalization of the Company.........................................................          21
     3.7       Capitalization, Organization and Qualification of Subsidiaries........................          21
     3.8       Title to Shares.......................................................................          22
     3.9       Financial Statements..................................................................          22
     3.10      Liabilities...........................................................................          23
     3.11      Inventory; Receivables................................................................          23
     3.12      Absence of Changes....................................................................          23
     3.13      Tax Matters...........................................................................          26
     3.14      Employees; Collective Bargaining Agreements...........................................          27
     3.15      Company Plans; International Plans; ERISA.............................................          28
     3.16      Labor Relations.......................................................................          31
     3.17      Real Property.........................................................................          32
     3.18      Leasehold Interests...................................................................          36
     3.19      Mining Claims, Surface Rights and Water Rights........................................          37
     3.20      Title to Assets.......................................................................          39
     3.21      Condition and Sufficiency of Assets...................................................          39
     3.22      Intellectual Property.................................................................          39
     3.23      Joint Venture Interests...............................................................          40
     3.24      Company Insurance Policies............................................................          41
     3.25      Certain Contracts.....................................................................          41
     3.26      Compliance with Applicable Law........................................................          43
     3.27      Litigation............................................................................          43
     3.28      Warranties and Product Liability......................................................          44
     3.29      Environmental Matters.................................................................          44

                                        i

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
     3.30      Transactions with Affiliates..........................................................          46
     3.31      No Brokers............................................................................          46
     3.32      Related Party Transactions............................................................          46
     3.33      Accounting Practices..................................................................          47
     3.34      Seller Umbrella Policies..............................................................          47

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................          47

     4.1       Organization of the Purchaser.........................................................          47
     4.2       Authorization, Validity and Enforceability............................................          47
     4.3       No Conflicts..........................................................................          47
     4.4       Consents and Approvals................................................................          48
     4.5       Investment Intent.....................................................................          48
     4.6       Financing.............................................................................          48
     4.7       No Brokers............................................................................          48

ARTICLE V.          COVENANTS........................................................................          48

     5.1       Conduct of Business Pending the Closing...............................................          48
     5.2       Access to Information and Records; Confidentiality....................................          52
     5.3       Public Announcements..................................................................          52
     5.4       Furnishing Information................................................................          53
     5.5       Certain Notifications.................................................................          53
     5.6       Commercially Reasonable Efforts.......................................................          53
     5.7       Non-Competition.......................................................................          54
     5.8       Interim Financial Statements..........................................................          55
     5.9       Intercompany Agreements...............................................................          55
     5.10      Options...............................................................................          55
     5.11      Employee Benefits.....................................................................          55
     5.12      Oracle Contract.......................................................................          58
     5.13      U.K. Pension..........................................................................          58
     5.14      Indemnification of Brokerage..........................................................          59
     5.15      WARN ACT..............................................................................          59
     5.16      Transfer Taxes........................................................................          59
     5.17      Notification of Certain Matters.......................................................          60
     5.18      Repayment of Credit Agreement.........................................................          60
     5.19      Termination of Oracle Contract........................................................          60
     5.20      Employee Shares.......................................................................          60
     5.21      Option Shares.........................................................................          61

ARTICLE VI.         CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE...........................          61

     6.1       Representations and Warranties........................................................          61
     6.2       Covenants.............................................................................          61
     6.3       Consents..............................................................................          61
     6.4       No Proceedings........................................................................          61
     6.5       Antitrust Approvals...................................................................          62
     6.6       Resignation of Directors..............................................................          62
     6.7       No Material Adverse Change............................................................          62

     6.8       Deliveries............................................................................          62

ARTICLE VII.        CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO CLOSE.............................          63

     7.1       Representations and Warranties........................................................          63
     7.2       Covenants.............................................................................          64
     7.3       Consents..............................................................................          64
     7.4       No Proceedings........................................................................          64
     7.5       Antitrust Approvals...................................................................          64
     7.6       Deliveries............................................................................          64

ARTICLE VIII.       INDEMNIFICATION..................................................................          65

     8.1       Survival..............................................................................          65
     8.2       Indemnification Provisions for Benefit of the Purchaser...............................          66
     8.3       Indemnification Provisions for Benefit of the Seller..................................          68
     8.4       Matters Involving Third Parties Other Than Tax Claims.................................          69
     8.5       Matters Not Involving Third-Party Claims..............................................          70
     8.6       Collateral Source Recoveries..........................................................          71
     8.7       Purchase Price Adjustment.............................................................          71
     8.8       Exclusive Remedy......................................................................          71

ARTICLE IX.         CERTAIN MATTERS..................................................................          71

     9.1       Seller Indemnity for Products Liability Claims........................................          72
     9.2       Indemnification Procedures............................................................          74
     9.3       Other Available Recoveries............................................................          76
     9.4       Workers' Compensation Claims..........................................................          79
     9.5       Disbursement of Holdback Amount.......................................................          80
     9.6       Payment of Interest on Holdback Amount................................................          82
     9.7       Indemnification for Breach............................................................          82
     9.8       Treatment of Article IX Claim and Workers' Compensation Indemnity Payments............          82
     9.9       Exclusive Remedy for Products Liability Claims and for Workers' Compensation Claims...          83

ARTICLE X.          TAX MATTERS......................................................................          83

     10.1      Tax Returns...........................................................................          83
     10.2      Post-Closing Tax Matters..............................................................          85
     10.3      Section 338(h)(10) Elections..........................................................          87
     10.4      Seller Indemnity for Income Taxes.....................................................          90
     10.5      Matters Involving Tax Claims..........................................................          91
     10.6      Purchaser's Tax Agreements............................................................          92
     10.7      Effect on Purchase Price..............................................................          92
     10.8      Exclusive Remedy for Income Tax Matters...............................................          92
     10.9      Non-U.S. Income Taxes.................................................................          92

ARTICLE XI.         TERMINATION......................................................................          93

     11.1      Termination of Agreement..............................................................          93

                                       iii

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
     11.2      Effect of Termination.................................................................          93

ARTICLE XII.        MISCELLANEOUS....................................................................          94

     12.1      Notices...............................................................................          94
     12.2      Fees and Expenses.....................................................................          95
     12.3      Entire Agreement; Amendments..........................................................          95
     12.4      Assignment; Binding Effect............................................................          96
     12.5      Severability..........................................................................          96
     12.6      No Third-Party Beneficiaries..........................................................          96
     12.7      Governing Law.........................................................................          96
     12.8      Consent to Jurisdiction...............................................................          96
     12.9      Waiver of Jury Trial..................................................................          97
     12.10     Interpretation........................................................................          97
     12.11     Captions..............................................................................          97
     12.12     Counterparts..........................................................................          97
     12.13     Extension; Waiver.....................................................................          97
     12.14     Guarantee.............................................................................          97

                                       iv

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
EXHIBIT                  EXHIBIT NAME
-------                  ------------
A          Form of International Agreement

B          Description of Severance Plan and Completion Bonuses

C          Cash Adjustment Schedule

D          List of Environmental Audit Reports

E          List of Title Reports

F          Required Antitrust Approvals

G          Special Indemnity

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 19, 2005 by and between IMERYS USA, Inc., a Delaware corporation (the "Purchaser"), IMERYS, S.A., a French corporation (joining solely for the purposes of Sections 12.1, 12.8, 12.9 and 12.14 hereunder) (the "Parent"), and ALLEGHANY CORPORATION, a Delaware corporation (the "Seller").

                                    RECITALS

            WHEREAS, the Seller owns 1,033,870 shares of the common stock of Mineral Holdings, Inc., a Delaware corporation (the "Company"), representing all of the issued and outstanding shares of capital stock of the Company other than the Outstanding Option Shares (such 1,033,870 shares of common stock of the Company which are owned by the Seller as of the date hereof being herein referred to as the "Shares"); and

            WHEREAS, through its various direct and indirect Subsidiaries which are corporations or other legal entities formed under the laws of the United States or any State thereof (together with the Company, the "U.S. Companies") and through its various direct and indirect Subsidiaries and interests in Joint Ventures which are corporations or other legal entities formed under the laws of jurisdictions other than the United States or any State thereof (the "International Companies"), the Company is engaged in a worldwide filtration and minerals business (the "Filtration and Minerals Business") consisting principally of (i) mining, processing and distributing diatomite for various uses including as a filtration aid and functional filler, and (ii) mining, processing and distributing perlite for various uses including ceiling tiles, filter aids and insulation boards; and

            WHEREAS, the Seller wishes to sell, and the Purchaser wishes to acquire, the Filtration and Minerals Business and the Shares; and

            WHEREAS, the Purchaser and the Seller anticipate that, prior to the Closing, the Purchaser or one or more of its Affiliates and various Subsidiaries of the Company will enter into separate purchase agreements, each of which will be substantially in the form of Exhibit A hereto (in each case, with such changes thereto as may be mutually agreed by the Purchaser and the Seller), providing for the purchase by the Purchaser or by an Affiliate of the Purchaser of all or some of the International Companies and of all or some of the Joint Venture Parent Companies (collectively, the "International Agreements"); and

            WHEREAS, this Agreement sets forth the terms and conditions upon which the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, the Shares;

            NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

                  1.1 General. For all purposes of this Agreement, except as otherwise expressly provided:

            (a) the terms defined in this Article I have the meanings ascribed to them herein, and include the plural as well as the singular;

            (b) except as set forth herein, all accounting terms not otherwise defined herein have the meanings ascribed thereto under GAAP;

            (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, which are inserted for ease of reference only and shall not affect the interpretation of this Agreement;

            (d) all references in this Agreement to designated "Exhibits" and "Schedules" are to the designated Exhibits and Schedules of this Agreement;

            (e) pronouns, whether neuter or of either gender, shall include, as appropriate, the other pronoun forms;

            (f) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

            (g) whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and shall not be deemed to be limited to matters of a similar nature to those enumerated;

            (h) references to "dollars" and the symbol "$" refer to the currency of the United States, and the symbol "(pound)" refers to the British pound;

            (i) a condition, event or circumstance is "material" to the Business or any aspect thereof only if it is material in the context of the Minerals Group taken as a whole and the term "material" or "materially" shall be so understood; provided, however, the phrase "present fairly in all material respects" in Section 3.9 shall have the meaning ordinarily ascribed to such phrase in the accounting profession in the United States generally;

            (j) the specification of any dollar amount in this Agreement is not intended to imply that such amounts, or higher or lower amounts, are or are not material, and the fact that something is disclosed in a Schedule does not necessarily mean that it is relevant to such Schedule or that it meets the materiality standard of such Schedule; and

            (k) whenever amounts are expressed in a currency other than the currency of the United States and such amounts are to be converted into the United States currency pursuant to this Agreement, the exchange rate published in the WALL STREET JOURNAL on the Business Day prior to the date on which such conversion is to be made shall be used to calculate the exchange.

                  1.2 Definitions. The following terms when used in this Agreement (including the Schedules and Exhibits hereto) shall have the following meanings:

            "Actuary's Certificate" has the meaning set forth in Section 5.13.

            "Actuary's Wind Up Certificate" has the meaning set forth in Section 5.13.

            "Affiliate" means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Purchaser, any Person who would be deemed to be an Affiliate under the foregoing solely by reason of such Person's ownership of shares of the Parent shall not be considered an Affiliate of the Purchaser for purposes of this Agreement.

            "Affiliate Agreements" has the meaning set forth in Section 3.30.

            "Agreement" has the meaning set forth in the Preamble to this Agreement.

            "Applicable Law" means any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity, including any amendments thereto that may be adopted from time to time.

            "Applicable Rate" means, at any date of determination, the rate of interest most recently announced by the United States Treasury Department as the rate of interest on its ten-year notes as published in the WALL STREET JOURNAL.

            "Approved Investments" means (i) the pending acquisition of assets from Basin Perlite Company on terms which have been approved in writing by the Purchaser, and (ii) any other acquisition from a third party of a business or an equity interest in a company made by a member of the Minerals Group between the date hereof and the Closing Date with the prior written approval of the Purchaser.

            "Arbiter" has the meaning set forth in Section 10.3(a).

            "Article IX Claim" has the meaning set forth in Section 9.2(a).

            "Audited Financial Statements" means the audited Group GAAP Consolidated Balance Sheets of the Minerals Group as of December 31, 2004 and 2003 and the related Consolidated Statements of Operations, Consolidated Statements of

Stockholder's Equity and Consolidated Statements of Cash Flows for the years then ended, including in each case the related notes and the auditor's report thereon.

            "Benefit Plans" has the meaning set forth in Section 5.11(c).

            "Bonus Payments" has the meaning set forth in Section 5.11(f).

            "Bonus Plan" means the World Minerals Inc. Management Incentive
Plan.

            "Business" means the Filtration and Minerals Business conducted by the Minerals Group, taken as a whole.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

            "Cash Adjustment" means an amount equal to the sum of the amounts set forth in the last column of Exhibit C.

            "Celite" means Celite Corporation, a Delaware corporation and a wholly-owned Subsidiary of World Minerals.

            "Closing" means the closing of the purchase and sale of the Shares under this Agreement.

            "Closing Date" means the date on which the Closing occurs.

            "COBRA" means the health care continuation coverage described in
Section 4980B of the Code, Sections 601 through 608 of ERISA and any applicable state law which requires the continuation of health care coverage.

            "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

            "Collective Bargaining Agreements" means, collectively, the U.S. Collective Bargaining Agreements and the International Collective Bargaining Agreements.

            "Company" has the meaning set forth in the First Recital of this Agreement.

            "Company Approvals" has the meaning set forth in Section 3.26.

            "Company Insurance Policies" has the meaning set forth in Section 3.24.

            "Company Options" means options to purchase shares of common stock of the Company granted to participants in the Option Plan.

            "Company Plans" has the meaning set forth in Section 3.15(a).

            "Compensation Payments" has the meaning set forth in Section
5.11(d).

            "Competing Business" has the meaning set forth in Section 5.7(a).

            "Completion Bonuses" has the meaning set forth in Section 5.11(a).

            "Confidentiality Agreement" means the Confidentiality Agreement between the Purchaser and the Seller dated October 20, 2003, as amended on May 26, 2004.

            "Consents" has the meaning set forth in Section 3.4.

            "Contracts" means all contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or binding arrangements.

            "Credit Agreement" means the Credit Agreement, dated as of March 12, 2003, by and among the Company, World Minerals, designated Subsidiary borrowers, the Banks named therein and Union Bank of California, N.A., as Sole Lead Arranger, Administrative Agent and Collateral Agent, as amended or otherwise modified from time to time.

            "Credit Agreement Debt" means, at any date, the sum of the aggregate principal amount of indebtedness outstanding under the Credit Agreement plus the amount of interest accrued thereon.

            "Credit Agreement Lien" means a Lien on any assets of the Company and its Subsidiaries (including the Lien on the outstanding capital stock of certain direct and indirect Subsidiaries of the Company) securing any Liabilities under the Credit Agreement.

            "Customer Contracts" has the meaning set forth in Section 3.25(a).

            "Debt Repayment" has the meaning set forth in Section 2.1(b).

            "Deferred Compensation Payment" means the amounts payable pursuant to the Letter Agreement to Pay Deferred Compensation, made by Dicalite Espanola, S.A. ("Espanola") for the benefit of Jose Planas Casas (Operations Manager Rubi (Barcelona)), dated March 29, 1991, as amended by a certain Acknowledgement of Payment and Recalculation, dated November 20, 1995, from Casas to Espanola and the Letter Agreement to Pay Deferred Compensation, made by Espanola for the benefit of D. Manuel Mallart Estalella (Area Sales Manager, Southern Europe), dated March 29, 1991, as amended by a certain Acknowledgement of Payment and Recalculation, dated November 20, 1995, from Mallart to Espanola.

            "Dividend" means any dividend or distribution in respect of the capital stock of the Company declared or paid by the Company to the Seller. For the avoidance of doubt, "Dividend" does not include any payment made by any of the International Companies to any member of the Minerals Group.

            "Dividend Equivalent Plan" means the World Minerals Inc. 2003 Dividend Equivalent Incentive Plan.

            "Domestic LTIP" means, collectively, the World Minerals Inc. 2002 Long Term Incentive Plan and the World Minerals Inc. 2004 Long Term Incentive Plan.

            "Effective Tax Rate" means the agreed upon rate for each Cash Adjustment item to be applied to future payments or refunds of payments in respect of such item as set forth on Exhibit C.

            "Employee" means each current full-time or part-time employee of any member of the Minerals Group, whether employed by a U.S. Company or by an International Company, including any such employee who is on disability or leave of absence.

            "Employee Benefit Plans" has the meaning set forth in Section
3.15(a).

            "Employment Agreements" has the meaning set forth in Section 3.14.

            "Employment Tax Rate" means the agreed upon rate of employment taxes for each Compensation Payment item to be applied to future payments or refunds in respect of such item as set forth in Exhibit C, which rate is calculated net of the benefit of any Income Tax deductions for such employment taxes.

            "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

            "Environmental Approvals" means Permits issued under applicable Environmental Laws.

            "Environmental Audit Reports" means the environmental audit reports listed on Exhibit D hereto, copies of which have previously been delivered to the Purchaser.

            "Environmental Claim" means any and all claims (including any cross-claim or counterclaim, demand, chose in or cause of action, suit, litigation, arbitral proceeding or proceeding by or before any Governmental Entity or by any other Person) pursuant to or relating to any applicable Environmental Law by any Governmental Entity or by any other Person based upon, alleging, asserting, or claiming any (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Approval, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to parts (i) and (ii) of this subparagraph or to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including any location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; provided, however, that the term "Environmental Claim" shall not include any Products Liability Claim.

            "Environmental Laws" means any and all federal, state, local, and foreign statutes, civil and criminal laws (including principles of common law and decisional law), statutes, codes, regulations, rules, decrees, orders, judgments, injunctions, ordinances,

Permits, or requirements of any Governmental Entity relating to the Environment, safety, or health of humans or other living organisms, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted prior to Closing, including, without limitation
(i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., ("RCRA"), (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.), (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.), (v) the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), (vii) the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), (viii) the Safe Drinking Water Act (41 U.S.C. Sections 300f et seq.),
(ix) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), (x) the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), (xi) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (x) of this subparagraph applicable to the U.S. Companies or the International Companies,
(xii) any amendments to the statutes, laws or ordinances listed in parts (i) -
(xi) of this subparagraph, regardless of whether in existence on the date hereof but prior to Closing, (xiii) any rules, regulations, directives, orders or other requirements of any Governmental Entity adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xii) of this subparagraph and (xiv) any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

            "ERISA Affiliate" means any entity that is, or ever has been during the prior six years, required to be aggregated with the Company as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

            "Escrow Agent" means BNP Paribas or such other bank or trust company as may be mutually agreed by the Purchaser and the Seller.

            "Escrow Agreement" means an agreement to be entered into by and among the Purchaser, the Seller and the Escrow Agent setting forth the terms of the escrow of the Escrow Cash and the Stock Certificate contemplated by Section 2.2(b) hereof.

            "Escrow Cash" has the meaning set forth in Section 2.2(b) hereof.

            "Excess Oracle Payment" has the meaning set forth in Section 5.12.

            "Excess Payments" has the meaning set forth in Section 5.11(d).

            "Executive Payments" means certain payments to be made by World Minerals, after the Closing, to the current Chief Executive Officer of World Minerals pursuant to the Letter Agreement.

            "Federal Income Tax Payments" has the meaning set forth in Section 10.2(e).

            "Filtration and Minerals Business" has the meaning set forth in the Second Recital to this Agreement.

            "Final Allocation" has the meaning set forth in Section 10.3(a).

            "Final Seller's Tax Cost" has the meaning set forth in Section 10.3(a).

            "Financing Documents" has the meaning given such term in the Credit Agreement.

            "First Holdback Release Payment" has the meaning set forth in
Section 9.5(c).

            "GAAP" means generally accepted accounting principles as in effect in the United States.

            "General Liability Claim" means any claim brought by a third party arising out of the operation of the Business during the Seller Period which is eligible for coverage under any of the Seller Umbrella Policies, provided, however, that the term "General Liability Claim" shall exclude any claim which is a Products Liability Claim.

            "Governmental Entity" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority.

            "Group GAAP" means generally accepted accounting principles and methodologies as applied by the Minerals Group for the purpose of preparing the Audited Financial Statements, in compliance with GAAP, including those described in the footnotes to the 2004 Audited Financial Statements.

            "Harborlite" means Harborlite Corporation, a Delaware corporation and a wholly-owned Subsidiary of World Minerals.

            "Hazardous Substance" means any pollutant, contaminant, hazardous substance, hazardous waste, medical wastes, special waste, toxic substance, petroleum, petroleum hydrocarbons, petroleum products, or petroleum-derived substance, waste, or additive and any constituents thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs), pesticides, radon, urea formaldehyde, radioactive material, lead-based paint, or other substance regulated by or under any Environmental Law, including when used in connection with the U.S. Companies, RCRA hazardous wastes and CERCLA hazardous substances.

            "Holdback Amount" has the meaning set forth in Section 2.1(d).

            "Holdback Indemnification Payment" has the meaning set forth in
Section 9.5(a).

            "Holdback Release Payment" means the First Holdback Release Payment and each Subsequent Holdback Release Payment.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Income Tax" means all Taxes (x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or
(y) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax is primarily based upon, measured by, or calculated with respect to one or more bases described in clause (x) above (for the avoidance of doubt, it is agreed that, for purposes of this Agreement, the Italian IARP is an Income Tax).

            "Income Tax Return" means a Tax Return in respect of an Income Tax.

            "Indebtedness" means indebtedness for borrowed money owed by the Company or (without duplication) any other member of the Minerals Group to any bank, lending institution or other Person not a member of the Minerals Group.

            "Indemnified Party" and "Indemnifying Party" have the respective meanings set forth in Section 8.4(a).

            "International Agreement" has the meaning set forth in the Fourth Recital of this Agreement.

            "International Business" means the filtration and minerals business conducted by the International Companies, taken as a whole.

            "International Collective Bargaining Agreements" has the meaning set forth in Section 3.14(a).

            "International Companies" has the meaning set forth in the Second Recital of this Agreement. For purposes of this Agreement, World Minerals Americas LLC BV is deemed to be an International Company.

            "International Income Tax Payments" has the meaning set forth in
Section 10.2(e).

            "International LTIP" means the World Minerals Inc. 2002 International Long-Term Incentive Plan.

            "International Plans" has the meaning set forth in Section 3.15(a).

            "International Proceeds" means an amount equal to the aggregate proceeds of sale of the International Companies received by the Company and its Affiliates pursuant to the International Agreements.

            "International Real Property" has the meaning set forth in Section 3.17(b)(i).

            "International Section 338 Election" has the meaning set forth in
Section 10.3.

            "International Transfer Taxes" has the meaning set forth in Section 5.14.

            "Investment Broker" has the meaning set forth in Section 3.31.

            "IRS" means the Internal Revenue Service.

            "Joint Venture Agreements" mean the agreements related to the formation of the Joint Ventures, together with all amendments thereto entered into prior to the date of this Agreement.

            "Joint Venture Parent Company" means each of (i) Celite Jilin Inc., which as of the date hereof owns 71.76% of Changbai Celite Diatomite Company Limited, (ii) Celite Minerals China Corporation, which as of the date hereof owns 73.48% of Linjiang Lin-Lin Celite Diatomite Company Limited, and (iii) Celite China Inc., which as of the date hereof owns 77.33% of Linjiang Celite Diatomite Company China Limited.

            "Joint Ventures" means each of (i) Changbai Celite Diatomite Company Limited, (ii) Linjiang Lin-Lin Celite Diatomite Company Limited, and (iii) Linjiang Celite Diatomite Company Limited.

            "Knowledge," "Knowing" and other correlative terms mean (x) with respect to the Company, any fact or matter actually known to Weston M. Hicks, Robert M. Hart, David B. Cuming, John Oskam, Stephen Baimel, Marc E. Fleischman, John F. Liechty, J. Bernard Pugeat, Peter Schneekloth or Bruno van Herpen and
(y) with respect to the Seller, any fact or matter actually known to Weston M. Hicks, Robert M. Hart or David B. Cuming. For purposes of Sections 3.17, 3.18,
3.19 and 3.29 of this Agreement, the term "Knowledge" shall include Knowledge obtained after due inquiry. The parties agree that for purposes of the preceding sentence, (i) verbal inquiry of the plant managers of the plants operated by the Principal Subsidiaries, (ii) review of the Environmental Audit Reports, and
(iii) review of the Title Reports, taken together, will be deemed sufficient to constitute due inquiry. With regard to both the Company and the Seller, the term "Knowledge" does not include any fact or matter actually known to Robert M. Hart, unless Mr. Hart obtained such Knowledge solely and exclusively in his capacity as Secretary and/or Senior Vice President of Seller and did not obtain such Knowledge as a result of any attorney-client communication in his capacity as General Counsel of Seller. The parties acknowledge and agree that no fact or matter that Mr. Hart knows as a result of any attorney-client communication in his capacity as General Counsel of Seller has been or will be provided to Purchasers. The parties further acknowledge and agree that no Knowledge of Mr. Hart in any way touches upon, relates to, compromises, or waives the attorney-client privilege between Seller and Mr. Hart.

            "KPMG" means KPMG LLP, certified public accountants.

            "Latest Balance Sheet" means the balance sheet as of December 31, 2004 included in the Audited Financial Statements.

            "Leasehold Interests" has the meaning set forth in Section 3.18(a).

            "Letter Agreement" means the letter agreement between World Minerals and the current Chief Executive Officer of World Minerals amending his Employment Agreement.

            "Liability" means any direct or indirect indebtedness, liability, or other obligation, whether fixed or unfixed, secured or unsecured, accrued, absolute, contingent or otherwise.

            "Lien" means any lien, pledge, mortgage, security interest, charge, adverse claim or other encumbrance of any kind.

            "Loan Parties" has the meaning set forth in the Credit Agreement.

            "Losses" has the meaning set forth in Section 8.2.

            "Manville" means, collectively, Johns Manville Corporation, Inc., f/k/a/ Johns Manville International, Inc., f/k/a/ Manville Sales Corporation, and its Affiliates.

            "Manville Agreement" means, collectively, the Manville Asset Purchase Agreement, the European Stock Purchase Agreement (as defined in the Manville Asset Purchase Agreement) and the Joint Venture Stock Purchase Agreement (as defined in the Manville Asset Purchase Agreement).

            "Manville Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of July 1, 1991, by and among Celite Holdings Corporation, Celite Corporation, a wholly-owned subsidiary of Celite Holdings Corporation, as buyer, and Manville Sales Corporation, as seller.

            "Manville Business" means the filtration and minerals business operated by Manville prior to the closing of the Manville Agreement on July 31, 1991.

            "Manville Claims" has the meaning set forth in the first paragraph of Article IX.

            "Manville Indemnification Obligation" has the meaning set forth in the first paragraph of Article IX.

            "Manville Period" means the period prior to July 31, 1991 during which Manville operated the Manville Business.

            "Material Adverse Effect" means any material adverse effect on the business, operations, financial condition or results of operations of the Minerals Group, taken as a whole, other than effects caused by (i) changes in general economic or securities market conditions, (ii) changes in interest rate levels, (iii) changes in currency exchange rates, (iv) the identity of the Purchaser as the buyer of the Minerals Group, (v) the announcement of the purchase of the Minerals Group by the Purchaser, or (vi) the conduct of the Purchaser prior to the Closing.

            "Material Contracts" has the meaning set forth in Section 3.25(a).

            "Minerals Group" means, collectively, the Company, the U.S. Companies and the International Companies.

            "Mining Law of 1872" has the meaning set forth in Section
3.19(a)(i).

            "No-Deductible Periods" has the meaning set forth in Section 9.4(b).

            "Non-U.S. Income Taxes" has the meaning set forth in Section 10.9.

            "Obligations" has the meaning set forth in Section 12.14.

            "Option Plan" means the World Minerals Inc. 2001 Stock Option Plan.

            "Option Shares" means shares of common stock of the Company issued upon the exercise of Company Options, including the Outstanding Option Shares.

            "Oracle Contract" means Ordering Document Number
US-343455-OD-27-JUL-2004 by and between World Minerals and Oracle Corporation, with an effective date of July 27, 2004, as such ordering document may have been or may be amended, modified or terminated prior to or subsequent to the date of this Agreement.

            "Outstanding Option Shares" means the 550 Option Shares which are issued and outstanding as of the date of this Agreement.

            "Overpayments" has the meaning set forth in Section 5.11(d).

            "Parent" has the meaning set forth in the Preamble to this Agreement.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Permits" means all licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under any applicable federal, state, local or foreign law or with any Governmental Entity.

            "Permitted Debt" means (i) indebtedness under the Credit Agreement and (ii) other Indebtedness permitted by the Credit Agreement.

            "Permitted Liens" means (i) Liens for water and sewer charges and Taxes not yet due and payable or being contested in good faith (and, in each case, for which adequate accruals or reserves have been established by the Company), (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business with respect to a Liability that is not yet due or delinquent and that is not material in amount, and (iii) as related to the U.S. Real Property and the International Real Property only, easements, covenants, conditions and restrictions (including building and use restrictions) of record that do not materially interfere with the use of such U.S. Real Property or International Real Property as currently used.

            "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

            "Post-Closing Tax Period" means any Taxable Period that begins after the Closing Date and that portion of any Straddle Period for which the Seller is not responsible as set forth in Section 10.4.

            "Pre-Closing Income Tax Return" has the meaning set forth in Section 10.1(b).

            "Pre-Closing Tax Period" means any Taxable Period ending on or before the Closing Date and the portion of any Straddle Period for which the Seller is responsible as set forth in Section 10.4.

            "Principal Subsidiaries" means World Minerals, Celite, Harborlite, Celite Mexico S.A. de C.V., Celite Hispanica, S.A. and Europerlita Espanola, S.A.

            "Products Liability Claim" means any claim brought by a third party arising out of any bodily or personal injury, property damage or economic loss to the extent such injury or loss arises from the alleged defective design or hazardous or toxic nature of products or materials mined, manufactured, warehoused, handled, distributed or sold or services performed by (i) the Manville Business at any time during the Manville Period or (ii) the Business at any time from and after July 31, 1991.

            "Property" means any real, personal or mixed property, whether tangible or intangible.

            "Proposed Allocation" has the meaning set forth in Section 10.3(a).

            "Proprietary Rights" has the meaning set forth in Section 3.22.

            "Purchase Price" has the meaning set forth in Section 2.1(c).

            "Purchaser" has the meaning set forth in the Preamble to this Agreement.

            "Purchaser Claims" has the meaning set forth in Section 9.1(d).

            "Purchaser Deductible" has the meaning set forth in Section 8.3.

            "Purchaser Indemnitees" has the meaning set forth in Section 8.2.

            "Purchaser Period" means the period from and after the Closing.

            "Purchaser's Fee" has the meaning set forth in Section 4.7.

            "Qualifying Loss" has the meaning set forth in Section 9.5(a).

            "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

            "Representatives" means, with regard to any party, the accountants, counsel and other authorized representatives of such party.

            "Section 338 Elections" has the meaning set forth in Section
10.3(a).

            "Section 338 Forms" has the meaning set forth in Section 10.3(a).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" has the meaning set forth in the Preamble to this Agreement.

            "Seller Claims" has the meaning set forth in Section 9.1(b).

            "Seller Deductible" has the meaning set forth in Section 8.2.

            "Seller Indemnitees" has the meaning set forth in Section 8.3.

            "Seller Period" means the period from July 31, 1991 through the Closing.

            "Seller Umbrella Policies" means the umbrella insurance policies maintained by the Seller on a group-wide basis for the benefit of the Seller and its Subsidiaries (including the Minerals Group) for policy periods commencing on and after April 1, 1996 and ending on or prior to April 30, 2005.

            "Seller's Fee" has the meaning set forth in Section 3.31.

            "Seller's Tax Cost" has the meaning set forth in Section 10.3(a).

            "Seller's 338 Companies" has the meaning set forth in Section
10.3(a).

            "SERP" means the World Minerals Inc. Supplemental Executive Retirement Plan, as amended, effective January 1, 2004 and the letter agreement from John J. Burns, Jr., as Chairman of the Compensation Committee, to William
J. Woods, Jr. dated July 7, 1999.

            "Severance Plan" has the meaning set forth in Exhibit B.

            "Shares" has the meaning set forth in the First Recital of this Agreement.

            "Special Indemnity" has the meaning set forth in Exhibit G.

            "Specified 3.24 Matter" has the meaning set forth in Section 8.2.

            "State Income Taxes" has the meaning set forth in Section 10.2(e).

            "Stock Certificate" has the meaning set forth in Section 2.2(b).

            "Straddle Period" means a Taxable Period that begins before and ends after the Closing Date.

            "Subsequent Holdback Release Payment" has the meaning set forth in
Section 9.5(c) hereof.

            "Subsidiary" and "Subsidiaries" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively; provided, however, that for purposes of this Agreement and the International Agreements, the term "Subsidiary" shall exclude the Joint Ventures.

            "Tax" and "Taxes" mean all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes, levies, fees, imposts, duties and charges of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any Governmental Entity ("Taxing Authority"), including all amounts imposed as a result of being a member of an affiliated or combined group.

            "Tax Claim" has the meaning set forth in Section 10.5.

            "Tax Return" means all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed or maintained in connection with the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).

            "Tax Sharing Agreement" means the Tax Sharing Agreement in effect between the Company and the Seller as of the date of this Agreement.

            "Taxable Period" means any taxable year or any other period that is treated as a taxable year (including any taxable period ending on the Closing Date or beginning on the day following the Closing Date) with respect to which any Tax may be imposed under any statute, rule, or regulation.

            "Third-Party Claim" has the meaning set forth in Section 8.4(a).

            "Title Reports" means the title reports listed on Exhibit E hereto.

            "Transfer" means the transfer and delivery by the appropriate Subsidiary of the Company of the stock certificate or other instrument representing the ownership interest in each International Company or Joint Venture Parent Company to be purchased pursuant to an International Agreement, in exchange for receipt from the Purchaser of the purchase price therefor, pursuant to the terms of the applicable International Agreement.

            "Transfer Date" means the date on which the Transfers take place (or, if the Transfers do not all take place on the same day, the date on which the first Transfer takes place).

            "Transfer Taxes" has the meaning set forth in Section 5.14.

            "Treasury Regulations" means the final, temporary and proposed income tax regulations promulgated under the Code by the United States Treasury Department, as amended from time to time.

            "Union Bank" means Union Bank of California, N.A.

            "U.K. Pension Scheme" means The Harborlite/Celite U.K. Pensions Scheme.

            "U.S. Business" means the filtration and minerals business conducted by the U.S. Companies taken as a whole.

            "U.S. Collective Bargaining Agreements" has the meaning set forth in
Section 3.14.

            "U.S. Companies" has the meaning set forth in the Second Recital of this Agreement.

            "U.S. Real Property" has the meaning set forth in Section
3.17(a)(i).

            "Unpatented Mining Claims" has the meaning set forth in Section 3.19(a)(i).

            "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

            "World Minerals" means World Minerals Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

                                  ARTICLE II.

                 THE TRANSFERS; PURCHASE AND SALE OF THE SHARES

                  2.1 The Transfers; Purchase and Sale of the Shares.

            (a) The Purchaser and the Seller agree that the International Proceeds are expected to be in an amount that, when taken together with the available cash on hand at the

Company and its Subsidiaries, will be sufficient to effect the Debt Repayment as contemplated by Section 2.1(b) below. The Purchaser agrees that, to the extent the sum of the International Proceeds and available cash on hand at the Company and its Subsidiaries is not sufficient to effect the Debt Repayment, the Purchaser will make a loan to the Company and/or its Subsidiaries in the amount of the difference.

            (b) It is the intention of the parties that all of the Transfers will take place either on the Business Day prior to the Closing Date or immediately prior to the Closing hereunder. Prior to the Closing hereunder, at the direction of the Seller, the Company will, and will cause its Subsidiaries to, take all required action to cause all or a portion of the International Proceeds to be applied to the repayment of the Credit Agreement Debt (the "Debt Repayment"). The Debt Repayment will be made after the completion of all of the Transfers and prior to the Closing hereunder.

            (c) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Purchaser, the Shares, free and clear of all Liens (other than any restrictions on the transferability of the Shares expressly provided in the Securities Act and any applicable state securities laws), for a purchase price (the "Purchase Price") equal to (x) $230,000,000 less (y) the Cash Adjustment.

            (d) Subject to and in accordance with the provisions of this Agreement, at the Closing, the Purchaser shall cause to be held back from the Purchase Price and retain in its own accounts, as security for the Seller's obligation to indemnify the Purchaser for certain Seller Claims as set forth in
Section 9.1(b) hereof, an amount equal to $10,000,000 (such amount, as it is reduced from time to time pursuant to the provisions of Section 9.5 hereof, the "Holdback Amount"). The Holdback Amount shall be disbursed from time to time during the period from the Closing Date through the tenth anniversary thereof in accordance with the provisions of Section 9.5 hereof. Interest shall be payable on the Holdback Amount as set forth in Section 9.6 hereof.

                  2.2 The Closing.

            (a) Subject to the satisfaction or waiver of all of the conditions to the Closing set forth in Articles VI and VII, the Closing shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York at 10:00 a.m., New York City time, on the last Business Day of the month in which all of the conditions set forth in Articles VI and VII (other than those conditions that are contemplated to be satisfied at the Closing itself) have been satisfied or waived, or at such other time or place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

            (b) In the event that all of the Transfers do not take place on the Transfer Date, or that the Closing does not take place on the Transfer Date, then (i) all of the Transfers, when they have occurred, will be deemed to have occurred on the Transfer Date and (ii) when the Closing occurs, the Closing shall be given effect as of the Transfer Date. If the Closing does not take place on the Transfer Date, then, prior to the first Transfer, (i) the Seller shall deliver to the Purchaser on the Transfer Date the certificates described in Section 6.8 hereof, which certificates shall be dated the Transfer Date, and upon delivery of such certificates from the Seller to the Purchaser, the conditions to Closing set forth in Sections 6.1, 6.2, 6.7 and 6.8 hereof shall be deemed to be satisfied, (ii) the Seller shall cause the Persons listed on Schedule 6.6 hereto to deliver the resignations required to be delivered by
Section 6.6 hereof, and upon delivery of such resignations, the condition to Closing set forth in Section 6.6 hereof shall be deemed to be satisfied, (iii) the Purchaser shall deliver to the Seller a certificate, which certificate shall be dated the Transfer Date and signed by an executive officer of the Purchaser, stating that the conditions to Closing set forth in Sections 6.3, 6.4 and 6.5 are satisfied or, to the extent not satisfied, waived, and upon the delivery of such certificate from the Purchaser to the Seller, the conditions to Closing set forth in Sections 6.3, 6.4 and 6.5 shall be deemed to be satisfied, (iv) the Purchaser shall deliver to the Seller on the Transfer Date the certificates described in Section 7.6 hereof, which certificates shall be dated the Transfer Date, and upon the delivery of such certificates from the Purchaser to the Seller, the conditions to Closing set forth in Section 7.1, 7.2 and 7.6 hereof shall be deemed to be satisfied, and (v) the Seller shall deliver to the Purchaser a certificate, which certificate shall be dated the Transfer Date and signed by an executive officer of the Seller, stating that the conditions to Closing set forth in Sections 7.3, 7.4 and 7.5 are satisfied or, to the extent not satisfied, waived, and upon the delivery of such certificate from the Seller to the Purchaser, the conditions to Closing set forth in Sections 7.3, 7.4 and
7.5 shall be deemed to be satisfied. Upon the delivery on the Transfer Date of all of the certificates, resignations and evidence required to be delivered on the Transfer Date by the preceding sentence of this Section 2.2(b) in the event that the Closing does not take place on the Transfer Date, (x) all of the conditions to Closing set forth herein shall be deemed to be satisfied, (y) the Purchaser shall deposit with the Escrow Agent an amount in cash equal to the Purchase Price less the Holdback Amount (the "Escrow Cash") and (z) the Seller shall deposit with the Escrow Agent certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank and with all appropriate stock Transfer Tax stamps affixed (the "Stock Certificate"). Following such deposit, the Escrow Agent shall hold the Escrow Cash and the Stock Certificate in accordance with the terms set forth in the Escrow Agreement.

                  2.3 Deliveries at the Closing. At the Closing:

            (a) the Seller shall deliver to the Purchaser (i) the Stock Certificate and (ii) except as set forth in Section 2.2(b) above with regard to the certificates and resignations required to be delivered on the Transfer Date in the event that the Closing does not take place on the Transfer Date, all other documents and instruments required hereunder to be delivered by the Seller to the Purchaser at the Closing; and

            (b) the Purchaser shall (i) pay to the Seller the Purchase Price less the Holdback Amount by wire transfer of immediately available funds to an account or accounts designated by the Seller in a written notice delivered to the Purchaser not later than seven (7) Business Days prior to the Closing Date, and (ii) except as set forth in Section 2.2(b) above with regard to the certificates required to be delivered on the Transfer Date in the event that the Closing does not take place on the Transfer Date, deliver to the Seller all other documents and instruments required hereunder to be delivered by the Purchaser to the Seller at the Closing.

                  2.4 Adjustment to Exhibit C. At least five (5) Business Days prior to the proposed Closing Date, the Seller shall cause the chief financial officer of World Minerals to deliver a certificate setting forth any changes to the amounts set forth in the first column of Exhibit C, Cash Adjustments (other than for the items identified as the U.K. Pension, the Spanish Deferred Compensation and the Executive Payments, which shall not be changed), based upon changes in such amounts through and including the date fifteen (15) days prior to the proposed Closing Date, which certificate shall be accompanied by such documentation in support of the changes set forth on such certificate as the Purchaser shall reasonably request. Prior to the Closing, Exhibit C shall be amended to change the amounts in the first column based on such certificate, with further adjustments based on the Employment Tax Rate and the Effective Tax Rate as set forth on Exhibit C (which rates also shall not be changed) to arrive at the new cash adjustment for each such item in column six, Cash Adjustment, of Exhibit C. In addition (and notwithstanding the parenthetical in the immediately preceding sentence), the Seller and the Purchaser will consult in good faith and reasonably agree to correct, prior to the Closing, the amount of the Employment Tax Rate on Exhibit C only in respect of recipients of such payments resident in Spain and France, so as to more accurately reflect the employment-type Taxes imposed on the payor of such compensation as a result of the payment of that type of additional compensation to the specified individual.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller hereby represents and warrants to the Purchaser as follows:

                  3.1 Organization and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and Properties (including the Shares) and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the sale of the Shares.

                  3.2 Authorization, Validity and Enforceability. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

                  3.3 No Conflicts. Assuming compliance with the matters referred to in Section 3.4 below, except as set forth in Schedule 3.3, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event that with the giving of notice or the lapse of time or both would constitute a default under) (a) the certificate of incorporation, bylaws or other charter or organizational documents of the Seller, the Company or any of its Subsidiaries, (b) any material Contract to which any of the Seller, the Company or any of its Subsidiaries is a party or by or to which any of them or their assets or Properties (including the Shares) may be bound or subject, or (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation, other than, in the case of each of (b) and (c), any such items that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Seller to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that no representation is made in this Section 3.3 regarding any conflict, breach, violation or default which may arise as a result of the change in control of any of the International Companies caused by the purchase of such International Company by the Purchaser under the applicable International Agreement unless such conflict, breach, violation or default would also have arisen if the Purchaser had indirectly acquired beneficial ownership of such International Company under this Agreement.

                  3.4 Consents and Approvals. Except (i) for compliance with (x) the applicable requirements of the HSR Act, (y) any other applicable requirements of foreign antitrust, competition, trade regulation or investment laws, and (z) any applicable environmental transfer statutes and (ii) as set forth in Schedule 3.4, no consent, approval, authorization, license or order of, registration or filing with, or notice to (collectively, "Consents"), any Governmental Entity or any other Person is required to be obtained, made or given by the Seller, the Company or any of its Subsidiaries in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, except Consents which, if not obtained or made, would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Seller to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that no representation is made in this Section 3.4 regarding any Consent that may be required as a result of the purchase of any of the International Companies by the Purchaser under the applicable International Agreement unless such Consent would also have been required if the Purchaser had indirectly acquired beneficial ownership of such International Company under this Agreement.

                  3.5 Organization and Qualification of the Company and the Subsidiaries. Except as set forth in Schedule 3.5, the Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own their Properties and to conduct their respective businesses as currently being conducted. The Company and each of its Subsidiaries which is a U.S. Company are duly qualified or licensed to do business and are in good standing as a foreign entity in each of the jurisdictions set forth in Schedule 3.5. The Company and each of its Principal Subsidiaries are duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of their respective businesses or the ownership of their respective Properties makes such qualification necessary, in each case with such exceptions as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

                  3.6 Capitalization of the Company.

            (a) Schedule 3.6(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock of the Company. The issued and outstanding capital stock of the Company consists solely of the Shares. Except as set forth in Schedule 3.6(a), no other class of equity securities, preferred stock, bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind of the Company (except for the Shares) is authorized, issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of any Lien (other than any restrictions on the transferability of the Shares expressly provided in the Securities Act and any applicable state securities laws).

            (b) The Company has not issued any securities in violation of any preemptive or similar rights. Except for this Agreement, the Company Options granted under the Option Plan and as set forth in Schedule 3.6(b), there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or evidence of indebtedness for borrowed money of the Company. Except as set forth in Schedule 3.6(b), neither the Company nor the Seller is a party to any agreement with a third party which places any restriction upon, or which creates any voting trust, proxy, or other agreement or understanding with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the Shares.

                  3.7 Capitalization, Organization and Qualification of Subsidiaries.

            (a) Schedule 3.7(a) lists each of the Company's directly and indirectly owned Subsidiaries. Schedule 3.7(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock for each of the Company's Subsidiaries and the number and percentage ownership interest of the Company (if direct) or of the Company's Subsidiary (if indirect) in each such Subsidiary. Except as set forth in Schedule 3.7(a) hereto, no other class of equity securities, preferred stock, bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind of any of the Company's Subsidiaries is authorized, issued or outstanding. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. As of the date of this Agreement, except for shares of International Companies which are owned by Employees, all of the outstanding shares of capital stock of each of the Company's Subsidiaries are owned of record and beneficially by the Company or one or more of its Subsidiaries, in each case free and clear of any Lien except for the Credit Agreement Lien. At the time of the Closing, except for shares of International Companies which are owned by Employees as set forth on Schedule 3.7(a), all of the outstanding shares of capital stock of each of the Company's Subsidiaries will be owned of record and beneficially by the Company or one or more of its Subsidiaries free and clear of any Lien.

            (b) The Company's Subsidiaries have not issued any securities in violation of any preemptive or similar rights. Except as set forth in Schedule 3.7(b), there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or evidence of indebtedness for borrowed money of any of the Company's Subsidiaries. Except as set forth in
Schedule 3.7(b), neither the Company nor any of its Subsidiaries is a party to any agreement with a third party (other than the Company or another Subsidiary of the Company) which places any restriction upon, or which creates any voting trust, proxy, or other agreement or understanding with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of the capital stock of any of the Subsidiaries of the Company. Except as set forth in Schedule 3.7(b), there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of any of the Subsidiaries of the Company.

                  3.8 Title to Shares. The issued and outstanding capital stock of the Company consists solely of the Shares. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right or right of first refusal or other right or restriction (other than any restrictions on transferability of the Shares provided in the Securities Act and any applicable state securities laws). Upon the delivery of the Shares as provided in Section 2.3, the Purchaser will acquire title to the Shares, free and clear of any Lien (other than any restrictions on transferability of the Shares expressly provided in the Securities Act and any applicable state securities laws).

                  3.9 Financial Statements. Prior to the date hereof, copies of the Audited Financial Statements have been delivered to the Purchaser. The Audited Financial Statements were prepared in accordance with Group GAAP consistent with past practices throughout the periods involved (except as may be indicated in the notes thereto). The Audited Financial Statements have been audited by KPMG and present fairly in all material respects the consolidated financial position of the Minerals Group at the respective dates thereof and the consolidated results of operations of the Minerals Group for the respective periods then ended. Prior to the date hereof, the Company has delivered to the Purchaser true and complete copies of the audited financial statements for the fiscal years ended December 31, 2004 and 2003 for each of the Subsidiaries of the Company for which audited financial statements are prepared in the ordinary course of business.

                  3.10 Liabilities.

            Except for (a) Liabilities set forth in Schedule 3.10, (b) Liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice, and (c) Liabilities arising under or resulting from this Agreement or any of the International Agreements, (i) at December 31, 2004, neither the Company nor any of its Subsidiaries had any Liability that would be required by Group GAAP to be and was not reflected or reserved against in the Latest Balance Sheet, and no such Liability has arisen since December 31, 2004 and (ii) to the Knowledge of the Company, at December 31, 2004, neither the Company nor any of its Subsidiaries had any Liability other than a Liability that was reflected or reserved against in the Latest Balance Sheet that was material, whether or not required by Group GAAP to be reflected or reserved against in the Latest Balance Sheet or disclosed on the notes to the Audited Financial Statements, and no such Liability that is material has arisen since December 31, 2004.

                  3.11 Inventory; Receivables.

            (a) Except as set forth in Schedule 3.11(a), all finished product inventories of the Business reflected on the Latest Balance Sheet, net of reserves for obsolete and excess inventory, were, as of the date of the Latest Balance Sheet, in salable condition and were located at a location owned or leased by the Company or a Subsidiary or a Joint Venture or in transit thereto. All work-in-process inventories of the Business reflected on the Latest Balance Sheet, net of reserves for obsolete and excess inventory, were, as of the date of the Latest Balance Sheet, capable of being processed or made into salable condition in the ordinary course of business, and were located at a location owned or leased by the Company or a Subsidiary or Joint Venture. All packaging materials, purchased raw materials and fuels inventories of the Business reflected on the Latest Balance Sheet, net of reserves for obsolete and excess inventory, were, as of the date of the Latest Balance Sheet, in usable condition.

            (b) The reserves for uncollectible notes and accounts receivable reflected on the Latest Balance Sheet were established in accordance with Group GAAP.

                  3.12 Absence of Changes.

            (a) Except as set forth in Schedule 3.12(a), since December 31, 2004 through the date hereof, no change or event has occurred or condition exists that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

            (b) Except as set forth in Schedule 3.12(b) and except for the transactions contemplated hereby and by the International Agreements, since December 31, 2004 through the date hereof, the Minerals Group has operated the Business, including payment of notes and accounts payable and efforts to collect notes and accounts receivable, in the ordinary course of business consistent with past practice.

            (c) Except as set forth in Schedule 3.12(c), and except for the transactions contemplated hereby and by the International Agreements, since December 31, 2004 through the date hereof, neither the Company nor any of its Subsidiaries nor any of the Joint Ventures has:

            (i) except for borrowings of Permitted Debt and except for issuances of Option Shares and grants of Company Options, issued or sold, or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, calls, rights to purchase or otherwise) any stock of any class or series or any other equity interest, or any bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind;

            (ii) materially written down or materially written up the value of any inventory, except for write-downs, write-ups and write-offs in the ordinary course of business consistent with past practice;

            (iii) (A) cancelled or compromised any material claim, or (B) waived any other right of substantial value, or provided a discount from a previously invoiced amount to any one customer in an amount in excess of $250,000, or sold, transferred or otherwise disposed of any individual Property or asset used in the Business having a book value, or disposed of for an amount, in either case in excess of $250,000, except, in the case of each of clauses (A) and (B), in the ordinary course of business consistent with past practice (including sales of inventory);

            (iv) disposed of or permitted to lapse any patent, application for patent, trademark, application for trademark, assumed name, servicemark, application for servicemark, trade name, copyright, application for copyright or license material to the operation of the Business, or disposed of or disclosed to any Person (other than the Purchaser and its Representatives) any trade secret, formula, process or know-how material to the operation of the Business, except in each case in the ordinary course of business consistent with past practice;

            (v) granted any general uniform increase in the compensation of Employees (including any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation (including bonus) payable or to become payable to any officer or Employee, except in accordance with its customary compensation policies (including a general increase in compensation levels which took effect on January 1, 2005) and except for the Completion Bonuses described in Exhibit B hereto;

            (vi) hired any Employee with an annual base salary in excess of $150,000, or hired any Employee with special benefit or incentive programs outside of the ordinary course of business or not of general applicability or with a severance agreement that could result in a severance payment to such Employee in excess of one year of such Employee's base salary; provided, however, that for purposes of this clause (vi), relocation payments made in the ordinary course of business to newly hired Employees shall not be deemed to be a special benefit or incentive program;

            (vii) except as required by GAAP and disclosed on Schedule 3.12(c), made any change in its accounting methods or practices;

            (viii) except as required by Applicable Law or by any Governmental Entity, and except as contemplated by Section 5.1 or Section 5.11 hereof or by Exhibit B hereto, taken any action to amend in any material respect any Company Plan or International Plan or any Collective Bargaining Agreement;

            (ix) made or authorized (A) any investment other than in the ordinary course of business consistent with past practice in an amount (including the amount of any Indebtedness incurred, or Liability assumed) which exceeds $250,000 individually or $1,000,000 in the aggregate or (B) any capital expenditures not provided for in the 2005 Capital Expenditure Plan approved by the Board of Directors of World Minerals in January 2005, except in the case of each of clauses (A) and (B) for Approved Investments;

            (x) made any purchase of inventory other than in the ordinary course of business consistent with past practice;

            (xi) agreed to incur any obligation or Liability (absolute or contingent) in respect of the Business except in the ordinary course of business consistent with past practice and except for borrowings under the Credit Agreement and for Indebtedness incurred and Liabilities assumed in connection with Approved Investments and investments and capital expenditures permitted under clause (ix) above;

            (xii) mortgaged, encumbered by deed of trust, pledged or incurred any Lien, charge or other encumbrance with respect to any of the material Properties or assets of the Business, except in the ordinary course of business consistent with past practice and except for the Credit Agreement Lien and other Liens securing Permitted Debt;

            (xiii) failed to perform all of its obligations under, defaulted under or terminated (other than on the stated expiration date) any Material Contract, except in the ordinary course of business consistent with past practice (it being understood and agreed by the parties that disputes and warranty claims arising under Customer Contracts which are dealt with in the ordinary course of business shall not be considered to be failures to perform or defaults under Material Contracts);

            (xiv) amended, terminated or waived any material Permit with respect to the Business;

            (xv) permanently closed, permanently downsized or permanently stopped operations at any industrial site;

            (xvi) committed to move the existing Milan facility of World Minerals Italia S.r.l. or secured any site for its potential future relocation;

            (xvii) except for Approved Investments, made a binding commitment to acquire any company or any business; or

            (xviii) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.12.

            (d) Except as set forth in Schedule 3.12(d), since December 31, 2004, the Company has not (i) declared or paid any Dividend, (ii) made any redemption, purchase or other acquisition of any shares of its capital stock, or
(iii) amended its certificate of incorporation or bylaws, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock.

                  3.13 Tax Matters.

            (a) The Seller is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated federal Income Tax Returns, of which each of the U.S. Companies is a member. Except as otherwise stated or disclosed in Schedule 3.13(a), from January 1, 2001 through the Closing Date, the Seller has included (or, with respect to the taxable year ending on the Closing Date, will include) each of the U.S. Companies in its consolidated federal Income Tax Return as a member of the affiliated group of which the Seller is the common parent.

            (b) Except as otherwise stated or disclosed in Schedule 3.13(b), (i) for all periods ending on or prior to the Closing Date during which a Subsidiary was a member of the Minerals Group, such Subsidiary filed (or joined in the filing of) when due (after taking into account all properly requested extensions) all material Tax Returns required by Applicable Law to be filed with respect to such Subsidiary and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing or after taking into account any changes thereto reflected on any amended Tax Returns; (iii) all Taxes of the members of the Minerals Group relating to all periods ending on or prior to the Closing Date for which the members of the Minerals Group may be liable (other than any liability under Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation), whether or not shown on any Tax Return, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and that have been adequately provided for in the Audited Financial Statements or interim Financial Statements in accordance with Group GAAP); (iv) the statute of limitations for tax years of the U.S. Companies has closed for all years ending prior to January 1, 2001; (v) to the Knowledge of the Company, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the members of the Minerals Group in respect of any Tax or assessment, nor has any claim for additional Tax or assessment been asserted in writing by any Taxing Authority;
(vi) since January 1, 2001 for the U.S. Companies and since the applicable period in which the applicable statute of limitations remains open for each International Company, no claim has been threatened or made by any Taxing Authority in writing in a jurisdiction where a member of the Minerals Group does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (vii) there is no outstanding request for any extension of time within which to pay any Taxes; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the members of the Minerals Group and no power of attorney granted by or with respect to the members of the Minerals Group for Taxes is currently in force; moreover, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the members of the Minerals Group that could affect the liability of the members of the Minerals Group for any period after the Closing; (ix) no property of any of the U.S. Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code; no member of the Minerals Group is a party to any agreement other than with the Seller, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters;
(x) no ruling with respect to Taxes (other than a request for determination of the status of a Company Plan) has been requested by or on behalf of the members of the Minerals Group that could affect the liability of the members of the Minerals Group for any period after the Closing; (xi) the members of the Minerals Group have withheld and paid all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, creditor, independent contractor or other Person, (xii) none of the International Companies that are eligible for benefits under an income tax treaty between the United States and the applicable foreign jurisdiction has a "permanent establishment" in the United States, as that term is defined in the applicable treaty, and none of the International Companies that are not eligible for benefits under such a treaty are engaged in a trade or business within the United States (within the meaning of Section 864(b) of the Code; and (xiii) none of Seller or any of the U.S. Companies has ever engaged in any transaction that is the same as, or substantially similar to, a transaction that would be a "reportable transaction" for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a "listed transaction" for purposes of Treasury Regulations Section 1.6011-4(b)(2)).

            (c) Schedule 3.13(c) sets forth all jurisdictions in which a favorable Tax regime directly resulting from a Tax holiday granted to, or a Tax ruling applied for by or on behalf of any of the U.S. Companies or International Companies is in place with respect to any of the U.S. Companies and International Companies, including any conditions required to maintain the benefit of such favorable Tax regime.

            (d) For purposes of the representations in this Section 3.13 and in applying Article X, notwithstanding any provision of this Agreement to the contrary, each of World Minerals Luxembourg S.a.r.l., World Minerals Italia, S.r.l., Celite B.V. (Luxembourg), World Minerals Espana S.L., Europerlite B.V. (Luxembourg), World Minerals Italiana, S.r.l., Harborlite France, S.A. and Celite France, S.A., during the period an election was effective pursuant to Treasury Regulation Section 301.7701-3(c), and World Minerals Americas LLC B.V., during the period it was a dual resident company, shall be treated as if such International Company were also a U.S. Company in addition to their status in their respective local jurisdictions.

                  3.14 Employees; Collective Bargaining Agreements. Prior to the date hereof, the Seller has delivered to the Purchaser a list setting forth the name, title and total compensation (payable by the Company or any of its Subsidiaries) of each officer and director of the Company and its Subsidiaries and of each other Employee, consultant and agent of the Company and its Subsidiaries whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2004 equaled or exceeded $100,000. Schedule 3.14 sets forth
(a) a list of all employment agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any Person (as such employment agreements may have been amended prior to the date hereof, the "Employment Agreements"), (b) a list of all collective bargaining agreements relating to the operation of the Business to which any of the U.S. Companies is a party, including all amendments thereto (the "U.S. Collective Bargaining Agreements"), and (c) a list of all collective bargaining agreements to which any of the Principal Subsidiaries which is not a U.S. Company is a party, including all amendments thereto, but excluding any plan, program, policy, practice or arrangement of general applicability that employers are required under Applicable Law of the relevant jurisdiction to maintain or establish (the "International Collective Bargaining Agreements"). Complete and correct copies of all of the Employment Agreements and Collective Bargaining Agreements, along with all memoranda of understanding, letter agreements or any other binding agreements related to the Collective Bargaining Agreements, have been made available to the Purchaser.

                  3.15 Company Plans; International Plans; ERISA.

            (a) Schedule 3.15(a) attached hereto sets forth a true and complete list of (i) any "employee benefit plan" (as such term is defined in section 3(3) of ERISA), and any other retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, deferred or incentive compensation, bonus, stay bonus, stock option, employee stock purchase, phantom stock, stock appreciation, change in control, retention compensation, medical, dental, vision, psychiatric or other counseling, employee assistance, tuition reimbursement, vacation, holiday, sick pay, disability, salary continuation, termination allowance, severance, employee relocation, death benefit, survivor income, dependent care assistance, legal assistance or fringe benefit (cash or noncash) plan, program, policy, practice or arrangement, or any cafeteria plan under Section 125 of the Code (the "Employee Benefit Plans"), to which any of the U.S. Companies contributes or is obligated to contribute, or with respect to which any of the U.S. Companies has or may have liability (contingent or otherwise), in each case, for or to any of their current or former Employees, directors, officers or consultants located primarily in the United States, but excluding any plan, program, policy, practice or arrangement that an employer is required under Applicable Law to maintain or establish in respect of such employer's employees (collectively, the "Company Plans"), and (ii) all Employee Benefit Plans to which any of the International Companies contributes or is obligated to contribute, or with respect to which any of the International Companies has or may have liability (contingent or otherwise), in each case, for or to any of their current or former employees, directors, officers or consultants located primarily outside the United States, but excluding any plan, program, policy, practice or arrangement that an employer is required under Applicable Law to maintain or establish in respect of such employer's employees (collectively, the "International Plans"). No ERISA Affiliate maintains, or is obligated to make any contribution to, a Company Plan which provides any benefit to an Employee.

            With respect to each Company Plan and International Plan, the Seller has previously delivered or made available to the Purchaser true and complete copies to the extent applicable of (i) such Company Plan or International Plan (including all amendments thereto, and a written summary thereof in the case of an oral Company Plan or International Plan), (ii) the summary plan description (if any) for such Company Plan or International Plan, and (iii) the most recent IRS determination, opinion or notification letter, annual report (Form 5500 series) and accompanying schedules, actuarial report or valuation, asset valuation statement, insurance contract or policy, PBGC Form 1 and letter of exemption under Section 501(c)(9) of the Code for such Company Plan. Each Company Plan and International Plan has been maintained and administered in all material respects in accordance with its terms and all Applicable Laws. There are no uncorrected nonexempt prohibited transactions (as defined in Section 406 of ERISA), unpaid penalties with respect to any prohibited transactions, or taxes due or payable under sections 4971 through 4980G or section 5000 of the Code with respect to any Company Plan.

            (b) Except as set forth on Schedule 3.15(b), other than continuation coverage which must be provided under a group health plan under COBRA, no Company Plan or International Plan provides, or would provide, any post-retirement or post-termination medical or death benefit to any Employee or former Employee.

            (c) Each Company Plan which is a "welfare plan," as defined in
Section 3(1) of ERISA, is either funded through insurance or is unfunded, and no such Company Plan has any reserves, assets, surplus or prepaid premiums. Except for loans granted under the Celite Corporation Retirement Savings 401(k) Plan, Celite Hourly Retirement Savings 401(k) Plan and the Harborlite Corporation Hourly 401(k) Plan, there are no outstanding loans between any Company Plan and any Employee or former Employee.

            (d) No ERISA Affiliate has incurred any liability or penalty under
Section 412 or 4971 of the Code or under Section 302 or Title IV of ERISA which arose in connection with a Company Plan, and which could, after the Closing Date, become an obligation of Purchaser, any of its Affiliates, or any member of the Minerals Group.

            (e) Each Company Plan which is intended to qualify under Section 401(a) of the Code does so qualify, and is covered by a favorable determination, opinion or notification letter from the IRS. Neither the Company nor any of the U.S. Companies has incurred any material liability under Title IV of ERISA which arose in connection with the termination of any Company Plan, and which could, after the Closing Date, become an obligation of Purchaser, any of its Affiliates or any member of the Minerals Group. Except as set forth on Schedule 3.15(e), the current value of the assets of each Company Plan which is subject to Title IV of ERISA or Section 412 of the Code exceeds the value of such Company Plan's "projected benefit obligation," as defined in Statement of Financial Accounting Standards No. 87 and determined on the basis of reasonable actuarial methods and assumptions.

            (f) Except as set forth on Schedule 3.15(f), no Employee of any of the U.S. Companies is, or while employed by one of the U.S. Companies has been, covered by any "multiemployer plan," as defined in Section 3(37) of ERISA, or by any Company Plan under which an employer other than such U.S. Company or an ERISA Affiliate makes contributions.

            (g) Except as set forth on Schedule 3.15(g), the consummation of the transactions contemplated by this Agreement will not (x) accelerate the time of payment, increase the vesting, or increase the amount of any compensation or benefits due under a Company Plan or International Plan to any Employee, (y) otherwise result in the receipt by any Employee located in the United States of an excess parachute payment within the meaning of Section 280G of the Code under any Company Plan, or (z) entitle any Employee to severance pay, termination indemnities, redundancy pay, unemployment compensation or any similar payment under any Company Plan or International Plan. Except as required by Applicable Law or as otherwise provided in any Employment Agreement or in any Collective Bargaining Agreement that is disclosed in Schedule 3.14 or except as otherwise disclosed in Schedule 3.15(g), none of the U.S. Companies or International Companies is (and following the Closing Date, Purchaser will not be) required, under any Company Plan or International Plan, to (x) continue to employ any of the Employees or any group of the Employees, or (y) continue to cover any of the Employees or any group of the Employees under any Company Plan or International Plan. The U.S. Companies are entitled to terminate any Company Plan at any time with respect to any of the Employees or any group of the Employees. Except as otherwise restricted under Applicable Law as disclosed on Schedule 3.15(g), each of the International Companies may terminate any International Plan at any time with respect to any of the Employees or group of Employees.

            (h) There is no arrangement or contract with any director, officer or independent contractor of any of the U.S. Companies or International Companies which requires any deferred compensation or benefit to be paid or provided to such individual following the termination of his or her service to such U.S. Company or International Company, as applicable.

            (i) Each International Plan and any Employee Benefit Plan required under Applicable Law to be separately established or maintained, or to which contributions must be made under Applicable Law solely, by the International Companies for any of their current or former employees, directors, officers, or consultants located primarily outside the United States required to be registered or approved under Applicable Law of a country other than the United States has been so registered or approved and has been maintained in good standing with applicable regulatory authorities in such country.

            (j) There are no unresolved claims or disputes under the terms or, or in connection with, any Company Plan or International Plan other than claims for benefits in the ordinary course. No litigation has been commenced with respect to any Company Plan or International Plan and, to the Knowledge of the Company, no such litigation is threatened.

            (k) The Seller has previously provided or made available to the Purchaser true and complete copies of: (i) the report dated July 15, 2004 by Aon Consultants as of January 1, 2004 of the Celite Hourly Retirement Plan (and with respect to such report, all future benefit increases that have been negotiated or promised are included in the calculation of the projected benefit obligation and net periodic pension expense); (ii) the report dated July 15, 2004 by Aon Consultants as of January 1, 2004 of the Celite Employees Retirement Plan; (iii) the report dated January 17, 2005 by Aon Consulting titled "Disclosure in the Company's Financial Statements as of December 31, 2004" showing results for all defined benefit retirement plans (including non-qualified plans); and (iv) the actuarial reports prepared by Aon Consulting as of January 1, 2004 and 2005 with respect to the SERP.

            3.16 Labor Relations.

            (a) Except as set forth in Schedules 3.14 and 3.16(a), no Employees who are employed by the U.S. Companies are represented by any labor organization, and, as of the date of this Agreement, no labor organization or group of Employees who are employed by the U.S. Companies has made a demand for recognition, has filed a petition seeking a representation proceeding or given any of the U.S. Companies notice of any intention to hold an election of a collective bargaining representative and no strike, work stoppage or labor disturbance exists or, to the Knowledge of the Company, is threatened which involves any Employees of the U.S. Companies.

            (b) The Collective Bargaining Agreements, and all amendments thereto including Memoranda of Understanding related to such Collective Bargaining Agreements, are in full force and effect in accordance with their terms and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default with respect to any of its obligations thereunder and, to the Knowledge of the Company, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. Except as set forth in Schedule 3.16(b), as of the date of this Agreement, (i) to the Knowledge of the Company, there are no existing violations of any Collective Bargaining Agreement, and (ii) there are no pending grievance proceedings or claims under any Collective Bargaining Agreement.

            (c) Except as set forth in Schedule 3.16(c), as of the date of this Agreement, there are no complaints or charges against any of the U.S. Companies filed or pending with any Governmental Entity which allege discrimination against any Employee or group of Employees who are employed by the U.S. Companies, and, to the Knowledge of the Company, no such complaints or charges are threatened.

            (d) Except as set forth in Schedule 3.16(d), hours worked by and payments made to Employees who are employed by the U.S. Companies have not been in violation of the federal Fair Labor Standards Act or any other applicable state or local law dealing with such matters.

            (e) Except as disclosed on Schedule 3.16(e), as of the date of this Agreement, no International Company is the subject of any material proceeding or grievance asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five (5) years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any International Company, except for any such
(i) proceeding or grievance, the outcome of which, or (ii) any labor strike, dispute, walkout, work stoppage, slow-down or lockout which, in the case of each of clauses (i) and (ii), has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The International Companies are in compliance in all respects with Applicable Law (whether applying to U.S. Employees or non-U.S. Employees) respecting employment and employment practices, terms and conditions of employment and wages and hours and collective bargaining, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (f) To the Knowledge of the Company, there are no pending Office of Federal Contract Compliance Programs compliance reviews or investigations, and there are no other pending United States Department of Labor or state department of labor compliance reviews or investigations.

            (g) Neither the Company nor any of its Subsidiaries is bound by any consent decree or settlement agreement with any Governmental Entity or any other Person relating to employment decisions or relations with Employees, independent contractors or applicants for employment that would reasonably be expected to, individually or in the aggregate, materially impair or interfere with the ability of the Minerals Group, taken as a whole, to conduct the Business substantially in the manner in which the Business is now being conducted.

            3.17 Real Property.

            (a) With regard to the U.S. Business:

            (i) Schedule 3.17(a)(i) sets forth a true and complete list and legal description of all the land (including patented mining claims, mineral rights only and surface rights only, except mineral rights of the type described in Section 3.19(a)(i) hereof) owned by the U.S. Company designated on such Schedule 3.17(a)(i) and, with respect to each parcel, briefly describes all improvements located thereon, the use of such parcel and/or improvements thereon in the operation of the U.S. Business, and certain other details as set forth in Schedule 3.17(a)(i) (all said land, claims, rights, and improvements thereon being collectively called the "U.S. Real Property"). Except as set forth in Schedule 3.17(a)(i), the applicable U.S. Company owns good and marketable fee simple title to such portion of the U.S. Real Property designated on Schedule 3.17(a)(i), including all mining claims and mineral rights appertaining thereto, free and clear of any Lien other than (x) Permitted Liens and (y) Liens that do not materially adversely affect either the use of such U.S. Real Property as currently used or as reserved for use or the value of such U.S. Real Property. If any of the U.S. Real Property is encumbered by a mortgage or deed of trust (as noted on Schedule 3.17(a)(i)), no notice has been received by any of the U.S. Companies from any mortgagee, or trustee or beneficiary thereunder, asserting that a default or breach exists thereunder, and, to the Knowledge of the Company, no default or breach exists thereunder and there has not occurred any event which with notice or lapse of time or both would constitute such a default or breach. With

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

      respect to the U.S. Real Property other than the real property located at Lompoc, California, which is addressed in the following sentence, there are no encroachments or projections of improvements located on any other property onto any part of such U.S. Real Property, nor do any improvements located on any part of such U.S. Real Property encroach or project upon other properties. With respect to the U.S. Real Property located at Lompoc, California, there are no material encroachments or projections of improvements located on any other property onto any part of such U.S. Real Property that would materially interfere with either the use of such U.S. Real Property as currently used or the value of such U.S. Real Property, nor do any improvements located on any part of such U.S. Real Property encroach or project upon other properties.

            (ii) Except as set forth in Schedule 3.17(a)(ii), there are no pending, or to the Knowledge of the Company, threatened, actions, suits or proceedings, including zoning, Tax, condemnation or similar proceedings, against or affecting the U.S. Real Property or any portion thereof, or relating to or arising out of the interest of any of the U.S. Companies in the U.S. Real Property or any portion thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau, agency, or other governmental instrumentality which, if decided adversely to the interests of such U.S. Company, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.17(a)(ii), to the Knowledge of the Company, no special assessment is pending or has been proposed against any portion of the U.S. Real Property.

            (iii) To the Knowledge of the Company, no portion of the U.S. Real Property is in violation of, or used or occupied in a manner in violation of, any building code, zoning ordinance, certificate of occupancy, or any other federal, state or municipal law, ordinance, order or regulation or statute applicable thereto, which violation would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, all of the U.S. Real Property used by any of the U.S. Companies or reserved for use by any of the U.S. Companies in connection with the U.S. Business conforms with the uses permitted by the applicable zoning ordinances (without benefit of the prior nonconforming use doctrine) or pursuant to an existing permanent variance, permit or exception to such ordinance in all instances except where the failure to so conform or the failure to have such variance, permit or exception would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (iv) Except as set forth on Schedule 3.17(a)(iv), to the Knowledge of the Company, the improvements situated on the U.S. Real Property which are necessary to operate the U.S. Business as currently conducted are structurally sound and in serviceable condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, SUCH IMPROVEMENTS ARE SOLD TO THE PURCHASER "WHERE IS" AND "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

            (v) Schedule 3.17(a)(v) sets forth a true and complete list of all material unrecorded licenses, leases, use agreements and understandings (in each case, whether oral or written) currently in effect and relating to the use or occupancy of the U.S. Real Property by others. Except as set forth in Schedule 3.17(a)(v), all such licenses, leases, use agreements and understandings are in full force and effect in accordance with their terms and neither any of the U.S. Companies nor, to the Knowledge of the Company, any other party thereto is in default with respect to any of its obligations thereunder, and to the Knowledge of the Company, there has not occurred any event which with notice or the lapse of time or both would constitute such default, and all such licenses, leases, use agreements and understandings are terminable on not more than six months prior written notice by the U.S. Company party thereto.

            (vi) Except as set forth in Schedule 3.17(a)(vi), the U.S. Companies have unrestricted legally enforceable access to and from railroad rights of way, public highways, roads or streets sufficient to permit the conduct of the U.S. Business as currently conducted on the U.S. Real Property, and to the Knowledge of the Company, there is no currently existing fact or condition which would result in the interference with or termination of such access.

            (vii) Except as set forth in Schedule 3.17(a)(vii), to the Knowledge of the Company (x) no portion of the U.S. Real Property has ever been used as a cemetery or Indian burial grounds; (y) none of the U.S. Companies has received any written notice that there are any endangered or threatened species of animal or plant which at any time during the past five (5) years have lived on any of the U.S. Real Property; and (z) none of the U.S. Companies has received any written notice that any portion of the U.S. Real Property is a "wetland," as that term is used under any Federal law, rule or regulation or under any state or local law, rule or regulation applicable in the state and locality in which the U.S. Real Property is situated.

            (viii) All public utilities required for the present activities of the U.S. Business on the U.S. Real Property connect into the U.S. Real Property or are available to the U.S. Real Property at the boundaries thereof.

            (ix) Except as set forth in Schedule 3.17(a)(ix), no Person has any option to purchase, or right of first refusal with respect to, any material portion of the U.S. Real Property, or is party to any agreement which, under any circumstances, could become such an option or right of first refusal. Schedule 3.17(a)(ix) contains a list of all options to purchase or acquire any interest in real property, or rights of first refusal with respect to any interest in real property (including any interest which, upon acquisition, would be a Leasehold Interest), which options or rights of first refusal are held by the U.S. Companies. With respect to each such option or right of first refusal so listed on
      Schedule 3.17(a)(ix), said Schedule includes the legal description of the land as to which there is an option or right of first refusal and a brief description of any improvements thereon.

            (b) With regard to the International Business:

            (i) Schedule 3.17(b)(i) attached hereto sets forth a true and complete list of all the real property (including patented mining claims, mineral rights only and surface rights only, except mineral rights of the type described in Section 3.19(b)(i) hereof) owned by the International Companies (collectively, the "International Real Property") and, with respect to each element thereof, identifies the applicable International Company that owns such element, and also describes the use of such parcel and/or improvements thereon, and certain other details as set forth in
      Schedule 3.17(b)(i). Except as set forth in Schedule 3.17(b)(i), the applicable International Company owns good and marketable title to, and is the beneficial owner of, each element of International Real Property it owns, including all mineral rights appertaining thereto, free and clear of any Lien other than Permitted Liens.

            (ii) Except as set forth in Schedule 3.17(b)(ii), there are no pending, or, to the Knowledge of the Company, threatened, actions, suits or proceedings, including Tax, zoning, condemnation or similar proceedings, against or affecting the International Real Property or any portion thereof, or relating to or arising out of the interest of any of the International Companies in the International Real Property or any portion thereof, in any court or before or by any governmental department, commission, board, bureau, agency, or other governmental instrumentality which, if decided contrary to the interests of such International Company, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (iii) The International Real Property listed in Schedule 3.17(b)(i) includes each element of International Real Property on which mining or quarrying operations are conducted or on which diatomaceous earth or perlite deposits have been identified. Except as set forth in Schedule 3.17(b)(iii), the applicable International Company has rights to use such element of International Real Property freely and without limitation for mining or quarrying of diatomaceous earth or perlite deposits.

            (iv) Except as set forth in Schedule 3.17(b)(iv), the applicable International Company has unrestricted legally enforceable access to and from railroad rights of way, public highways, roads or streets sufficient to permit the exploitation of diatomaceous earth and perlite, as appropriate, as currently exploited or reserved for exploitation, on the International Real Property and the processing thereof, and, to the Knowledge of the Company, there is no currently existing fact or condition which would result in the interference with or termination of such access.

            (v) Except as set forth in Schedule 3.17(b)(v), to the Knowledge of the Company, no portion of the International Real Property is in violation of, or used or occupied in a manner in violation of, any existing or, to the Knowledge of the Company, proposed building code, planning or land-use law or regulation, certificate of occupancy or other law, ordinance, order or regulation or statute applicable thereto, which violation would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, all of the International Real Property used or reserved for use by any of the International

      Companies in connection with the International Business conforms with the uses permitted by the applicable zoning ordinances (without benefit of the prior nonconforming use doctrine) or pursuant to an existing permanent variance, permit or exception to such ordinance in all instances except where the failure to so conform or the failure to have such variance, permit or exception would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (vi) To the Knowledge of the Company, the improvements situated on the International Real Property which are necessary to operate the International Business as currently conducted are structurally sound and in serviceable condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, SUCH IMPROVEMENTS ARE SOLD TO THE PURCHASER "WHERE IS" AND "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

            (vii) Except as set forth in Schedule 3.17(b)(vii), to the Knowledge of the Company, (x) no portion of the International Real Property has ever been used as a cemetery; and (y) none of the International Companies has received any written notice that there are any endangered or threatened species of animal or plant which at any time during the past five (5) years have lived on any of the International Real Property.

            (viii) Except as set forth in Schedule 3.17(b)(viii), to the Knowledge of the Company, during the past five (5) years there has been no complaint, whether oral or written, from any Governmental Entity, individual, corporation, partnership or other entity, concerning any actual, proposed, threatened or imagined activity on any of the International Real Property, which, if decided contrary to the interests of the International Companies, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (ix) Except as set forth in Schedule 3.17(b)(ix), no Person has any option to purchase, or right of first refusal with respect to, any material portion of the International Real Property, or is party to any agreement which, under any circumstances, could become such an option or right of first refusal. Schedule 3.17(b)(ix) contains a list of all options to purchase or acquire any interest in real property, or rights of first refusal with respect to any interest in real property (including any interest which, upon acquisition, would be a Leasehold Interest), which options or rights of first refusal are held by the International Companies.

                  3.18 Leasehold Interests.

            (a) Schedule 3.18(a) sets forth a true and complete list of all material leases, subleases, rental or other occupancy agreements relating to any real property and any rights to use or occupy real property, or rights or interests therein, held by the Company or any of its Subsidiaries as lessee or sublessee (in each case, whether recorded or unrecorded) and used or held for use in or relating to the Business and, with respect to each such lease, sublease, rental or other occupancy or use agreement, briefly describes the use of such interest in the operation of the Business, any leased reserves, and certain other details as set forth in Schedule 3.18(a) (the "Leasehold Interests"). All of the Leasehold Interests are in full force and effect in accordance with their terms and neither the applicable lessee or sublessee, nor, to the Knowledge of the Company, any other party thereto is in default or breach with respect to any of its obligations thereunder and there has not occurred any event which, with notice or lapse of time or both, would constitute such default or breach. All payments required under all Leasehold Interests, including all rents, royalties, taxes, maintenance or concession fees, annual filings, and additional rents have been made in accordance with the terms of the applicable lease or use agreement, as required by such Governmental Authority, or as required by the grantor of such concession. For all Leasehold Interests relating to mining rights that are not actively mined, such right to mine has not been terminated, expired or forfeited, except for such terminations, expirations or forfeitures which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice that there are any underlying mortgages or deeds of trust affecting any leased real property and having priority over the Leasehold Interest, or rights or interests therein, used by the Company. The Company is in full use or possession of the real property or portion thereof subject to the Leasehold Interests, or rights or interests granted therein. To the Knowledge of the Company, the Company is not using any real property or interest therein subject to a Leasehold Interest in violation of any Applicable Law.

            (b) With regard to Leasehold Interests held by any of the U.S. Companies as lessee or sublessee, the representations and warranties set forth in Sections 3.17(a)(ii), 3.17(a)(iii), 3.17(a)(iv), 3.17(a)(vi), 3.17(a)(vii)
and 3.17(a)(viii) shall be deemed to apply to the real property, or interests granted therein, which is the subject of such Leasehold Interest; provided, however, that for this purpose the representations made in Section 3.17(a)(vi) and 3.17(a)(viii) shall be limited to the Knowledge of the Company.

            (c) With regard to Leasehold Interests held by any of the International Companies as lessee or sublessee, the representation and warranties contained in Sections 3.17(b)(ii), 3.17(b)(iv), 3.17(b)(v), 3.17(b)(vi) and 3.17(b)(vii) shall be deemed to apply to the real property, or interests granted therein, which is the subject of such Leasehold Interest; provided, however, that for this purpose the representations made in Section 3.17(b)(iv) shall be limited to the Knowledge of the Company.

                  3.19 Mining Claims, Surface Rights and Water Rights.

            (a) With respect to the U.S. Business:

            (i) Schedule 3.19(a)(i) sets forth a true and complete list of all unpatented mining claims located and held by any of the U.S. Companies under the Mining Law of 1872, as amended (30 U.S.C. Section 21 et seq.) (the "Mining Law of 1872") which relate to the Business (the "Unpatented Mining Claims").

            (ii) With respect to Unpatented Mining Claims, subject only to the paramount title of the United States, to the Knowledge of the Company: (1) the unpatented mining claims were laid out and monumented consistent with industry practices on federal lands which were open to entry under the Mining Law of 1872 at the time of location; (2) location notices and certificates were properly recorded and filed with appropriate Governmental Authorities; (3) affidavits of assessment work, notices of intent to hold, or verified reports were timely and duly recorded and filed with appropriate agencies for each of the Unpatented Mining Claims for each year, through the year ended December 31, 2004, in which such affidavit, notice or report was required to be filed; (4) the work and expenditures described in said affidavits, notices and reports were in fact made and performed in a good faith effort to satisfy assessment work requirements; (5) except as set forth in Schedule 3.19(a)(ii), the Unpatented Mining Claims are free and clear of Liens, production royalties, advance royalties, rents, bonuses or bonus payments or finder's fees in favor of any party; (6) to the Knowledge of the Company, there are no material conflicting claims or activities or possession by third parties in anticipation of such claims, except as set forth in Schedule 3.19(a)(ii); and (7) the Company has located each such Unpatented Mining Claim in the good faith expectation of discovering valuable minerals. The Company has made available to the Purchaser copies of all filings made as described in this Section 3.19(a)(ii).

            (iii) Where ownership of Unpatented Mining Claims by one of the U.S. Companies does not provide it with surface rights of ingress and egress and use of the surface of such mining claims for mining and related purposes, such U.S. Company has valid and enforceable agreements with the owners of such surface rights permitting it access to such claims for mining and related purposes to the extent set forth in Schedule 3.19(a)(iii), and such U.S. Company is not in default with respect to any of its obligations thereunder and, to the Knowledge of the Company, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. The agreements set forth in Schedule 3.19(a)(iii) by their terms do not require compensation to the surface owner other than for damage to crops, improvements or pasture land.

            (b) With regard to the International Business:

            (i) Schedule 3.19(b)(i) hereto sets forth a true and complete list of all rights to extract minerals from properties that are not owned in fee by any of the International Companies or are leased by any of the International Companies from third parties which relate to the International Business.

            (ii) With respect to mining claims that are included in Schedule 3.19(b)(i), title to same is good and marketable in such International Company and, except as stated in Schedule 3.19(b)(ii), subject to no material defects, liens, claims, charges and encumbrances, production royalties, advance royalties, rents, bonuses or bonus payments or finder's fees in favor of any party not disclosed in Schedule 3.19(b)(i).

            (iii) If any of the mining claims listed in Schedule 3.19(b)(i) are held by an International Company under lease from any third party, the interests of such International Company in such mining claims shall be deemed Leasehold Interests subject to Section 3.18 above.

            (iv) Where the ownership of mining claims by one of the International Companies does not provide it with surface rights of ingress and egress and use of the surface of such mining claims for mining and related purposes, such International Company has valid and enforceable agreements with the owners of such surface rights permitting it access to such claims for mining and related purposes to the extent set forth in
      Schedule 3.19(b)(iv), and such International Company is not in default with respect to any of its obligations thereunder and, to the Knowledge of the Company, there has not occurred any event which, with notice or lapse of time or both, would constitute such default.

            (v) The list of mining claims in Schedule 3.19(b)(i) shall be deemed to include, whether or not specifically described therein, all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, wells and well rights or permits appurtenant to such mining claims that are owned, held or used by any of the International Companies on such mining claims or in connection with operations related to such mining claims.

            3.20 Title to Assets. Except as set forth in Schedule 3.20, as of the date of the Latest Balance Sheet, the Company and its Subsidiaries had good and legal title to all of the Properties and assets reflected as Properties and assets owned by the Company or any of its Subsidiaries in the Latest Balance Sheet, free and clear of all Liens other than (x) the Credit Agreement Lien, (y) other Permitted Liens and (z) other Liens that did not (and do not) materially adversely affect the use or value of such Properties and assets.

                  3.21 Condition and Sufficiency of Assets. Except as set forth in Schedule 3.21, the facilities, machinery, furniture and equipment which are necessary to operate the Business as currently conducted are in operating condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance. The Company, the Subsidiaries of the Company and the Joint Ventures, taken as a whole, possess all assets and rights necessary to carry on the Business in all material respects as currently conducted. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TANGIBLE ASSETS OWNED BY THE COMPANY AND ITS SUBSIDIARIES ARE SOLD TO THE PURCHASER "WHERE IS" AND "AS IS" WITHOUT IMPLIED WARRANTY OR MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

                  3.22 Intellectual Property. Except as set forth in Schedule
3.22 (which Schedule includes all related patents and patent applications owned by the Company or any of its Subsidiaries claiming priority to those listed on such Schedule), neither the Company nor any of its Subsidiaries owns any patent or patent application relating to any product which it sells or to any process used in the manufacture of any such product, nor has any license under any patent been granted to the Company or any of its Subsidiaries relating to any such product or any such process, and, to the Knowledge of the Company, there is no United States patent or patent application (except for those listed in Schedule 3.22) which would cover any such product or any such process, and neither the Company nor any of its Subsidiaries owns any registered copyright, registered trademark or trade name, nor has any license to use any registered copyright, registered trademark or trade name been granted to the Company or any of its Subsidiaries. Except as set forth in Schedule 3.22, the Company and its Subsidiaries own or have the right to use all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights (collectively, the "Proprietary Rights") necessary to conduct the Business in the manner in which it has heretofore been conducted, except where the failure to have such Proprietary Rights, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect. Except as set forth in
Schedule 3.22, to the Knowledge of the Company, there is no claim, nor is there a basis for any claim, that the Company or any of its Subsidiaries has infringed any proprietary right of any other Person.

                  3.23 Joint Venture Interests.

            (a) Schedule 3.23 sets forth a true and correct list of all of the interests of the Joint Venture Parent Companies in the Joint Ventures. Schedule
3.23 also sets forth the jurisdiction in which each of the Joint Ventures is incorporated or organized. Each of the Joint Ventures is duly licensed or qualified to do business in each jurisdiction in which the ownership of its Properties or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (b) Except as set forth in the Joint Venture Agreements or on
Schedule 3.23, no other class of equity securities, preferred stock, bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind of any of the Joint Ventures is authorized, issued or outstanding. The equity interests in the Joint Ventures held by the Subsidiaries of the Company that hold such interests have been duly authorized, validly issued and fully paid. As of the date of this Agreement, the equity interests in the Joint Ventures held by the Subsidiaries of the Company that hold such interests are held free and clear of any Lien.

            (c) The Joint Ventures have not issued any securities in violation of any preemptive or similar rights. Except as set forth in the Joint Venture Agreements, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or evidence of indebtedness for borrowed money of any of the Joint Ventures. Except as set forth in the Joint Venture Agreements, neither the Company nor any of the Subsidiaries holding an equity interest in a Joint Venture is a party to any agreement with a third party (other than the Company or another Subsidiary of the Company) which places any restriction upon, or which creates any voting trust, proxy, or other agreement or understanding with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on the equity interests in the Joint Ventures held by the Subsidiaries of the Company that hold such interests. Except as set forth in the Joint Venture Agreements, there are no restrictions upon, or voting trusts, proxies, or other agreements or understandings with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any equity interest in the Joint Ventures held by the Subsidiaries of the Company that hold such interests.

                  3.24 Company Insurance Policies.

            Schedule 3.24 sets forth a complete and accurate list of all material policies of insurance which have been maintained by the Company or by any of the Subsidiaries of the Company since August 1, 1991 (collectively, the "Company Insurance Policies"). Prior to the date of this Agreement, true and correct copies of the Company Insurance Policies have been delivered to the Purchaser. With regard to each of the Company Insurance Policies, (i) all required payments of premium have been made, (ii) no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries, and (iii) no releases have been granted to any of the insurers under the Company Insurance Policies. Except as set forth in Schedule 3.24, since December 31, 2004 there has been no material increase in premiums under the Company Insurance Policies. There is no pending material dispute between the Company or any Subsidiary of the Company, on one hand, and any insurer, on the other hand, with respect to any of the Company Insurance Policies concerning any matter, including coverage or the amount of an insurable loss. Schedule 3.24 sets forth a list of all claims for coverage in respect of Products Liability Claims which have been formally submitted by the Company and its Subsidiaries to insurers under the Company Insurance Policies for coverage, and, as of the date of this Agreement, except as set forth in Schedule 3.24, no written denial of coverage for any Products Liability Claim set forth in Schedule 3.24 has been received by the Company or any of its Subsidiaries from any insurer under the Company Insurance Policies.

                  3.25 Certain Contracts.

            (a) Schedule 3.25(a) sets forth a true and complete list of all of the following Contracts (other than Company Plans and International Plans and other than Collective Bargaining Agreements) in effect as of the date of this Agreement to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which any of the Properties or assets of the Company or any of its Subsidiaries or Joint Ventures is bound (collectively, the "Material Contracts"):

            (i) any consulting Contract involving payment of more than $250,000 annually, and any other Contract for services, other than Contracts relating to energy and utilities, involving payment of more than $1,000,000 annually;

            (ii) any Contract for services relating to energy and utilities involving payment of more than $1,000,000 annually;

            (iii) any Contract of purchase or sale (including Contracts with distributors) involving an amount exceeding $1,000,000 annually, except for Contracts relating to the purchase or sale of inventory;

            (iv) any loan agreement or other instrument, other than the Credit Agreement, evidencing Indebtedness other than Indebtedness which is Permitted Debt;

            (v) any stand-by letter of credit, guarantee or performance bond involving an amount exceeding $250,000;

            (vi) any Contract or agreement restricting the freedom or ability of the Company or any of its Subsidiaries or Joint Ventures to engage in any line of business or to engage in business in any geographical area anywhere in the world;

            (vii) all written Contracts with any direct customer of the Business which, for the year ended December 31, 2004, was included among the twenty largest direct customers of the Business and, in the case of direct customers among the twenty largest direct customers of the Business for the year ended December 31, 2004 who do not have written Contracts, a written description of the terms and conditions of the arrangements with such direct customers (such written Contracts and descriptions, collectively, the "Customer Contracts");

            (viii) any material Contract that cannot be terminated with less than six (6) months' notice of termination;

            (ix) any Contract the termination of which would require payment of a termination fee or penalty in an amount exceeding $250,000;

            (x) any material Contract that contains an exclusivity period with a duration of more than one year;

            (xi) the Joint Venture Agreements;

            (xii) the Oracle Contract; and

            (xiii) any other Contract which is material to the Business.

            Prior to the date of this Agreement, copies of each of the Material Contracts which is a written Contract, together with copies of all amendments thereto, have been made available to the Purchaser. Schedule 3.25(a) includes a brief description of the terms of each Material Contract which is not a written Contract.

            (b) Neither the Company nor any of its Subsidiaries or Joint Ventures is in default in any material respect under any Material Contract. To the Knowledge of the Company, there is no default in any material respect, and there is no basis for a claim of such default, under any Material Contract by any party to such Material Contract.

            (c) Except as set forth in Schedule 3.25(c), no Material Contract includes any change of control provision or requires any Consent by any third party for the consummation of the transactions contemplated by this Agreement.

            (d) Each of the Material Contracts is a valid and binding obligation of the Company and/or its Subsidiaries or Joint Ventures party thereto and, to the Knowledge of the Company, is a valid and binding obligation of each other Person party thereto, and is in full force and effect enforceable against the parties thereto in accordance with its terms.

                  3.26 Compliance with Applicable Law. The Company and its Subsidiaries hold all Permits with and under Applicable Law which are required to carry on the Business as presently conducted, except for such Permits the absence of which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect (the "Company Approvals"). All Company Approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened. Except as set forth in
Schedule 3.26 or Schedule 3.29, the Company and its Subsidiaries or Joint Ventures are conducting the Business in compliance with all Applicable Laws except where the failure to so comply would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, except for violations of Environmental Laws which are either set forth on Schedule 3.29 or, pursuant to the provisions of Section 3.29, not required to be included on Schedule 3.29, and except as set forth in
Schedule 3.26, neither the Company nor any of the Subsidiaries of the Company has received any written notice since January 1, 2004 alleging that it is in violation of any Applicable Law.

                  3.27 Litigation.

            (a) Except with regard to Products Liability Claims, as to which no representation and warranty is made other than that set forth in Section 3.28,
Schedule 3.27(a) lists all claims, actions, suits, proceedings or investigations which, as of the date of this Agreement, are pending or, to the Knowledge of the Company, threatened against any member of the Minerals Group that, if determined adversely to the interests of the Minerals Group, would be reasonably likely to
(x) result in Losses in excess of $250,000 or (y) materially impair or interfere with the ability of the Minerals Group, taken as a whole, to conduct the Business substantially in the manner in which the Business is now being conducted.

            (b) Except with regard to Products Liability Claims, as to which no representation and warranty is made other than that set forth in Section 3.28, and except as set forth in Schedule 3.27(a) or Schedule 3.27(b), there are no claims, actions, suits, proceedings or, to the Knowledge of the Company, investigations pending against any member of the Minerals Group that, if decided adversely to the interests of the Minerals Group, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (c) Except as set forth in Schedule 3.27(c), the Company and its Subsidiaries are not subject to any outstanding order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, assessment, or other decision entered, issued, made or rendered by any Governmental Entity or by an arbitrator that would be reasonably expected to, individually or in the aggregate, materially impair or interfere with the ability of the Minerals Group, taken as a whole, to conduct the Business substantially in the manner in which the Business is now being conducted.

                  3.28 Warranties and Product Liability.

            (a) Schedule 3.28(a) lists (i) the standard printed warranty used in connection with the sale of products manufactured or sold by the Business; (ii) the customer indemnity form offered in the Business; and (iii) the aggregate value of all credits issued and/or payments made to customers during the period from January 1, 2004 to March 31, 2005 in respect of product quality or performance defects.

            (b) Except as set forth in Schedule 3.28(b), as of the date of this Agreement, there are no actions, suits, inquiries, proceedings or, to the Knowledge of the Company, investigations by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened, which relate to the alleged hazardous or toxic nature of any product alleged to have been manufactured or sold by the Company or any of the Subsidiaries of the Company.

                  3.29 Environmental Matters.

            (a) Schedule 3.29(a) sets forth a true and complete list of all Environmental Approvals required to carry on the Business as presently conducted except for Environmental Approvals the absence of which would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. All such Environmental Approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened.

            (b) Except as set forth in Schedule 3.29(b), the Company and its Subsidiaries are and have been conducting the Business and operating the U.S. Real Property and the International Real Property in compliance with all applicable Environmental Approvals and Environmental Laws except where the failure to so comply would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.29(b), neither the Company nor any of its Subsidiaries has received any written notice asserting that it or any condition or circumstance at any of the U.S. Real Property or the International Real Property is or was in violation of any Environmental Law except for such violations that (i) have been cured and any related Environmental Claims resolved or (ii) would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (c) Except as set forth in Schedule 3.29(c), (i) there are no Environmental Claims pending and, since April 1, 2000, no Environmental Claim has been pending, by or against the Company or any of its Subsidiaries under any Environmental Law, and (ii) to the Knowledge of the Company, no such Environmental Claim is threatened, which, in the case of each of clauses (i) and (ii), if decided adversely to the Company's interests, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.29(c), neither the Company nor any of its Subsidiaries is subject to any outstanding order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, assessment or other decision entered, issued, made or rendered by any Governmental Entity under any Environmental Law that would be reasonably expected to, individually or in the aggregate, materially impair or interfere with the ability of the Minerals Group, taken as a whole, to conduct the Business substantially in the manner in which the Business is now being conducted.

            (d) Except as set forth in Schedule 3.29(d), and except as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance on, at, in, from or beneath any of the U.S. Real Property or the International Real Property, except for such Releases which are in compliance with Environmental Approvals. Except as set forth in Schedule 3.29(d), to the Knowledge of the Company, no Hazardous Substances are present on, at, in, from or beneath any of the U.S. Real Property or the International Real Property (i) that require notification or reporting to a Governmental Entity or investigation, removal, remediation, or cleanup under Environmental Law, or (ii) that have given rise or would reasonably be expected to give rise to an Environmental Claim against the Company or any of its Subsidiaries which, in the case of each of clauses (i) and (ii), if decided adversely to the Company's interests, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (e) Except as set forth in Schedule 3.29(e), none of the U.S. Companies or International Companies (i) has transported, treated or disposed of, nor has any of them arranged for the transport, treatment or disposal of, any Hazardous Substance to or at any location listed on the CERCLA National Priorities List, or on any similar U.S. state list of sites requiring investigation or cleanup, or (ii) has received written notice prior to the date of this Agreement from any Governmental Entity or Person that it is or may be potentially liable for the cleanup of any site under CERCLA or any similar law. Except as set forth in Schedule 3.29(e), to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any predecessor of the Company or any of the Subsidiaries of the Company has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any location at, from, in, to, on or under which a Release of Hazardous Substances has occurred that has given rise or would reasonably be expected to give rise to an Environmental Claim against the Company or any of its Subsidiaries which, if decided adversely to the Company's interests, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

            (f) To the Knowledge of the Company, and except as set forth on
Schedule 3.29(f), there are no underground storage tanks located on any of the U.S. Real Property or the International Real Property, and all underground storage tanks removed by the Company or any of its subsidiaries from the U.S. Real Property or the International Real Property were removed in material compliance with all Environmental Laws in effect at the time of such removal.

            (g) To the Knowledge of the Company, Schedule 3.29(g) contains a true, complete and accurate listing of all environmental site assessments and other environmental data, reports and studies conducted by, at the expense of, or on behalf of the Company or any of its Subsidiaries and relating to real property owned by the Company or by a Subsidiary of the Company or to the Business or that are otherwise in the Seller's possession.

            (h) Except for liabilities and obligations assumed pursuant to the terms of the Leasehold Interests set forth in Schedule 3.18(a) and except as set forth in Schedule 3.29(h), (i) neither the Company nor any of its Subsidiaries has entered into any written agreement with any Governmental Entity or with any other Person whereby it has assumed responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed any such liability or obligation by operation of law, except, in the case of clause (ii), for such liabilities and obligations the performance of which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                  3.30 Transactions with Affiliates. Schedule 3.30 sets forth
(a) a list of all transactions between the Company or any other member of the Minerals Group, on the one hand, and the Seller or a Subsidiary of the Seller (other than the Company or any other member of the Minerals Group), on the other hand, since January 1, 2005; (b) a list of all material assets, Properties and services of the Company or any other member of the Minerals Group used by the Seller or a Subsidiary of the Seller (other than the Company or any other member of the Minerals Group), or vice versa, at any time since January 1, 2005; and
(c) a list of all Contracts (such Contracts, the "Affiliate Agreements") between the Company or any other member of the Minerals Group, on the one hand, and the Seller or a Subsidiary of the Seller (other than the Company or any other member of the Minerals Group), on the other hand.

                  3.31 No Brokers. Except for HAAS Capital, LLC, no broker, finder or investment banker (an "Investment Broker") acting on behalf of the Seller, the Company or any of its Subsidiaries is or will be entitled to any brokerage, finder's or other fee, compensation or commission from the Seller, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the "Seller's Fee"). The Seller will be solely responsible for all fees and other payments to HAAS Capital, LLC, in connection with the transactions contemplated by this Agreement.

                  3.32 Related Party Transactions. Except as set forth in
Schedule 3.32, and except for shares of International Companies which are owned by Employees, neither the Company nor any Subsidiary of the Company is a party to any transaction (other than employee compensation and other agreements related to employment) and none is now proposed with any Person who is a director, officer or employee of the Company or any Subsidiary of the Company, or with the Seller or any Subsidiary of Seller (other than the Company or a Subsidiary of the Company).

                  3.33 Accounting Practices. The books and records of the Company and the Subsidiaries of the Company are complete and accurate in all material respects.


                  3.34 Seller Umbrella Policies. Prior to the date of this Agreement, true and correct copies of the Seller Umbrella Policies have been delivered to the Purchaser. With regard to each of the Seller Umbrella Policies,
(i) all required payments of premium have been made and (ii) no written notice of cancellation or termination has been received by the Seller. Except as set forth in Schedule 3.34, no payments have been made under the Seller Umbrella Policies, and no releases have been granted to insurers under the Seller Umbrella Policies, which would cause less than $30,000,000 of coverage to be available for any Seller Umbrella Policy period. There is no pending material dispute between the Seller, on the one hand, and any insurer, on the other hand, with respect to any matter, including coverage or the amount of an insurable loss. Schedule 3.34 sets forth a list of all claims for coverage in respect of Products Liability Claims which have been formally submitted to insurers under the Seller Umbrella Policies for coverage, and, as of the date of this Agreement, no written denial of coverage for any Products Liability Claim set forth in Schedule 3.34 has been received by the Seller from any insurer under the Seller Umbrella Policies.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser hereby represents and warrants to the Seller as follows:

                  4.1 Organization of the Purchaser. The Purchaser is a wholly-owned Subsidiary of the Parent. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  4.2 Authorization, Validity and Enforceability. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  4.3 No Conflicts. Assuming compliance with the matters referred to in Section 4.4 below, the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) (a) the certificate of incorporation, bylaws or other charter or organizational documents of the Purchaser, (b) any material Contract to which the Purchaser is a party or by or to which it or its assets or Properties may be bound or subject, or (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation, other than, in the case of each of (b) and (c), any such terms that would not be reasonably likely to, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                  4.4 Consents and Approvals. Except for compliance with (i) the applicable requirements of the HSR Act, (ii) any other applicable requirements of foreign antitrust, competition, trade regulation or investment laws, and
(iii) any applicable environmental transfer statutes, no Consent of any Governmental Entity or any other Person is required to be obtained, made or given by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, except for Consents which, if not obtained or made, would not be reasonably likely to, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                  4.5 Investment Intent. The Shares will be acquired by the Purchaser or its designated Affiliate for its own account without a view to a distribution or resale thereof, it being understood that the Purchaser or its designated Affiliate shall have the right to sell or otherwise dispose of any of the Shares pursuant to a registration or an exemption therefrom under the Securities Act, and any applicable state securities laws.

                  4.6 Financing. On the Transfer Date, the Purchaser will cause its Affiliates to have sufficient funds to pay the purchase price for the International Companies as provided in the International Agreements. At the Closing, the Purchaser will, or will cause its relevant Affiliate to, have sufficient funds to pay the Purchase Price for the Shares.

                  4.7 No Brokers. Except for Credit Suisse First Boston (Europe) Limited, no Investment Broker acting on behalf of the Purchaser is or will be entitled to any brokerage, finder's or other fee, compensation or commission from the Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser's Fee"). The Purchaser shall be solely responsible for all fees and other payments to Credit Suisse First Boston (Europe) Limited in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V.

                                   COVENANTS

                  5.1 Conduct of Business Pending the Closing.

            (a) From the date hereof until the Closing, except as otherwise required or permitted under this Agreement or the International Agreements or to the extent otherwise consented to by the Purchaser in writing, the Minerals Group will operate the Business, including payment of notes and accounts payable and efforts to collect notes and accounts receivable, in the ordinary course of business consistent with past practice. From the date hereof until the Closing, except as otherwise required or permitted under this Agreement or the International Agreements, and except for transactions occurring wholly between and among members of the Minerals Group (other than transactions with the Joint Ventures), without the prior written consent of Purchaser (which consent will not be unreasonably conditioned, withheld or delayed), neither the Company nor any of its Subsidiaries or Joint Ventures shall:

            (i) except for borrowings of Permitted Debt (x) necessary to operate the Business in the ordinary course of business consistent with past practice or (y) made in connection with Approved Investments, and except for issuances of Option Shares upon exercise of Company Options, issue or sell, or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, call, rights to purchase or otherwise) any stock of any class or series or any other equity interest, or any bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind;

            (ii) materially write down or materially write up the value of any inventory, except for write-downs, write-ups and write-offs in the ordinary course of business consistent with past practice;

            (iii) (A) cancel or compromise any material claim, or (B) waive any other right of substantial value, or provide a discount from a previously invoiced amount to any one customer in an amount in excess of $250,000, or sell, transfer or otherwise dispose of any individual Property or asset used in the Business having a book value, or disposed of for an amount, in either case in excess of $250,000, except, in the case of each of clauses
      (A) and (B), in the ordinary course of business consistent with past practice (including sales of inventory);

            (iv) dispose of or permit to lapse any patent, application for patent, trademark, application for trademark, assumed name, servicemark, application for servicemark, trade name, copyright, application for copyright or license material to the operation of the Business, or dispose of or disclose to any Person (other than the Purchaser and its Representatives) any trade secret, formula, process or know-how material to the operation of the Business, except in each case in the ordinary course of business consistent with past practice;

            (v) grant any general uniform increase in the compensation of Employees (including any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation (including bonus) payable or to become payable to any officer or Employee, except in accordance with its customary and existing compensation policies;

            (vi) hire any employee with an annual base salary in excess of $150,000, or, hire any employee with special benefit or incentive programs outside of the ordinary course of business or not of general applicability or with a severance agreement that could result in a severance payment to such employee in excess or one year of such employee's base salary; provided, however, that for purposes of this

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

      clause (vi), relocation payments made to newly hired employees shall not be deemed to be a special benefit or incentive programs;

            (vii) except as required by GAAP, made any change in its accounting methods or practices;

            (viii) except as required by Applicable Law or by any Governmental Entity, and except as contemplated by Section 5.11 hereof or by Exhibit B hereto, take any action to establish or to amend in any material respect any Company Plan or International Plan or any Collective Bargaining Agreement;

            (ix) make or authorize (A) any investment other than in the ordinary course of business consistent with past practice in an amount (including the amount of any Indebtedness incurred or Liability assumed) which exceeds $250,000 individually or $1,000,000 in the aggregate or (B) any capital expenditures not provided for in the 2005 Capital Expenditure Plan approved by the Board of Directors of World Minerals in January 2005, except in the case of clause (A) for a loan to or an equity investment in a Joint Venture (which equity investment increases the Minerals Group equity ownership in such Joint Venture) in an amount which does not exceed $1,000,000 in the aggregate, provided that the Seller determines and notifies the Purchaser that alternative third party financing is not reasonably available, and except in the case of each of clauses (A) and
      (B) for Approved Investments;

            (x) make any purchase of inventory other than in the ordinary course of business consistent with past practice;

            (xi) agree to incur any obligation or liability (absolute or contingent) in respect of the Business except in the ordinary course of business consistent with past practice and except for borrowings under the Credit Agreement, Approved Investments and investments and capital expenditures permitted under clause (ix) above;

            (xii) mortgage, encumber by deed of trust, pledge or incur any Lien, charge or other encumbrance with respect to any of the material Properties or assets of the Business, except in the ordinary course of business consistent with past practice and except for the Credit Agreement Lien;

            (xiii) fail to perform all of its obligations under, default under or terminate (other than on the stated expiration date) any Material Contract, except in the ordinary course of business consistent with past practice (it being understood and agreed by the parties that disputes and warranty claims arising under Customer Contracts which are dealt with in the ordinary course of business shall not be considered failures to perform or defaults under Material Contracts);

            (xiv) amend, terminate or waive any material Permit with respect to the Business;

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

            (xv) permanently close, permanently downsize or permanently stop operations at any industrial site;

            (xvi) commit to move the existing Milan facility of World Minerals Italia S.r.l. or secure any site for its potential future relocation;

            (xvii) except for Approved Investments, make a binding commitment to acquire any company or any business;

            (xviii) make any cash contribution to the SERP or to any Company Plan or any International Plan, except for cash contributions required to be made before Closing by Applicable Law;

            (xix) settle or make any settlement payment (other than in respect of a settlement entered into prior to the date of this Agreement) in respect of any of the matters set forth on Schedule 3.27(a);

            (xx) enter into any new Contract that would be a Material Contract as defined herein;

            (xxi) purchase any new insurance policy or amend or terminate any Company Insurance Policy, except for replacements or renewals of existing Company Insurance Policies under substantially the same terms and conditions (including comparable amount of premiums);

            (xxii) except as contemplated by Section 5.11 hereof or by Exhibit B hereto, enter into any Contract with any of its Affiliates or any director, officer, or shareholder of the Company or any of its Affiliates; or

            (xxiii) agree, whether in writing or otherwise, to take any of the actions set forth in this Section 5.1(a).

            (b) From the date hereof until the Closing, except as otherwise required or permitted under this Agreement or the International Agreements, without the prior written consent of the Purchaser (which consent will not be unreasonably conditioned, withheld or delayed), the Company will not (i) declare or pay any Dividend, (ii) make any redemption, purchase or other acquisition of any shares of its capital stock, or (iii) amend its certificate of incorporation or bylaws, or merge with or into or consolidate with any other Person, subdivide or in any way reclassify any shares of its capital stock or change or agree to change in any manner the rights of its outstanding capital stock.

            (c) In the event that, from the date hereof until the Closing, any of the Company Insurance Policies is replaced as permitted by Section 5.1(a)(xxi) above or otherwise consented to by the Purchaser, Schedule 3.24 may be updated prior to the Closing to reflect such replacement).

            (d) The Company shall not, prior to Closing, issue a severance policy or grant severance in excess of the amount described in the Severance Plan in Exhibit B

(except in accordance with an Employment Agreement) without the express written consent of the Vice President of Human Resources of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

            (e) The Company shall not without "cause" terminate the employment of any Employee who is a party to an Employment Agreement prior to Closing without the express written consent of the Vice President of Human Resources of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. In the case of any other salaried exempt Employee, the Company shall inform (and consult with) the Vice President of Human Resources of Purchaser prior to terminating any such Employee (other than in the case of a termination for "cause"), but nothing contained herein shall be construed to restrict the Company's exercise of its absolute discretion with respect to the termination of any such salaried exempt Employee.

            (f) The Purchaser and the Seller acknowledge that the lease of the Nanterre, France office space expires on July 1, 2005, and agree to cooperate with one another to determine what action should be taken in connection with the renewal or extension of such lease.

                  5.2 Access to Information and Records; Confidentiality.

            (a) Between the date of this Agreement and the Closing Date, the Seller will, and will cause the Company and its Subsidiaries to, provide the Purchaser and its Representatives with reasonable access, during normal business hours, to any and all premises, Properties (including conducting Phase I environmental site assessments), contracts, commitments, books, records and other information (including Tax returns filed and those in preparation, and any data and documents to assist the Purchaser in assessing various Company Employee Benefit Plan and International Plan obligations) relating to the Business and will cause its officers to furnish to the Purchaser and its Representatives any and all financial, technical and operating data and other information pertaining to the Business and the Properties and the assets of the Company and its Subsidiaries as the Purchaser shall from time to time reasonably request; provided, however, that neither the Purchaser nor its Representatives shall be permitted to collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and substructure soils) without the written consent of the Seller, which consent may be withheld by the Seller in its sole discretion.

            (b) Prior to the Closing, the Purchaser and its Representatives shall keep confidential all information and documents provided under this
Section 5.2 in accordance with the terms of the Confidentiality Agreement.

                  5.3 Public Announcements. The Seller and the Purchaser agree to consult promptly with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and by the International Agreements, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed), except as may be required by Applicable

Law or by obligations pursuant to any listing agreement with any national securities exchange.

                  5.4 Furnishing Information. Each of the parties hereto will, as soon as practicable after reasonable request therefor, furnish all the information concerning it required for inclusion in any statement or application made by any of them to any Governmental Entity in connection with the transactions contemplated by this Agreement. In the event any action, suit, proceeding or investigation of the nature specified in Section 6.4 or Section
7.4 hereof is commenced, whether before or after the Closing Date, each of the parties hereto agrees to cooperate and to use commercially reasonable efforts to defend against and respond thereto.

                  5.5 Certain Notifications. At all times prior to the Closing, each party hereto shall as promptly as reasonably practicable notify the other in writing of the occurrence of any event of which it obtains knowledge which will result, or in the opinion of such party has a reasonable prospect of resulting, in the failure to satisfy the conditions specified in Article VI hereof with regard to the Purchaser's obligation to close or in the failure to satisfy the conditions specified in Article VII hereof with regard to the Seller's obligation to close.

                  5.6 Commercially Reasonable Efforts.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use commercially reasonable efforts to promptly obtain all waivers, Permits and Consents which are in the reasonable opinion of the Seller or the Purchaser necessary or desirable in connection with the transactions contemplated by this Agreement, including filings to the extent required under any applicable competition laws, whether state, national or international (including without limitation, under the HSR Act and the European Commission Directorate-General for Competition Law). In seeking to obtain such waivers, Permits and Consents which are required under the HSR Act or any other applicable competition law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable competition law; provided, however, that (x) the Purchaser shall be entitled to direct any such proceedings or negotiations related to any of the foregoing and (y) the Purchaser shall not be required to agree to any condition, restriction or undertaking required to obtain such waiver, Permit or Consent. The Purchaser and the Seller may, as each deems advisable and as is reasonable, designate any competitively sensitive information provided to the other under this Section 5.6(a) as "outside counsel only," in which case such material and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Purchaser or the Seller, as the case may be) or its outside legal counsel.

            (b) Each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to comply with any state property transfer statutes to the extent applicable to the transactions contemplated hereby and to cause the transactions contemplated hereby to be effected in compliance with such statutes.

                  5.7 Non-Competition.

            (a) During the period between the Closing Date and the third (3rd) anniversary of the Closing Date, the Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, anywhere in the world, own, manage, operate or control, any business that is engaged in a Competing Business (as defined below); provided, however, that nothing herein shall limit the ability of the Seller and its Subsidiaries to (i) acquire and own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange that engages in a Competing Business if the Seller or a Subsidiary of Seller is not a member of a group that controls such Person and does not, directly or indirectly, own 9.9% or more of any class of securities of such Person, or (ii) purchase an entity or entities that are directly or indirectly engaged in, or assets that are used in, a Competing Business at the time of such acquisition, so long as (x) such acquired entity is primarily engaged, or the assets constitute a portion of a greater amount of acquired assets which taken as a whole are used primarily in, activities which are not Competing Businesses or (y) the Seller promptly disposes of any portion of such acquired entity (or acquired assets) that is engaged in a Competing Business.

            For purposes of this Section 5.7(a), a "Competing Business" means
(i) the mining, manufacture or sale (including distribution) of (x) industrial minerals, or products manufactured therefrom, similar to those presently being mined, manufactured or sold by the Business, or (y) products which are currently the subjects of ongoing research projects disclosed in a letter which has been delivered by World Minerals to the Seller (with a copy to the Purchaser) prior to the date hereof, or (ii) the manufacture or sale of products utilizing crossflow filtration technology or of filtration membranes. For purposes of this
Section 5.7(a), an acquired entity or group of acquired assets which, based upon financial statements for its most recently completed fiscal year, generated twenty percent (20%) or more of total revenues from Competing Businesses shall be deemed to be primarily engaged, or the assets primarily used, in activities which are Competing Businesses.

            (b) Since the Purchaser will be irreparably damaged and its remedy at law will be inadequate in the event of a breach of Section 5.7(a), the Purchaser shall be entitled to an injunction restraining any violation of such Section or any other appropriate decree of specific performance, without showing any actual damage or that monetary damages would not provide an adequate remedy. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Purchaser may have, including the right to monetary damages for the period preceding such specific enforcement.

            (c) If any provision of this Section 5.7 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

                  5.8 Interim Financial Statements. From the date hereof until the Closing Date, as soon as practicable after they become available, the Seller shall cause the Company to deliver to the Purchaser true and complete copies of the quarterly or annual Group GAAP consolidated financial statements of the Company and its Subsidiaries for each quarterly or annual period ending on or after the date hereof. All such Group GAAP consolidated financial statements shall be prepared in accordance with Group GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto), and shall be delivered to the Purchaser within forty-five (45) days after the end of each calendar quarter or within seventy-five (75) days after the end of the fiscal year. The Seller shall also cause the Company to furnish to the Purchaser as soon as practicable after completion, but in any event within twenty (20) days following the end of each calendar month, copies of the consolidated monthly financial statements of the Company and its Subsidiaries prepared by the Company in the ordinary course of business consistent with past practice.

                  5.9 Intercompany Agreements. Except as set forth in Schedule 5.9, the Seller shall cause all intercompany accounts receivable or payable (whether or not currently due or payable) between (x) the Company or any other member of the Minerals Group, on the one hand, and (y) the Seller or any of its Affiliates (other than the Company or any other member of the Minerals Group), on the other hand, to be settled in full (without any premium or penalty, and at values mutually agreed upon by the parties hereto) at or prior to the Closing. In addition, all Affiliate Agreements shall be terminated and discharged without any further Liability or obligation thereunder effective at or prior to the Closing. For the avoidance of doubt, the Seller Umbrella Policies will not be deemed to be Affiliate Agreements for purposes of this Section 5.9.

                  5.10 Options. The Seller and/or the Company shall use commercially reasonable efforts to ensure that, immediately prior to the Closing, all outstanding Company Options shall be canceled and shall be of no further force or effect. Either (x) the Seller and/or the Company will provide the Purchaser with evidence of such cancellation prior to the Closing or (y) the Seller shall fully indemnify the Company and the Purchaser for any Losses associated with the failure to cancel any Company Options outstanding at the time of the Closing.

                  5.11 Employee Benefits.

            (a) The Purchaser agrees that, from and after the Closing Date, it will cause the Company and the other members of the Minerals Group to perform all of their obligations in respect of (i) the Employment Agreements, as amended prior to the date of this Agreement, and (ii) the SERP, in each case in accordance with the terms thereof. The Purchaser further agrees that, from and after the Closing Date, it will cause the Company and the other members of the Minerals Group to perform all of their obligations under the employee retention program (the "Completion Bonuses") and to provide at least the severance benefits for the period and in the amounts described in Exhibit B hereof to those Employees of the Company and the other members of the Minerals Group identified in Exhibit B hereto. The Purchaser agrees that it will cause the Company and the other members of the Minerals Group to make the payments of the Completion Bonuses when such amounts are payable in accordance with their terms.

            (b) During the period from the date hereof through the Closing Date, no further grants will be made under the Option Plan or the International LTIP. At or prior to the Closing, the Seller shall cause the Company and the other members of the Minerals Group to terminate the Option Plan, the Dividend Equivalent Plan and the International LTIP.

            (c) As of and after the Closing, all Employees still employed by any member of the Minerals Group as of the Closing will, at Purchaser's option, either become participants in the pension and welfare benefit plans (the "Benefit Plans") of Purchaser or will continue to participate in the existing Company Plans or International Plans (other than the International LTIP, the Option Plan and the Dividend Equivalent Plan) in which such Employee participated immediately prior to the Closing. Employees who become participants in the Purchaser's Benefit Plans will receive credit for service with the Company and its Subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

            As of and after the Closing, the Purchaser shall, or shall cause the Company and the other members of the Minerals Group to, honor all unused vacation, holiday, sickness and personal days accrued by the Employees prior to the Closing under the plans, arrangements, programs, policies and practices of the Company and the other members of the Minerals Group as in effect immediately prior to the Closing. With respect to any welfare benefit coverage provided to an Employee after the Closing under a Benefit Plan, the Purchaser shall cause such Benefit Plan to (i) waive all waiting periods, limitations as to preexisting conditions, and other exclusions from participation and coverage requirements, except to the extent that any such period, limitation or exclusion applied to such Employee under the corresponding Company Plan or International Plan immediately prior to the Closing and (ii) provide such Employee with credit for any co-payments, deductibles and out-of-pocket expenses paid by such Employee prior to the Closing under the corresponding Company Plan or International Plan.

            As of and after the Closing, the Purchaser, the Company and the other members of the Minerals Group, and not the Seller or any of its post-Closing ERISA Affiliates, shall have all responsibility and liability for meeting all requirements under COBRA with respect to each Person who (i) becomes an "M & A qualified beneficiary," within the meaning of Treasury Regulation Sec. 54.4980B-9, Q/A-4(b), on account of the transactions contemplated by this Agreement, or (ii) is or was an Employee (or is or was a spouse or dependent child of an Employee) of one of the U.S. Companies and, immediately prior to the Closing, is entitled to receive, or is receiving, COBRA coverage under any group health care plan of the Company or any other member of the Minerals Group.

            (d) In the event that the amounts set forth in the first column of Exhibit C in respect of each of the repurchase of the Company Options, the termination of the Dividend Equivalent Plan, the termination of the Domestic LTIP, the termination of the International LTIP, the Bonus Payments, the Executive Payments, and the Completion Bonuses (collectively, the "Compensation Payments") are lower than the amounts actually paid by the Company and the other members of the Minerals Group in respect of each such Compensation Payment, then the Seller, upon receipt of a schedule showing the actual amount of such Compensation Payment (such amount in excess of the amount set forth on the first column of Exhibit C being referred to as the "Excess Payments"), shall promptly pay to Purchaser an amount equal to (x) the sum of (i) the Excess Payments and
(ii) the Employment Tax Rate applicable to each item included in the Excess Payments as set forth on Exhibit C to such Excess Payment, less (y) the Excess Payments multiplied by the Effective Tax Rate applicable to each such item included in the Excess Payments as set forth on Exhibit C. To the extent that the amounts set forth in the first column of Exhibit C in respect of the Compensation Payments are higher than the amounts actually paid by the Company and the Minerals Group in respect of each item of the Compensation Payments (the amount set forth on the first column of Exhibit C that exceeds the amount actually paid being referred to as the "Overpayments"), then the Purchaser shall promptly pay to Seller (following the payment of all amounts due in respect of such Compensation Payments) an amount equal to (x) the sum of (i) the Overpayments and (ii) the Overpayments multiplied by the Employment Tax Rate applicable to such Overpayments, less (y) the Overpayments multiplied by the Effective Tax Rate applicable to each such item included in the Overpayments as set forth on Exhibit C.

            (e) Except as specifically provided in Sections 5.11(a) and as otherwise provided in this Section 5.11(e) and in Exhibit B hereto, after the Closing, nothing in this Agreement shall preclude the Company or any of its Subsidiaries from amending, reducing or terminating any benefits for any Employees at any time. Notwithstanding the above, no such amendment made within one year of the Closing Date shall be inconsistent with the last sentence of the first paragraph of Section 5.11(c) or the second or third paragraphs of Section 5.11(c).

            (f) Purchaser shall cause the Company to pay following the Closing Date to each Employee who had received an award in respect of the calendar year 2005 under the Bonus Plan and who is either (i) employed by the Company on the date fifteen (15) days after the Closing Date or (ii) was employed by the Company on the Closing Date and was terminated thereafter without "cause", a payment "on account" of the amount, if any, to be earned by such Employee thereunder. The payment to each such Employee shall equal (x) that percentage which the number of days in 2005 that have elapsed until the Closing Date is to 365 times (y) the payment that would be due under the Bonus Plan for 2005 (based upon each such Employee's target opportunities) calculated by (i) annualizing the financial results achieved during the period from January 1, 2005 through the end of the calendar month preceding the Closing Date for the full calendar year 2005 and (ii) assuming that each Employee's satisfaction of the Employee's individual objectives in respect of calendar year 2005 were equal to the satisfaction of the Employee's individual objectives in 2004 (the aggregate of such payments being referred to herein as the "Bonus Payments.")

                  5.12 Oracle Contract. In the event that the amount set forth in the first column of Exhibit C in respect of the Oracle Contract is not sufficient to fully pay and discharge all obligations of World Minerals arising under or related to the implementation of the Oracle Contract from and after April 11, 2005 (including any third-party consulting or subcontractor fees or out-of-pocket expenses related thereto (but not internal time charges)), then the Seller, upon receipt of reasonable documentation evidencing the payment of such amounts in excess of the amount set forth in respect of the Oracle Contract in the first column of Exhibit C (the "Excess Oracle Payment"), shall promptly pay to Purchaser an amount equal to (x) 1 minus the Effective Tax Rate (expressed as a percentage) applicable to the Oracle Contract as set forth on Exhibit C multiplied by (y) the Excess Oracle Payment.

                  5.13 U.K. Pension. Seller shall promptly pay to Purchaser, upon receipt from time to time but on or before the third anniversary of the Closing Date of a certificate of the appointed actuary to the U.K. Pension Scheme (the "Actuary's Certificate") certifying the amount of the Minimum Funding Deficit, an amount equal to (x) one (1) minus the Effective Tax Rate (expressed as a percentage) applicable to the U.K. Pension Scheme as set forth on Exhibit C multiplied by (y) the amount by which the Minimum Funding Deficit in such Actuary's Certificate exceeds the amount of (Pound) 845,000 plus the amount of the Minimum Funding Deficit set forth in any prior Actuary's Certificate, where (i) the "Minimum Funding Deficit" means the amount by which the Liabilities exceed the Assets on the Closing Date, the "Assets" means the assets of the UK Pension Scheme on the Closing Date determined in accordance with section 56 Pensions Act 1995 and with Financial Accounting Standards Board Statement No. 87, and the "Liabilities" means the liabilities of the UK Pension Scheme on the Closing Date determined in accordance with section 56 Pensions Act 1995 and with Financial Accounting Standards Board Statement No. 87.

            If any action or proceeding is commenced to wind up the UK Pension Scheme on or before the third anniversary of the Closing Date and as a direct result thereof demand is made upon Purchaser for the payment of the Buy-Out Deficit, then the Seller shall promptly pay to Purchaser, upon receipt of a certificate of the appointed actuary to the UK Pension Scheme (the "Actuary's Wind Up Certificate") certifying the amount of the Buy-Out Deficit, an amount equal to (x) one (1) minus the Effective Tax Rate (expressed as a percentage) applicable to the U.K. Pension Scheme as set forth on Exhibit C multiplied by
(y) the amount by which the Buy-Out Deficit in such Actuary's Wind Up Certificate exceeds the amount of (Pound) 845,000 plus the amount, if any, of the Minimum Funding Deficit. The "Buy-Out Deficit" means the amount of the cash contribution required from any of the entities contributing to the UK Pension Scheme (collectively, the "UK Subsidiaries") by the trustee of the UK Pension Scheme under section 75 Pensions Act 1995. Notwithstanding the foregoing, the Seller shall have no obligation to make any payment to Purchaser with respect to the winding up of the UK Pension Scheme if such winding up is caused by or attributable to (i) the failure of any of the UK Subsidiaries to comply with any of their obligations to the UK Pension Scheme, (ii) any change in the business or operations of any of the UK Subsidiaries, including any dissolution, liquidation or business cessation of any of the UK Subsidiaries, howsoever effected, (iii) the termination of the obligation of any of the UK Subsidiaries, or any failure by any of the UK Subsidiaries timely, to contribute to the

UK Pension Scheme or (iv) an order of The Pensions Regulator or the Pension Protection Fund, other than an order attributable to any of the acts or omissions of the UK Subsidiaries before the Closing Date.

            If any third party shall notify any the Purchaser or the UK Subsidiaries with respect to any matter which may give rise to a claim against the Seller under this Section 5.13, then the Purchaser shall, as promptly as practicable (and in any event within twenty (20) Business Days after receiving written notice of a potential claim), notify the Seller in writing; provided, however, that failure to provide such written notice on a timely basis shall not release the Seller from any of its obligations under this Section 5.13 except to the extent that the Seller is prejudiced by such failure. Upon receipt of such notice, the Seller shall be entitled to participate in or to assume, at the Seller's own expense, the defense, appeal or settlement of such claim with counsel of the Seller's own choosing, and the Purchaser and the UK Subsidiaries shall fully cooperate with the Seller in connection therewith including contesting such claim, and the Seller shall have the right to consent to entry of any judgment or enter into any settlement involving only the payment of money, without the consent of the Purchaser or the UK Subsidiaries. If the Seller does not assume the defense, appeal or settlement of a claim, the Purchaser or the UK Subsidiaries may proceed in such manner as they may deem appropriate with regard to such claim; provided, that they shall not settle such claim without providing notice and a description of the proposed settlement to the Seller.

                  5.14 Indemnification of Brokerage. The Seller agrees to pay the Seller's Fee and to indemnify and hold harmless the Purchaser from any claim or demand for commission or other compensation by any Investment Broker claiming to have been employed by or on behalf of the Company, any of its Subsidiaries or the Seller in connection with the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim. The Purchaser agrees to pay the Purchaser's Fee and to indemnify and hold harmless the Seller from any claim or demand for commission or other compensation by any Investment Broker claiming to have been employed by or on behalf of the Purchaser in connection with the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim.

                  5.15 WARN ACT. The Purchaser agrees that, at each "single site of employment" (as such term is defined in 20 CFR Section 639.3(i)) located within the United States that is part of the Business, the number of Employees still employed by any member of the Minerals Group as of the Closing who will have an "employment loss" (as such term is defined in 20 CFR Section 639.3(f)) during the ninety (90) day period following the Closing Date shall be less than
(i) in the case of a "plant shutdown" (as such term is defined in 20 CFR Section 639.3(b)), fifty (50) such Employees, or (ii) in any other case, the lesser of
(x) five hundred (500) such Employees or (y) the greater of fifty (50) such Employees or one-third (33.33%) of the total number of such Employees at such site.

                  5.16 Transfer Taxes. The Seller, the Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stock transfer, transfer gains or similar taxes (including penalties and interest) which become payable in connection with the sale of the

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

Shares pursuant to this Agreement (collectively, "Transfer Taxes") and shall cooperate in taking all reasonable steps to mitigate or eliminate such Transfer Taxes. The Seller and the Purchaser each shall pay one-half of any Transfer Taxes. The Purchaser alone shall pay all real property transfer, stock transfer, value added, capital, transfer gains or similar taxes (including penalties and interest) which become payable in connection with the transactions contemplated by the International Agreements ("International Transfer Taxes"). Seller shall cooperate in taking all reasonable steps requested by Purchaser to mitigate or eliminate any applicable International Transfer Taxes.

                  5.17 Notification of Certain Matters.

            (a) If at any time after the date hereof and prior to the Closing Date, to the knowledge of the Seller, any new event shall occur or new matter shall arise (or Seller shall become aware of an event or matter occurring or arising prior to the date hereof but not previously disclosed) which would cause any of the representations and warranties made by the Seller in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date (or, in the case of any representation or warranty that is qualified as to materiality, to be untrue or inaccurate in any respect as of the Closing Date), the Seller shall promptly notify the Purchaser in writing. Except as provided in the last paragraph of Section 8.2 hereof, (i) no disclosure made by the Seller pursuant to this Section 5.17 shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation or breach of warranty, and (ii) no disclosure made by the Seller pursuant to this
Section 5.17 shall affect or otherwise limit the remedies available hereunder to the Purchaser.

            (b) Each of the Seller and the Purchaser agrees to promptly inform the other of any notice or written communication or any request for additional information or documentary materials by, any Governmental Entity in connection with the transactions contemplated hereby.

                  5.18 Repayment of Credit Agreement. The Seller shall cause the Company and its Subsidiaries to apply all or a portion of the International Proceeds to the payoff of all obligations of the Loan Parties under the Credit Agreement with the effect that Union Bank, as collateral agent under the Financing Documents, shall terminate and release the Credit Agreement Lien. The Seller shall cause the Company and its Subsidiaries to obtain from Union Bank a payoff letter addressed to one or more of the Loan Parties in Union Bank's customary form.

                  5.19 Termination of Oracle Contract. Prior to the Closing, the Seller shall cause World Minerals to terminate the Oracle Contract (including any related third party consulting or subcontracting agreements).

                  5.20 Employee Shares. Prior to the Closing, the Seller shall use commercially reasonable efforts to cause each of the Employees who is designated on Schedule 3.7(a) as an owner of shares of International Companies to execute an instrument in a form to be furnished by the Purchaser providing for the transfer of such shares, for no

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

consideration, to the Purchaser or to such Person or entity as may be designated by the Purchaser.

                  5.21 Option Shares. Prior to the Closing, the Seller shall purchase all Option Shares (including the Outstanding Option Shares) and, at the Closing, shall deliver all such purchased Option Shares to the Purchaser.

                                  ARTICLE VI.

             CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE

            The obligation of the Purchaser to purchase the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing (unless waived by the Purchaser):

                  6.1 Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and each of those not so qualified shall be true and correct in all material respects, both as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date (which shall be true and correct as of such date), as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  6.2 Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Seller hereunder on or prior to the Closing Date.

                  6.3 Consents. All Consents required in connection with the Transfers and with the purchase and sale of the Shares shall have been duly obtained, made or given and shall be in full force and effect, except in the case of Consents (i) required to be obtained, made or given as a result of the purchase of any of the International Companies by the Purchaser under the applicable International Agreement which Consent would not have been required to be obtained, made or given if the Purchaser had indirectly acquired beneficial ownership of such International Company under this Agreement, (ii) the absence of which would not result in civil or criminal sanctions being imposed upon the Purchaser or any of its Affiliates or (iii) where the failure to obtain any such Consents would not be reasonably expected to, individually or in the aggregate,
(x) materially impair or interfere with the ability of the Purchaser and its Subsidiaries, taken as a whole, to conduct its business substantially in the manner in which such business is now being conducted or (y) have a Material Adverse Effect. All such Consents which have been obtained shall have been obtained on terms which would not be reasonably expected to, individually or in the aggregate, (x) materially impair or interfere with the ability of the Purchaser and its Subsidiaries, taken as a whole, to conduct its business substantially in the manner in which such business is now being conducted or (y) have a Material Adverse Effect.

                  6.4 No Proceedings. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in

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

effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which, in either case, restrains or prohibits the consummation of the purchase and sale of the Shares. No action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by (i) any Governmental Entity which seeks to prevent or delay the consummation of the purchase and sale of the Shares or which challenges the validity or enforceability of this Agreement or
(ii) by any other Person which seeks to prevent or delay the consummation of the purchase and sale of the Shares or which challenges the validity or enforceability of this Agreement, unless the Seller agrees to fully indemnify the Purchaser Indemnitees from any and all Losses resulting from or arising out of such action or proceeding, including any settlement thereof, in accordance with the provisions of Article VIII hereof.

                  6.5 Antitrust Approvals. The applicable waiting period (including any extension thereof) under the HSR Act relating to the purchase and sale of the Shares shall have expired or been earlier terminated, and the required antitrust approvals set forth on Exhibit F hereto shall have been obtained.

                  6.6 Resignation of Directors. On or prior to the Closing Date (or, if earlier, on or prior to the Transfer Date), the Persons listed on
Schedule 6.6 hereto who serve as directors of the Company or any of its Subsidiaries shall have resigned from such positions.

                  6.7 No Material Adverse Change. Since the date of this Agreement, no change or event shall have occurred or condition exist that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

                  6.8 Deliveries. The Seller shall have delivered to the Purchaser at the Closing the following:

            (a) A certificate, in form and substance reasonably acceptable to the Purchaser, dated the Closing Date and signed by an executive officer of the Seller, certifying as to the fulfillment of the conditions set forth in Section 6.1, Section 6.2 and Section 6.7;

            (b) A certificate in form and substance reasonably acceptable to the Purchaser, dated the Closing Date, executed by an executive officer of the Seller, and attested to by the Secretary or Assistant Secretary of the Seller, and certifying: (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation of the Seller, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Seller authorizing the execution and delivery of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iii) as to the incumbency of the officers of the Seller executing this Agreement and the certificates delivered hereunder and their signatures;

            (c) A certificate in form and substance reasonably acceptable to the Purchaser, dated the Closing Date, executed by an executive officer of the Company, and attested to by the Secretary or Assistant Secretary of the Company, and certifying: (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation of the Company, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the Boards of Director of each Subsidiary of the Company which is a party to one or more of the International Agreements authorizing the execution and delivery of such International Agreements, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date;

            (d) Certificates of good standing of the Company and each of its Subsidiaries which is a U.S. Company from the Secretaries of State of each jurisdiction listed on Schedule 3.5 in which the Company and each of its Subsidiaries which is a U.S. Company are authorized to conduct business as a foreign corporation, each dated not earlier than ten (10) Business Days prior to the Closing Date; and

            (e) A certificate of existence for the Seller from the Secretary of State of the State of Delaware.

            With regard to the conditions to the Closing set forth above, if the Closing does not take place on the Transfer Date, then, prior to the first Transfer, (i) the Seller shall deliver to the Purchaser the certificates described in Section 6.8 above, which certificates shall be dated the Transfer Date, and, upon delivery of such certificates by the Seller to the Purchaser, the conditions to Closing set forth in Sections 6.1, 6.2, 6.7 and 6.8 above shall be deemed to be satisfied, (ii) the Seller shall cause the Persons listed on Schedule 6.6 hereto to deliver the resignations required to be delivered by
Section 6.6 hereof, and upon delivery of such resignations, the conditions to Closing set forth in Section 6.6 shall be deemed to be satisfied, and (iii) the Purchaser shall deliver to the Seller a certificate, which certificate shall be signed by dated the Transfer Date and signed by an executive officer of the Purchaser, stating that the conditions to Closing set forth in Sections 6.3, 6.4 and 6.5 are satisfied or, to the extent not satisfied, waived, and upon the delivery of such certificate from the Purchaser to the Seller the conditions to Closing set forth Sections 6.3, 6.4 and 6.5 shall be deemed to be satisfied.

                                  ARTICLE VII.

              CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO CLOSE

            The obligations of the Seller to sell the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing (unless waived by the Seller):

                  7.1 Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and each of those not so qualified shall be true and correct in all material respects, both as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date (which shall be true and correct as of such date), as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

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

                  7.2 Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

                  7.3 Consents. All Consents required in connection with the Transfers and with the purchase and sale of the Shares shall have been duly obtained, made or given and shall be in full force and effect, except in the case of Consents (i) the absence of which would not result in civil or criminal sanctions being imposed upon the Seller or any of its Affiliates or (ii) where the failure to obtain any such Consents would not be reasonably expected to, individually or in the aggregate, materially impair or interfere with the ability of the Seller and its Subsidiaries, taken as a whole (but excluding the Minerals Group), to conduct its business (other than the Business being conducted by the Minerals Group) substantially in the manner in which such business is now being conducted. All such Consents which have been obtained shall have been obtained on terms which would not be reasonably expected to, individually or in the aggregate, materially impair or interfere with the ability of the Seller and its Subsidiaries, taken as a whole (but excluding the Minerals Group), to conduct its business substantially in the manner in which such business is now being conducted.

                  7.4 No Proceedings. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which, in either case, restrains or prohibits the consummation of the purchase and sale of the Shares. No action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by (i) any Governmental Entity which seeks to prevent or delay the consummation of the purchase and sale of the Shares or which challenges the validity or enforceability of this Agreement or
(ii) by any other Person which seeks to prevent or delay the consummation of the purchase and sale of the Shares or which challenges the validity or enforceability of this Agreement, unless the Purchaser agrees to fully indemnify the Seller Indemnitees from any and all Losses resulting from or arising out of such action or proceeding, including any settlement thereof, in accordance with the provisions of Article VIII hereof.

                  7.5 Antitrust Approvals. The applicable waiting period (including any extension thereof) under the HSR Act relating to the purchase and sale of the Shares shall have expired or been earlier terminated, and the required antitrust approvals set forth on Exhibit F hereto shall have been obtained.

                  7.6 Deliveries. The Purchaser shall have delivered to the Seller at the Closing the following:

            (a) A certificate, in form and substance reasonably acceptable to the Seller, dated the Closing Date and signed by an executive officer of the Purchaser, certifying as to the fulfillment of the conditions set forth in
Section 7.1 and Section 7.2;

            (b) A certificate in form and substance reasonably acceptable to the Seller, dated the Closing Date, executed by an executive officer of the Purchaser, and

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

attested to by the Secretary or Assistant Secretary of the Purchaser, and certifying: (i) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (ii) as to the incumbency of the officers of the Purchaser executing this Agreement and the certificates delivered hereunder and their signatures;

            (c) A certificate in form and substance reasonably acceptable to the Seller, dated the Closing Date, executed by an executive officer of the Parent, and attested to by the Secretary or Assistant Secretary of the Parent, and certifying: (i) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Director of the Parent authorizing the execution and delivery of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date and (ii) as to the incumbency of the officer of the Parent executing this Agreement and his or her signature;

            (d) A certificate of existence for the Purchaser from the Secretary of State of the State of Delaware; and

            (e) A certificate of incorporation of Parent ("extrait K-bis").

            In the event that the Closing does not take place on the Transfer Date, then, prior to the first Transfer, (i) the Purchaser shall deliver to the Seller on the Transfer Date the certificates described in Section 7.6 hereof, which certificate shall be dated the Transfer Date, and upon the delivery of such certificates from the Purchaser to the Seller, the conditions to Closing set forth in Sections 7.1, 7.2 and 7.6 hereof shall be deemed to be satisfied, and (ii) the Seller shall deliver to the Purchaser a certificate, which certificate shall be dated the Transfer Date and signed by an executive officer of the Seller, stating that the conditions to Closing set forth in Sections 7.3,
7.4 and 7.5 are satisfied or, to the extent not satisfied, waived, and upon the delivery of such certificate from the Seller to the Purchaser, the conditions to Closing set forth in Sections 7.3, 7.4 and 7.5 shall be deemed to be satisfied.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

                  8.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect as follows:

            (a) the representations and warranties set forth in Section 3.2 (Authorization, Validity and Enforceability), Section 3.5 (Organization and Qualification of the Company and the Subsidiaries), Section 3.8 (Title to Shares) and Section 3.23 (Joint Venture Interests) of this Agreement shall survive indefinitely as shall the covenants and agreements set forth in Article IX (provided that the rights to indemnification granted in Article IX are subject to the time limits expressly set forth in Section 9.1(c)) and in Section

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

8.2 and in Section 8.3 (provided that the rights to indemnification granted in clause (a) of Section 8.2 and in clause (a) of Section 8.3 are subject to the time limits expressly set forth in this Section 8.1);

            (b) the covenants and agreements set forth in Article X (Tax Matters) of this Agreement and the representations and warranties set forth in Sections 3.13 (Tax Matters) and 3.15 (Company Plans; International Plans; ERISA) of this Agreement shall survive until thirty (30) days after expiration of the applicable statutes of limitation;

            (c) the representations and warranties set forth in Sections 3.17 (Real Property), 3.18 (Leasehold Interests), 3.19 (Mining Claims, Surface Rights and Water Rights), 3.24 (Company Insurance Policies) and 3.29 (Environmental Matters) of this Agreement shall expire on the fifth (5th) anniversary of the Closing Date, except that, with regard to Specified 3.24 Matters, the representation and warranties set forth in Section 3.24 (Company Insurance Policies) shall expire on July 31, 2016;

            (d) the representations set forth in Section 3.34 (Seller Umbrella Policies) of this Agreement shall expire on July 31, 2016;

            (e) the representations and warranties set forth in this Agreement (other than those referred to in Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(d) above) shall expire on the second (2nd) anniversary of the Closing Date; and

            (f) no claim or action for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration thereof pursuant to the preceding clauses (a), (b), (c), (d) and (e) except for claims made in writing after the Closing Date and prior to such expiration and except for actions commenced prior to such expiration or threatened in writing prior to such expiration and commenced promptly thereafter.

            All rights in respect of any breach of any covenant or agreement set forth in this Agreement shall survive until the expiration of the applicable statute of limitations, unless otherwise expressly provided for herein or therein. For the avoidance of doubt, the survival period for those covenants and agreements set forth in Article IX shall be governed by Section 8.1(a) above, and the survival period for the covenants and agreements set forth in Article X shall be governed by Section 8.1(b) above.

                  8.2 Indemnification Provisions for Benefit of the Purchaser. This Section 8.2 and the other provisions of this Article VIII shall not apply to (i) any Products Liability Claim, which shall be governed exclusively by the provisions of Article IX of this Agreement, (ii) any breach of any representation or warranty of the Seller contained in Section 3.24 of this Agreement to the extent that such breach relates to the applicability of, or availability of coverage under, a Company Insurance Policy to a Products Liability Claim (a "Specified 3.24 Matter"), which shall be governed exclusively by the provisions of Article IX of this Agreement, (iii) any breach of any representation or warranty of the Seller contained in Section 3.34 of this Agreement, which shall be governed exclusively by the provisions of Article IX of this Agreement, or (iv) any Tax Claim, which shall be governed exclusively by the provisions of Article X of this Agreement. Subject to the limitations set

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

forth in Section 8.1 above and except as provided in the preceding sentence, the Seller agrees to indemnify the Purchaser and its successors, permitted assigns, directors, officers, employees and Affiliates (including, from and after the Closing Date, the Company and the other members of the Minerals Group) (the "Purchaser Indemnitees") from and against all liabilities, losses, expenses, and fees, including court costs, reasonable attorneys' fees, judgments and settlements (collectively, "Losses;" any Loss expressed in a foreign currency shall be paid in the local currency or converted into United States dollars on the payment date), arising out of or resulting from (a) any breach of any representation or warranty of the Seller (other than breach of a Specified 3.24 Matter or breach of Section 3.34) contained in this Agreement, (b) the breach or nonperformance of any covenant or agreement of the Seller contained in this Agreement (except an agreement which is governed by Article IX or by Article X of this Agreement and except an agreement which, pursuant to the express terms of this Agreement, is not to survive and is to expire or be terminated upon the Closing or termination of this Agreement), (c) any Losses attributable to any Employee Benefit Plan established, maintained or contributed to by Seller and its ERISA Affiliates but excluding any Employee Benefit Plan established, maintained or contributed to by any member of the Minerals Group, and (d) the Special Indemnity. Notwithstanding the foregoing, for purposes of the indemnification provided under clause (a) of this Section 8.2 (other than in respect of the breach or inaccuracy of Sections 3.2, 3.5, 3.8 and 3.23 of this Agreement, to which the Seller Deductible shall not apply) and for purposes of the Litigation Indemnity provided for in the Special Indemnity, the Seller shall have no obligation to indemnify the Purchaser Indemnitees until such time, if any, as, and only to the extent that, the aggregate amount of the Losses arising out of all such breaches exceeds $2,500,000 (the "Seller Deductible"); provided, further, that (i) for the purposes of the indemnification provided in clause (a) of this Section 8.2, the obligation of Seller to indemnify the Purchaser Indemnitees with respect to any Losses relating to breach of any representation or warranty relating to any Joint Venture, shall be limited to the amount of such Loss multiplied by a percentage equal to the Minerals Group's percentage ownership interest in such Joint Venture as set forth in Schedule 3.23, and (ii) for purposes of the indemnification provided in clause (a) of this Section 8.2 (other than in respect of the breach or inaccuracy of the representations and warranties set forth in Sections 3.2, 3.5, 3.8 and 3.23, to which no limitation on the amount of indemnification shall apply) and for purposes of the Litigation Indemnity provided for in the Special Indemnity, the obligation of the Seller to indemnify the Purchaser Indemnitees shall be limited to indemnification in an aggregate amount equal to (x) $130,000,000 less (y) an amount equal to 50% of the Cash Adjustment at Closing.

            For purposes of the indemnification provided in clause (a) of this
Section 8.2, in determining whether any of the representations or warranties set forth in this Agreement has been breached, no effect will be given to any materiality (or Material Adverse Effect) qualification set forth in such representation or warranty, and, for indemnification purposes hereunder, any such materiality (or Material Adverse Effect) qualification shall be disregarded. For illustrative purposes, in determining whether indemnification is available for breach of a representation set forth in the first sentence of
Section 3.26 (Compliance with Applicable Law), the first sentence of Section
3.26 would be deemed to read in its entirety as follows: "The Company and its Subsidiaries hold all Permits with and under Applicable Law which are required to carry on the Business as presently conducted." For the purposes of the indemnification provided for in clause (a) of this Section 8.2 to which the Seller

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

Deductible applies, and for purposes of the Litigation Indemnity set forth in the Specified Indemnity, only those single claims for indemnification in excess of $100,000 (but the entire amounts of such claims, and not just the portions in excess of $100,000) shall be counted toward the Seller Deductible.

            In the event of a breach of any representation or warranty of the Seller contained in this Agreement, the Purchaser shall have all rights and remedies for such breach available to it under the provisions of this Agreement, whether at law or equity, regardless of any Knowledge of, disclosure to, or investigation made by or on behalf of, the Purchaser on or before the Closing Date; provided, however, that in the event that the Seller specifically discloses to the Purchaser in writing, prior to the Closing, pursuant to Section
5.17 hereof or otherwise, a breach of a representation or warranty which would have or be reasonably likely to have a Material Adverse Effect and so cause the condition to the Purchaser's obligation to effect the Closing set forth in
Section 6.7 hereof not to be satisfied and the Purchaser nonetheless chooses to proceed with the Closing, then (i) the Purchaser shall be deemed to have waived the conditions to the Purchaser's obligation to effect the Closing set forth in Sections 6.1, 6.7 and 6.8(a) which would otherwise fail to be satisfied as a result of such breach and (ii) the Seller shall have no obligation under the indemnification provided in clause (a) of this Section 8.2 to indemnify the Purchaser in respect of such breach.

                  8.3 Indemnification Provisions for Benefit of the Seller. Subject to the limitations set forth in Section 8.1 above, the Purchaser agrees to indemnify the Seller and its successors, permitted assigns, directors, officers, employees and Affiliates (the "Seller Indemnitees") from and against all Losses arising out of or resulting from (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or (b) the material breach or nonperformance of any covenant or agreement of the Purchaser contained in this Agreement (except an agreement which, pursuant to the express terms of this Agreement, is not to survive and is to expire or be terminated upon the Closing or termination of this Agreement); provided, however, that for purposes of the indemnification provided under clause (a) of this Section 8.3 (other than in respect of the breach or inaccuracy of Section 4.6, to which the Purchaser Deductible shall not apply), the Purchaser shall have no obligation to indemnify the Seller Indemnitees until such time, if any, as, and only to the extent that, the aggregate amount of the Losses arising out of all such breaches exceeds $2,500,000 (the "Purchaser Deductible"); provided, further, that for purposes of the indemnification provided in clause (a) of this Section 8.3 (other than in respect of the breach or inaccuracy of Section 4.6, to which no limitation on the amount of indemnification shall apply), the obligation of the Purchaser to indemnify the Seller Indemnitees shall be limited to indemnification in an aggregate amount equal to (x) $50,000,000 less (y) an amount equal to 20% of the Cash Adjustment at Closing.

            For purposes of the indemnification provided in clause (a) of this
Section 8.3, in determining whether any of the representations or warranties set forth in this Agreement has been breached, no effect will be given to any materiality qualification set forth in such representation or warranty, and, for indemnification purposes hereunder, any such materiality qualification shall be disregarded. For the purposes of indemnification provided for in clause (a) of this Section 8.3, only those single claims for indemnification in excess of

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

$100,000 (but the entire amounts of such claims, and not just the portions in excess of $100,000) shall be counted toward the Purchaser Deductible.

                  8.4 Matters Involving Third Parties Other Than Tax Claims.

            (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall, as promptly as practicable (and in any event within twenty (20) Business Days after receiving written notice of the Third-Party Claim), notify the Indemnifying Party thereof in writing; provided, however, that failure to provide such written notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

            (b) The Indemnifying Party, upon receipt of notice of a Third-Party Claim and upon its notifying the Indemnified Party within twenty (20) Business Days of receipt of such notice that it, unconditionally or subject to a reservation of rights, agrees to indemnify the Indemnified Party in respect of such matter, shall be entitled to participate in or to assume, at the Indemnifying Party's own expense, the defense, appeal or settlement of such Third-Party Claim with counsel of the Indemnifying Party's own choosing, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith including contesting such Third-Party Claim or making any counterclaim against the Person asserting such Third-Party Claim; provided, however, that if the Indemnifying Party assumes the defense, appeal or settlement of such Third-Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for out of pocket expenses incurred by the Indemnified Party (such as travel costs, but not internal time charges) within ninety (90) days after receipt of a written request for reimbursement of such expenses together with reasonable documentation of the amounts requested. Any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party that the Indemnifying Party intends to assume the defense, appeal or settlement of such Third-Party Claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party; provided that, prior to filing such motion, answer or other pleading or taking such other action, the Indemnified Party shall have made reasonable efforts to consult with the Indemnifying Party. In the event that the Indemnifying Party fails to notify the Indemnified Party of its election to assume the defense, appeal or settlement of a Third-Party Claim within twenty
(20) days after receipt of notice thereof from the Indemnified Party, the Indemnifying Party shall be deemed to have waived its right to assume the defense, appeal or settlement of such Third-Party Claim, and the Indemnified Party shall have the right to undertake the defense or appeal of or to settle or compromise such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party.

            (c) If the Indemnifying Party assumes the defense, appeal or settlement of a Third-Party Claim, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement other than a judgment or settlement involving only the payment of

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money, all of which will be paid by the Indemnifying Party, without the consent of the Indemnified Party, which shall not be unreasonably conditioned, delayed or withheld; provided, however, that if, in the opinion of the Indemnified Party, the monetary settlement of a Third-Party Claim would have a material adverse effect on the conduct of the Business or would prejudice the Indemnified Party's future ability to avoid similar third-party claims, then no judgment or settlement may be made without the consent of the Indemnified Party and the Indemnified Party shall then be entitled to control the defense, compromise and settlement of such Third-Party Claim and the Losses for the Indemnifying Party shall then be capped at the date the Indemnified Party assumes control of the defense to the Losses incurred to date, plus the amount at which the Indemnifying Party was otherwise willing to pay the third party under the Third-Party Claim based upon the third party's bona fide offer to settle the Third-Party Claim for that amount. At such time as the Indemnifying Party decides to enter into a settlement under this subsection 8.4(c), the Indemnifying Party shall promptly provide the Indemnified Party with written notice of the decision to settle, including the proposed maximum amount of such settlement. The proposed settlement shall be deemed accepted and consented to by the Indemnified Party unless the Indemnifying Party receives written notice otherwise from the Indemnified Party within ten (10) days after the Indemnified Party's receipt of the Indemnifying Party's notice of proposed settlement.

            If the Indemnifying Party does not assume the defense, appeal or settlement of a Third-Party Claim, the Indemnified Party may proceed in such manner as it may deem appropriate with regard to such Third-Party Claim; provided, that the Indemnified Party shall not settle such Third-Party Claim without providing notice and a description of the proposed settlement to the Indemnifying Party. Unless the Indemnified Party receives from the Indemnifying Party, within ten (10) days of the Indemnifying Party's receipt of the notice of such proposed settlement, a written statement from the Indemnifying Party of its reasonable objection to such proposed settlement, accompanied by an acknowledgment by the Indemnifying Party that the Third-Party Claim which is the subject of the proposed settlement is subject to indemnification pursuant to the provisions of this Article VIII, the Indemnified Party shall be free to settle such Third-Party Claim on the terms described in the notice of the proposed settlement. In the case of any such settlement, the Indemnifying Party shall reimburse the Indemnified Party for the amount of all Losses incurred by the Indemnified Party in connection with the defense against or settlement of such Third-Party Claim within ninety (90) days of a written request for reimbursement of such Losses together with reasonable documentation of amounts requested. If no settlement of such Third-Party Claim is made, the Indemnifying Party shall reimburse the Indemnified Party for all Losses with respect to such Third-Party Claim within ninety (90) days of a written request for reimbursement of such Losses together with reasonable documentation of amounts requested; provided that the Indemnified Party has contested any such Third-Party Claim in good faith.

                  8.5 Matters Not Involving Third-Party Claims. Any indemnifiable claim that is not a Third-Party Claim shall be asserted by written notice to the Indemnifying Party with reasonable specificity stating the basis for such claim and the amount of such claim.

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                  8.6 Collateral Source Recoveries. The amount of an
indemnification payment in respect of a Loss required to be made to any Purchaser Indemnitee or Seller Indemnitee hereunder shall be limited to the amount of any Loss that remains after deduction therefrom of any actual and realized Tax benefits received by the Indemnified Party as a direct result of the Loss; provided, however, that nothing in this Section 8.6 shall limit in any way the ability of the Seller or the Purchaser to take (or refrain from taking, as the case may be) any position for Tax purposes that the Seller or the Purchaser determines to take (or refrain from taking) in its sole discretion. Any Loss which would otherwise be indemnifiable under the provisions of this
Article VIII shall be reduced by the amount of any third-party insurance recovery.

                  8.7 Purchase Price Adjustment. The Purchaser and the Seller agree to treat any payments under this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

                  8.8 Exclusive Remedy. Except for the matters addressed by the provisions of Article IX (Certain Matters) and Article X (Tax Matters), which shall be exclusively governed thereby, if the Closing occurs, the indemnification provided for in this Article VIII shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement.

                                   ARTICLE IX.

                                 CERTAIN MATTERS

            The Purchaser and the Seller acknowledge that: (i) the Minerals Group acquired the major portion of the Business from Manville; (ii) pursuant to the terms of the Manville Asset Purchase Agreement, which closed on July 31, 1991, the Minerals Group did not assume any liability in respect of the Manville Business except as expressly provided therein; (iii) the Minerals Group did not assume any liability for Products Liability Claims relating to the Manville Period (the "Manville Claims") pursuant to the provisions of the Manville Asset Purchase Agreement; (iv) the Manville Agreement provides certain indemnification rights to the Minerals Group (the "Manville Indemnification Obligation") in respect of Losses arising from Manville Claims, and for a proportionate share of Losses arising from Products Liability Claims relating to both the Manville Period and to periods from and after July 31, 1991; (v) unless extended, pursuant to the terms of the Manville Agreement, the Manville Indemnification Obligation will expire on July 31, 2006; (vi) pursuant to the terms of the Manville Agreement, the Minerals Group did not assume, and Manville will continue to be responsible for, Products Liability Claims relating to the Manville Period and for a proportionate share of Products Liability Claims relating to both the Manville Period and to periods from and after July 31, 1991, notwithstanding the expiration of the Manville Indemnification Obligation; and (vii) as an inducement to the Purchaser to enter into this Agreement, the Purchaser has requested, and the Seller has agreed to provide, certain indemnification to the Purchaser Indemnitees in respect of Products Liability Claims, all as and to the extent set forth in this Article IX, and subject to the terms, provisions and limitations set forth in this Article IX.

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                  9.1 Seller Indemnity for Products Liability Claims.

            (a) Subject to the limitations set forth in this Article IX, the Seller agrees to indemnify the Purchaser Indemnitees from and against all Losses arising out of or resulting from Manville Claims (including those set forth on Schedule 3.27); provided, however, that the Seller shall have no obligation to indemnify the Purchaser Indemnitees pursuant to this Section 9.1(a) to the extent that payment in respect of Losses arising out of or resulting from any Manville Claim is recovered by the Purchaser Indemnitees from Manville, under the Manville Indemnification Obligation or otherwise; provided, further, that the obligations of the Seller to indemnify the Purchaser Indemnitees pursuant to this Section 9.1(a) shall be limited to aggregate payments equal to (x) one hundred percent (100%) of the first $100,000,000 of Losses suffered by the Purchaser Indemnitees in respect of Manville Claims and (y) fifty percent (50%) of the second $100,000,000 of Losses suffered by the Purchaser Indemnitees in respect of Manville Claims. Under no circumstances shall the amount of indemnification payments required to be made by the Seller to the Purchaser Indemnitees in respect of Manville Claims exceed $150,000,000. The indemnification obligations of the Seller under this Section 9.1(a) are further subject to the provisions of Section 9.1(c) and Section 9.3(b) below.

            (b) Subject to the limitations set forth in this Article IX, the Seller agrees to indemnify the Purchaser Indemnitees from and against all Losses arising out of or resulting from Products Liability Claims (including those set forth on Schedule 3.27) relating to the Seller Period (the "Seller Claims"); provided, however, that the Seller shall have no obligation to indemnify the Purchaser Indemnitees pursuant to this Section 9.1(b) to the extent that payment in respect of Losses arising out of or resulting from any Seller Claim is recovered by the Purchaser Indemnitees under any of the Company Insurance Policies or the Seller Umbrella Policies; provided, further, that the obligations of the Seller to indemnify the Purchaser Indemnitees pursuant to this Section 9.1(b) for Losses suffered by the Purchaser Indemnitees in respect of Seller Claims shall be limited to aggregate payments equal to (A) the sum of
(x) the Holdback Amount and (y) $20,000,000 less (B) any payment made by the Seller under the workers' compensation indemnity provided for in Section 9.4 below less (C) any payment made by the Seller under the indemnification for breach of any Specified 3.24 Matter and for breach of any representation or warranty set forth in Section 3.34 provided for in Section 9.7 below. Under no circumstances shall the aggregate amount of indemnification payments required to be made by the Seller to the Purchaser Indemnitees in respect of Seller Claims and under the indemnification obligations of the Seller provided for in Section
9.4 and in Section 9.7 below exceed $30,000,000 (inclusive of the $10,000,000 Holdback Amount). For the avoidance of doubt, any amount collected by the Seller for the benefit of the Minerals Group in respect of Seller Claims under the portion of the Seller Umbrella Policies ($30,000,000 per policy period) made available to the members of the Minerals Group under Section 9.3(a) below shall not be applied toward the Seller's aggregate indemnification obligation of $30,000,000 provided for in this Section 9.1(b), but any amount collected by the Seller in respect of Seller Claims under the Seller Umbrella Policies in excess of the portion of the Seller Umbrella Policies made available to the members of the Minerals Group under Section 9.3(a) below shall be applied toward the Seller's aggregate indemnification obligation in respect of Seller Claims provided for in this Section 9.1(b). For illustrative purposes (assuming no prior Losses or recoveries in respect

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of Seller Claims arising from occurrences during a particular policy period), in the event a Seller Claim arising from an occurrence during a particular policy period resulted in a Loss of $40,000,000, all $40,000,000 of which was recovered under a Seller Umbrella Policy in effect for such policy period, the first $30,000,000 of such recovery would be attributed to the portion of the Seller Umbrella Policy made available to the members of the Minerals Group under
Section 9.3(a) below, and the remaining $10,000,000 recovered under the Seller Umbrella Policy in effect for such policy period would be applied toward the Seller's maximum indemnification obligation in respect of Seller Claims and under the indemnification obligations of the Seller provided for in Section 9.4 and in Section 9.7 below of $30,000,000 (equal to $20,000,000 plus the $10,000,000 Holdback Amount).

            Moreover, to the extent that, after the Closing, a member of the Minerals Group asserts a General Liability Claim under the portion of the Seller Umbrella Policy in respect of a particular policy period made available to the members of the Minerals Group under Section 9.3(a) below, any recovery under a Seller Umbrella Policy in respect thereof shall be applied as a credit to the Seller's indemnification obligation in respect of Seller Claims. For illustrative purposes (assuming no prior Losses or recoveries in respect of Seller Claims arising from occurrences during a particular policy period), in the event a Seller Claim arising from an occurrence in a particular policy period resulted in a Loss of $40,000,000 and a member of the Minerals Group had previously collected $5,000,000 in respect of a General Liability Claim under the Seller Umbrella Policy applicable to that policy period, the remaining $25,000,000 of coverage made available to the members of the Minerals Group under such Seller Umbrella Policy would be available to cover such Loss, the next $5,000,000 (equal to the amount previously recovered under such Seller Umbrella Policy in respect of the General Liability Claim) of such Loss would be applied as a credit to the Seller's indemnification obligation, and the remaining $10,000,000 of such Loss would be paid by the Seller and would be applied toward the Seller's maximum indemnification obligation in respect of Seller Claims and under the indemnification obligations of the Seller provided for in Section 9.4 and in Section 9.7 below of $30,000,000 (equal to $20,000,000 plus the $10,000,000 Holdback Amount).

            The indemnification obligations of the Seller under this Section 9.1(b) are further subject to the provisions of Section 9.1(c) and Section 9.3(c) below.

            (c) The indemnification obligations of the Seller with regard to Manville Claims pursuant to Section 9.1(a) above shall expire on July 31, 2016. The indemnification obligations of the Seller with regard to the Seller Claims pursuant to Section 9.1(b) above shall expire on the tenth (10th) anniversary of the Closing Date. No claims for indemnification under Section 9.1(a) or 9.1(b), as the case may be, shall be asserted or maintained by any Purchaser Indemnitee after the expiration of the indemnification obligation provided for therein as set forth in the preceding two sentences of this Section 9.1(c), except for actions commenced prior to such expiration or threatened in writing prior to such expiration and commenced promptly thereafter.

            (d) Under no circumstances shall the Seller have any obligation to indemnify any Purchaser Indemnitee in respect of Products Liability Claims in amounts exceeding the limitation on the Seller's aggregate indemnification obligations in respect

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thereof set forth in Sections 9.1(a) and 9.1(b) above. For the avoidance of doubt, the Seller shall have no responsibility to indemnify the Purchaser Indemnitees in respect of Products Liability Claims to the extent that such Products Liability Claims relate to the Purchaser Period (the "Purchaser Claims").

            (e) The Losses in respect of any Products Liability Claim that relates to more than one of the Manville Period, the Seller Period and the Purchaser Period shall be allocated and treated as a Manville Claim, a Seller Claim and a Purchaser Claim based upon the length in time of the plaintiff's exposure during each such period divided by the length in time of the plaintiff's total exposure to the products of the Manville Business and the Business alleged in such Products Liability Claim.

                  9.2 Indemnification Procedures.

            (a) If any third party shall notify a Purchaser Indemnitee with respect to any matter which may give rise to a claim for indemnification in respect of a Products Liability Claim under this Article IX (an "Article IX Claim"), then such Purchaser Indemnitee shall, as promptly as practicable (and in any event within twenty (20) Business Days after receiving written notice of any such matter), notify the Seller thereof in writing; provided, however, that failure to provide such written notice on a timely basis shall not release the Seller from any of its obligations under this Article IX except to the extent that the Seller is prejudiced by such failure.

            (b) The Seller, upon receipt of notice of an Article IX Claim and upon the Seller's notifying the Purchaser Indemnitee within twenty (20) Business Days of receipt of such notice that the Seller, unconditionally or subject to a reservation of rights, agrees to indemnify the Purchaser Indemnitee in respect of such Article IX Claim, shall be entitled to participate in or to assume, at the Seller's own expense, the defense, appeal or settlement of such Article IX Claim with counsel of the Seller's own choosing, and the Purchaser Indemnitee shall fully cooperate with the Seller in connection therewith including contesting such Article IX Claim or making any counterclaim against the Person asserting such Article IX Claim; provided, however, that if the Seller assumes the defense, appeal or settlement of such Article IX Claim, the Seller shall reimburse the Purchaser Indemnitee for out of pocket expenses incurred by the Purchaser Indemnitee (such as travel costs, but not internal time charges) within ninety (90) days of a written request for reimbursement together with reasonable documentation of the amounts requested. Any Purchaser Indemnitee is hereby authorized, prior to the date on which it receives written notice from the Seller that the Seller intends to assume the defense, appeal or settlement of such Article IX Claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Seller until the date on which the Purchaser Indemnitee receives such notice from the Seller; provided that, prior to filing such motion, answer or other pleading or taking such other action, the Purchaser Indemnitee shall have made reasonable efforts to consult with the Seller. In the event that the Seller fails to notify the Purchaser Indemnitee of its election to assume the defense, appeal or settlement of an Article IX Claim within twenty
(20) days after receipt of notice thereof from the Purchaser Indemnitee, the Seller shall be deemed to have waived its right to assume the defense, appeal or settlement of such Article IX Claim, and the Purchaser Indemnitee shall have the

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right to undertake the defense or appeal of or to settle or compromise such
Article IX Claim on behalf of and for the account and risk of the Seller.

            (c) If the Seller assumes the defense, appeal or settlement of an
Article IX Claim, the Seller shall not consent to entry of any judgment or enter into any settlement other than a judgment or settlement involving only the payment of money, all of which will be paid by the Seller (or, to the extent that such judgment or settlement constitutes a Qualifying Loss for purposes of
Section 9.5, paid as a Holdback Indemnification Payment from the Holdback Amount) without the consent of the Purchaser Indemnitee, which shall not be unreasonably conditioned, delayed or withheld; provided, however, that if, in the opinion of the Purchaser Indemnitee, the monetary settlement of an Article IX Claim would have a material adverse effect on the conduct of the Business or would prejudice the Purchaser Indemnitee's future ability to avoid similar
Article IX Claims, then no judgment or settlement may be made without the consent of the Purchaser Indemnitee and the Purchaser Indemnitee shall then be entitled to control the defense, compromise and settlement of such Article IX Claim and the Losses for the Seller shall then be capped at the date the Purchaser Indemnitee assumes control of the defense to the Losses incurred to date, plus the amount at which the Seller was otherwise willing to pay the third party under the Article IX Claim based upon the third party's bona fide offer to settle the Article IX Claim for that amount. At such time as the Seller decides to enter into a settlement of an Article IX Claim, the Seller shall promptly provide the Purchaser Indemnitee with written notice of the decision to settle, including the proposed maximum amount of such settlement. The proposed settlement shall be deemed accepted and consented to by the Purchaser Indemnitee unless the Seller receives written notice otherwise from the Purchaser Indemnitee within ten (10) days after the Purchaser Indemnitee's receipt of the Seller's notice of proposed settlement.

            If the Seller does not assume the defense, appeal or settlement of an Article IX Claim, the Purchaser Indemnitee may proceed in such manner as it may deem appropriate with regard to such Article IX Claim; provided, that the Purchaser Indemnitee shall not settle such Article IX Claim without providing notice and a description of the proposed settlement to the Seller. Unless the Purchaser Indemnitee receives from the Seller, within ten (10) days of the Seller's receipt of the notice of such proposed settlement, a written statement from the Seller of its reasonable objection to such proposed settlement, accompanied by an acknowledgment by the Seller that the Article IX Claim which is the subject of the proposed settlement is subject to indemnification by the Seller pursuant to the provisions of this Article IX, the Purchaser Indemnitee shall be free to settle such Article IX Claim on the terms described in the notice of the proposed settlement. In the case of any such settlement, the Seller shall reimburse the Purchaser Indemnitee for the amount of all reasonable expenses, legal or otherwise, incurred by the Purchaser Indemnitee in connection with the defense against or settlement of such Article IX Claim within ninety
(90) days of a written request for reimbursement of such Losses together with reasonable documentation of amounts requested. If no settlement of such Article IX Claim is made, the Seller shall reimburse the Purchaser Indemnitee for the amount of any final judgment rendered with respect to such Article IX Claim and for the amount of all Losses incurred by the Purchaser Indemnitee in the defense of such Article IX Claim within ninety (90) days of written request for reimbursement of such Losses together with reasonable documentation of

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amounts requested; provided that the Purchaser Indemnitee has contested any such
Article IX Claim in good faith.

            (d) The conduct of the defense of a Products Liability Claim that relates to more than one of the Manville Period, the Seller Period and the Purchaser Period, including the selection of counsel, shall be controlled by the party which has the greater share of the potential risks and Losses arising out of such Products Liability Claim. For purposes of determining whether the Purchaser or the Seller has the greater share of potential risks and Losses in respect of such Products Liability Claim, the length in time of the plaintiff's exposure to the products of the Manville Business shall be deemed to be for the account of the Seller.

                  9.3 Other Available Recoveries.

            (a) The Seller agrees that, from and after the Closing Date, the Seller will not, and will not permit any Subsidiary of the Seller to, assert any claim under a Seller Umbrella Policy which would cause an amount of less than $30,000,000 per policy period to be potentially available for claims which might be asserted thereunder by the Minerals Group in respect of Seller Claims and/or in respect of General Liability Claims. The Purchaser agrees that, from and after the Closing Date, it will cause the Minerals Group to assert any claim under a Seller Umbrella Policy only through the Seller, and the Seller agrees to use good faith efforts to recover all amounts available under portions of the Seller Umbrella Policies made available by the Seller to the members of the Mineral Group in respect of Seller Claims and/or General Liability Claims which are so asserted on behalf of the Minerals Group. The Purchaser further agrees that it will not permit the Minerals Group to assert any claim which, together with all other claims asserted by the Minerals Group, would cause the aggregate amount of claims asserted by the Minerals Group under the Seller Umbrella Policies in respect of Seller Claims and in respect of General Liability Claims to exceed $30,000,000 for any policy period. All contacts and negotiations with the insurers under the Seller Umbrella Policies in connection with efforts to recover amounts in respect of Seller Claims and General Liability Claims shall be conducted by the Seller, unless the Seller shall direct the Company or a Subsidiary or the Company to engage in direct discussions with the insurers under the Seller Umbrella Policies, in which case such discussions shall be conducted as directed by the Seller. For the avoidance of doubt, the Seller makes no representation or warranty as to the availability of any insurance coverage in respect of Products Liability Claims or General Liability Claims to the Minerals Group under any Seller Umbrella Policy after the Closing Date.

            (b) The Purchaser and the Seller agree that, with regard to Losses incurred by Purchaser Indemnitees in respect of Manville Claims, it is the intention of the parties that recovery of such Losses first be sought from Manville (under the Manville Indemnification Obligation or otherwise), and that the indemnification obligations of the Seller under Section 9.1(a) above are intended to indemnify the Purchaser Indemnitees for Losses in respect of Manville Claims which are not paid by Manville within a reasonable period of time after recovery is sought from Manville. The parties further agree that, for purposes of the preceding sentence, any payment which is not made by Manville within six months after written demand for such payment is made to Manville shall be deemed to be

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unreasonably delayed, and that the Purchaser Indemnitee shall then be entitled to seek payment of such Loss from the Seller under the indemnification provided in Section 9.1(a) above. Under such circumstances, the Purchaser and the members of the Minerals Group shall assign their rights or cause the Seller to be subrogated to their rights against Manville, or take such comparable action as the Seller may reasonably request, in respect of such Loss.

            (c) The Purchaser and the Seller agree that, with regard to Losses incurred by Purchaser Indemnitees in respect of Seller Claims, it is the intention of the parties that recovery of such Losses be sought first, by the Company or a Subsidiary of the Company under the Company Insurance Policies, and second, by the Seller, upon the request and for the benefit of a member of the Minerals Group, under the portion of the Seller Umbrella Policies made available to the Minerals Group under Section 9.3(a) above, and that the indemnification obligations of the Seller under Section 9.1(b) above are intended to indemnify the Purchaser Indemnitees for Losses in respect of Seller Claims for which coverage under the Company Insurance Policies and under the Seller Umbrella Policies is not available and for Losses in respect of Seller Claims which are not paid by the insurers under the Company Insurance Policies or under the Seller Umbrella Policies within a reasonable period of time after recovery is sought from such insurers. The parties further agree that, for purposes of the preceding sentence, any payment which is not made by the insurers under the Company Insurance Policies and under the Seller Umbrella Policies within six months after written demand for such payment is made to such insurers shall be deemed to be unreasonably delayed, and that the Purchaser Indemnitee shall then be entitled to seek payment of such Loss from the Seller under the indemnification provided in Section 9.1(b) above. Under such circumstances, the Purchaser and the members of the Minerals Group shall assign their rights or cause the Seller to be subrogated to their rights against such insurers, or take such comparable action as the Seller may reasonably request, in respect of such Loss. In addition, to the extent that a Seller Claim is asserted and recovered in whole or in part under a Company Insurance Policy or a Seller Umbrella Policy, the Purchaser Indemnitees shall be entitled to seek indemnification from the Seller under Section 9.1(b) above for any deductible amount associated with such recovery.

            (d) Until the earlier of the expiration of all indemnification obligations of the Seller pursuant to this Article IX (including the final resolution of any actions commenced prior to the expiration dates set forth in
Section 9.1(c) above and the final resolution of any actions threatened in writing prior to such expiration dates and commenced promptly thereafter as provided in the last sentence of Section 9.1(c)) and the time that Seller has paid an amount equal to its maximum $30,000,000 indemnification obligation (inclusive of the $10,000,000 Holdback Amount) provided for in Section 9.1(b) above, the Seller shall have the exclusive right to control all actions related to efforts to recover from third parties (including Manville and the Seller Umbrella Policies) amounts in respect of Article IX Claims. The Seller shall be entitled to employ counsel of the Seller's own choosing, at the Seller's own expense, in connection with such recovery efforts, and the Purchaser shall fully cooperate with the Seller in connection therewith; provided, that if requested by the Seller, the Purchaser shall (or shall cause the Company or a Subsidiary of the Company to) undertake such effort on behalf of the Seller, under the direction of the Seller and at the expense of the Seller. Notwithstanding the foregoing, the members of the Minerals Group shall have the exclusive right to control all actions related to efforts to

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recover amounts in respect of Seller Claims under the Company Insurance
Policies, provided, that the Purchaser agrees to cause the members of the Minerals Group to use good faith efforts to recover all amounts in respect of Seller Claims available under the Company Insurance Policies, and to consult with the Seller in their efforts to obtain such recoveries.

            (e) The Purchaser agrees that, after the Closing, it will cause the Company and its U.S. Subsidiaries to continue the current document retention policies for a period of at least five years. If the current document retention policies would permit destruction prior to the fifteenth (15th) anniversary of the Closing Date, the retention period for the following categories of books and records existing and available as of Closing, which are required for or necessary in the defense of existing or potential Article IX Claims, shall be extended (as applicable) to fifteen (15) years from the Closing Date: all industrial hygiene data and studies for all plants and all customers; all environmental studies listed on Schedule 3.29(g); exemplars of all MSDS sheets; exemplars of all labeling, packaging, brochures, sales and warranty materials for all products; all sales data (including products, quantities and prices); all trip and sales reports; and exemplars of all training and handling materials provided to Employees and to customers and employees of customers. After the expiration of the applicable fifteen (15) year period, the Purchaser may destroy or dispose of any such books and records that would have previously been destroyed or disposed of pursuant to the Company's document retention policies, unless the Seller has, within twenty (20) Business Days after the fifteenth
(15th) anniversary of the Closing Date, provided written notice requesting that such books and records continue to be maintained at the expense of the Seller. Books and records necessary for the defense of existing or future Article IX Claims will be made available to the Seller and its Representatives for examination and copying (at the Seller's expense). Failure of the Purchaser to comply with the terms of this Section 9.3(e) shall not relieve the Seller of its obligations contained in this Article IX, except to the extent that the Seller is adversely affected by such failure. The Purchaser further agrees to cause the Company and its Subsidiaries to cooperate with the Seller and its Representatives in their review and examination of materials related to Article IX Claims and potential Article IX Claims and to make the personnel of the Company and its Subsidiaries available to assist in such review. In addition, if requested by the Seller, the Purchaser will designate an in-house counsel or other Person qualified to monitor matters which are or potentially could become
Article IX Claims, to keep the Seller advised of developments related to such matters and to assist in efforts to collect from third parties in respect of such matters. If the Seller makes such request, the Seller will periodically and promptly reimburse the Purchaser for a portion of such designated Person's salary and other compensation proportionate to the amount of such designated Person's time spent on such matters.

            (f) The Seller shall have the right to direct the conduct of all contacts and negotiations by the Company and its Subsidiaries with Manville regarding any amendment, replacement or extension of the Manville Indemnification Obligation. The Seller agrees that it will not take any action that would adversely affect the existing rights of the Minerals Group under the Manville Agreement without the consent of the Purchaser. The Purchaser agrees that, upon the Seller's reasonable request, the Purchaser will cause the Company and its Subsidiaries to enter into a written agreement or other instrument with Manville that extends the term of the Manville Indemnification Obligation or sets forth the terms of any

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new agreement or arrangement with regard to Products Liability Claims agreed upon by the Seller and Manville.

            (g) The Purchaser and the Seller acknowledge that, prior to the date of this Agreement, it has been the practice of Manville and the Minerals Group to share any cost in respect of the defense of a Products Liability Claim on a 50%/50% basis, in contemplation of a reimbursement by either to the other in the event of an ultimate determination, by a court or by agreement of the parties, that a different cost sharing is warranted. The Seller agrees that, so long as such 50%/50% cost sharing arrangement (or another cost sharing arrangement acceptable to both the Purchaser and the Seller) is in effect, the Seller will be required to reimburse the Minerals Group for amounts paid by the Minerals Group in respect of Seller Claims under such cost sharing arrangement, to the extent that such costs are not recovered under the Company Insurance Policies. The Purchaser agrees that, to the extent the Minerals Group ultimately receives payment or other credit from Manville for payments in respect of Seller Claims previously reimbursed by the Seller because a different cost sharing arrangement than that originally agreed upon by Manville and the Minerals Group is determined to apply, such excess payments will be refunded to the Seller. For so long as any Holdback Amount remains available, any payment otherwise required to be made by the Seller under this Section 9.3(g) shall be deemed to be a Qualifying Loss under Section 9.5(a).

                  9.4 Workers' Compensation Claims. The Seller agrees to indemnify the Purchaser Indemnitees in respect of certain workers' compensation claims brought by Employees or former employees who were employed by one of the U.S. Companies during the Seller Period, as follows:

            (a) Subject to the limitations set forth in this Section 9.4, the Seller will indemnify the Purchaser Indemnitees for claims relating to bodily injuries (or death) arising from inhalation of silica or silica dust during the term of such Employee's or former employee's period of employment by a U.S. Company under the workers' or workmens' compensation law or occupational disease law of a state of the United States of America where such Employee or former employee was employed, during the Seller Period, by a U.S. Company.

            (b) The amount of indemnification payable by the Seller in respect of each workers' compensation claim described in Section 9.4(a) above shall be equal to the amount required to be paid by a member of the Minerals Group, after the Closing, as a deductible under the workers' compensation insurance policy or policies maintained by a member of the Minerals Group applicable to such workers' compensation claim. In this regard, the Purchaser acknowledges that there were no deductibles under the workers' compensation policies maintained by the Minerals Group for the policy years commencing August 1 on each of years 1995, 1996, 1997, 1998 and 1999 (the "No-Deductible Periods"); that there were deductibles of $250,000 under the workers' compensation policies maintained by the Minerals Group for the policy years commencing August 1 on each of years 1991, 1992, 1993, 1994, 2000, 2001 and 2002; and that there were deductibles of
$350,000 under the workers' compensation policies maintained by the Minerals Group for the policy years commencing August 1 on each of years 2003 and 2004.

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            (c) Any workers' compensation claim covered by this Section 9.4 which alleges bodily injury (or death) based upon inhalation of silica or silica dust over a multi-year period of employment shall initially be apportioned as a Purchaser responsibility or as a Seller responsibility based upon the period of employment of such injured worker which occurred during the Purchaser Period and during the Seller period. Following such apportionment, the parties shall allocate financial responsibility for such multi-year claim on a fair and equitable basis, with appropriate credit being given to the Seller for the period of employment which occurred during No-Deductible Periods, and also taking into account the varying levels of the deductibles under the Minerals Group workers' compensation policies for periods other than No-Deductible Periods.

            (d) Upon its request made with reasonable notice, the Seller shall have the right to an accounting from the Purchaser of any apportionment of workers' compensation claims made pursuant to Section 9.4(c) above, and the Seller shall further have the right to inspect any relevant books and records of the Purchaser and of the U.S. Companies related to workers' compensation.

            (e) The Seller shall have no obligation to provide indemnification in respect of a workers' compensation claim otherwise eligible for indemnification under this Section 9.4 unless the Purchaser or a member of the Minerals Group notifies the Seller in writing of the assertion of such workers' compensation claim as promptly as practicable (and in any event within twenty
(20) Business Days of the Business Day that the Purchaser or a member of the Minerals Group is first notified of such workers' compensation claim), provided, however, that failure to provide such written notice on a timely basis shall not release the Seller from its obligation to provide indemnification under this
Section 9.4 except to the extent that the Seller is prejudiced by such failure.

            (f) The indemnification obligations of the Seller under this Section
9.4 shall expire on the tenth anniversary of the Closing Date.

            (g) The sum of all indemnification payments made by the Seller pursuant to this Section 9.4, in respect of Seller Claims under Section 9.1(b) above and pursuant to Section 9.7 below shall in no event exceed an aggregate amount equal to $30,000,00 ($20,000,000 plus the $10,000,000 Holdback Amount).
Any indemnification payment which the Seller is required to make under this
Section 9.4 shall be deemed to be a Qualifying Loss for purposes of Section 9.5(a) so that, for so long as the Holdback Amount equals or exceeds the amount of the indemnification payment that the Seller would otherwise be required to make under this Section 9.4, in lieu of the Seller's payment of such amount, the Purchaser shall pay such amount to the Purchaser Indemnitee from the Holdback Amount.

                  9.5 Disbursement of Holdback Amount.

            (a) The Seller shall not be required to pay any amount to a Purchaser Indemnitee in respect of a Loss arising from a Seller Claim for which the Seller is required to provide indemnification pursuant to Section 9.1(b) above or in respect of a workers' compensation claim for which the Seller is required to provide indemnification pursuant to

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Section 9.4 above or in respect of a breach of a Specified 3.24 Matter or a breach of a representation or warranty set forth in Section 3.34 for which the Seller is required to provide indemnification pursuant to Section 9.7 below, and the Seller shall be entitled to reimbursement for any payment that the Seller makes in respect of the defense or settlement of any Seller Claim for which the Seller is required to provide such indemnification (in either case, a "Qualifying Loss"), for so long as the Holdback Amount equals or exceeds the amount of the Qualifying Loss. At such time as either a Purchaser Indemnitee or the Seller has actually incurred a Qualifying Loss, the Purchaser shall pay from the Holdback Amount an amount equal to the Qualifying Loss (a "Holdback Indemnification Payment") to the Purchaser Indemnitee or to the Seller, as the case may be.

            (b) Within ten (10) Business Days after the end of each calendar quarter, the Purchaser shall notify the Seller in writing of the amount of any Holdback Indemnification Payment made in respect of Qualifying Losses incurred during such calendar quarter and shall provide to the Seller reasonable evidence of the underlying Qualifying Losses. In the event that the Seller seeks reimbursement of a payment that it has made in respect of the defense or settlement of a Seller Claim, the Seller shall submit to the Purchaser a request that the Purchaser make a Holdback Indemnification Payment to the Seller along with reasonable evidence of the underlying Qualifying Loss, and if the Purchaser does not disagree with such request for reimbursement, the Purchaser shall promptly make a Holdback Indemnification Payment in the amount of the Qualifying Loss to the Seller. In the event that either the Seller receives notice of a Holdback Indemnification Payment made to a Purchaser Indemnitee with which the Seller does not agree, or that the Purchaser receives from the Seller a request for a Holdback Indemnification Payment with which the Purchaser does not agree, such objection and the reasons for such objection shall promptly be communicated in writing by the Seller to the Purchaser, or by Purchaser to the Seller, as the case may be, and the parties shall cooperate with each other and use commercially reasonable efforts to resolve their differences with regard to such Holdback Indemnification Payment.

            (c) On the fifth anniversary of the Closing Date, the Purchaser shall make a payment to the Seller (the "First Holdback Release Payment") equal to $5,000,000 less the aggregate amount of all Holdback Indemnification Payments made prior to such date. On each of the sixth through tenth anniversaries of the Closing Date, the Purchaser shall make a payment to the Seller (each, a "Subsequent Holdback Release Payment") equal to one-fifth of the amount remaining as the Holdback Amount after giving effect to the First Holdback Release Payment; provided, however, that if any additional Holdback Indemnification Payment is made after the date of the First Holdback Release Payment, then the parties shall agree upon an amount by which each Subsequent Holdback Release Payment made after the date of such Holdback Indemnification Payment (and any later Holdback Indemnification Payments) shall be reduced in a manner reasonably expected to result in a proportionate reduction of each of the remaining Holdback Release Payments. The final Holdback Release Payment shall be made on the tenth anniversary of the Closing Date, and the effect of that final Holdback Release Payment shall be to reduce the Holdback Amount to zero.

            (d) Notwithstanding the provisions of Section 9.5(c) above, the Purchaser shall not be required to make any Holdback Release Payment if and to the extent that, after

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giving effect thereto, the Holdback Amount remaining would not be sufficient to make Holdback Indemnification Payments for Qualifying Losses incurred but not yet paid as of the date such Holdback Release Payment is scheduled to be made.

            (e) All Holdback Indemnification Payments made to the Seller and all Holdback Release Payments shall be made in cash by wire transfer of immediately available funds to an account designated by the Seller.

                  9.6 Payment of Interest on Holdback Amount. The Holdback Amount shall accrue interest at a rate per annum equal to the Applicable Rate and such Applicable Rate shall be set for the first year on the Closing Date and then reset for each subsequent year on each anniversary date of the Closing Date (or, if such anniversary date is not a Business Day, then on the next Business
Day). Accrued interest on the Holdback Amount shall be paid to the Seller annually on the anniversary of the Closing Date (or, if such anniversary date is not a Business Day, then on the next Business Day); provided, however, that in the event a Holdback Release Payment is made to the Seller on a date which is not an interest payment date, such Holdback Release Payment shall be accompanied by payment of interest on the amount of such Holdback Release Payment at the Applicable Rate then in effect. For purposes of computing interest due on each interest payment date, the Holdback Amount shall be reduced by the amount of all Holdback Indemnification Payments and all Holdback Release Payments made prior to the date thereof. All payments of interest on the Holdback Amount shall be made in cash by wire transfer to an account designated by the Seller.

                  9.7 Indemnification for Breach. The Seller agrees to indemnify the Purchaser Indemnitees for any losses arising from any breach of a Specified
3.24 Matter or from any breach of any representation or warranty of the Seller contained in Section 3.34 of this Agreement; provided, however, that the indemnification obligations of the Seller with respect to any such breach shall be subject to the same limits on indemnification as are set forth in Section 9.1(b) above with regard to the indemnification obligations of the Seller with regard to Seller Claims; and any indemnification payment which the Seller is required to make under this Section 9.7 shall be deemed to be an indemnification payment made in respect of a Seller Claim, so that the sum of all indemnification payments made by the Seller in respect of Seller Claims under
Section 9.1(b) above, pursuant to Section 9.4 above and pursuant to this Section
9.7 shall in no event exceed an aggregate amount equal to $30,000,000 ($20,000,000 plus the $10,000,000 Holdback Amount). Any indemnification payment which the Seller is required to make under this Section 9.7 shall be deemed to be a Qualifying Loss for purposes of Section 9.5(a) so that, for so long as the Holdback Amount equals or exceeds the amount of the indemnification payment that the Seller would otherwise be required to make under this Section 9.7, in lieu of the Seller's payment of such amount, the Purchaser shall pay such amount to the Purchaser Indemnitee from the Holdback Amount.

                  9.8 Treatment of Article IX Claim and Workers' Compensation Indemnity Payments. The Purchaser and the Seller agree to treat any indemnification payments made by the Seller in respect of Products Liability Claims pursuant to the provisions of this Article IX, under the workers' compensation indemnity provided for in

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Section 9.4 or under the indemnity for breaches of Specified 3.34 Matters and for breaches of Section 3.34 provided for in Section 9.7, as an adjustment to the Purchase Price for all Tax purposes.

                  9.9 Exclusive Remedy for Products Liability Claims and for Workers' Compensation Claims. The indemnification obligations of the Seller provided for in this Article IX shall be the exclusive remedy against the Seller or any Affiliate of the Seller available to the Purchaser Indemnitees in respect of any Products Liability Claim brought by any Person at any time. The indemnification obligations of the Seller provided for in Section 9.4 hereof shall be the exclusive remedy against the Seller or any Affiliate of the Seller available to the Purchaser Indemnitees in respect of any workers' compensation claim brought by any Employee or former employee who was employed by a U.S. Company at any time during the Seller Period. The indemnification obligations of the Seller provided for in Section 9.7 hereof shall be the exclusive remedy against the Seller or any Affiliate of the Seller available to the Purchaser Indemnitees in respect of any breach of any Specified 3.24 Matter and in respect of any breach of any representation or warranty set forth in Section 3.34 of this Agreement.

                                   ARTICLE X.

                                   TAX MATTERS

                  10.1 Tax Returns.

            (a) The Seller shall, or shall cause one or more members of the Minerals Group to, prepare and file all Tax Returns of or including the members of the Minerals Group that are required to be filed (with extensions) on or before the Closing Date and shall pay all Taxes shown as due on such Tax Returns. All such Tax Returns will be made and filed by the Seller and the members of the Minerals Group in a manner consistent with the prior practice of the Seller and the members of the Minerals Group, except as required by law. The Purchaser shall, or shall cause one or more members of the Minerals Group to, prepare and file all Tax Returns (other than any federal Income Tax Returns) of or including the members of the Minerals Group that are required to be filed (with extensions) following the Closing Date for all Taxable Periods ending prior to, or that include, the Closing Date and, subject to the Seller's performance of its obligation to pay the Purchaser in respect to the Income Tax shown on such Pre-Closing Income Tax Return, the Purchaser shall pay all Taxes shown as due on such Tax Returns. All such Tax Returns will be made and filed by the Purchaser and the members of the Minerals Group in a manner consistent with the prior practice of the Seller and the members of the Minerals Group. The Seller or the Purchaser, as the case may be, shall bear all costs and expenses for any Tax Return or Tax schedules, forms and information such party is required to prepare pursuant to this Section 10.1.

            (b) In the case of any Income Tax Return of any member of the Minerals Group that is not a federal Income Tax Return and that is required to be filed (with extensions) after the Closing Date with respect to any Taxable Period that ends before or includes the Closing Date (each, a "Pre-Closing Income Tax Return"), the Purchaser shall use its commercially reasonable best efforts to provide Seller with a copy of such completed

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Pre-Closing Income Tax Return or a pro-forma of such Pre-Closing Income Tax
Return, where appropriate, together with the related work papers and such other documents as Seller shall reasonably request, no later than thirty (30) days before the due date for the filing of such Pre-Closing Income Tax Return. Seller and its Representatives shall have the right to review the Pre-Closing Income Tax Returns received from the Purchaser pursuant to this Section 10.1(b). If the Pre-Closing Income Tax Return is not for a Straddle Period, the Purchaser shall make such changes to such Pre-Closing Income Tax Return as requested by the Seller for which there is a reasonable basis in fact and law, and if the Pre-Closing Income Tax Return is for a Straddle Period and Seller disputes the treatment of any items on the Income Tax Returns prepared by the Purchaser, the Seller and the Purchaser agree to consult with each other and attempt to resolve in good faith any such dispute. If the parties are unable to resolve any dispute with respect to a Pre-Closing Income Tax Return for a Straddle Period within sixty (60) days after the receipt of any such Pre-Closing Income Tax Return, the parties shall submit such dispute to a mutually acceptable national accounting firm (which shall not be the accountants who regularly audit the financial statements of the Seller or the Purchaser), whose decision shall be conclusive and binding on the parties. The Seller and the Purchaser shall each pay one-half of the fees and expenses of such accounting firm. Within thirty (30) days after the receipt of such Pre-Closing Income Tax Return or pro-forma Pre-Closing Income Tax Return, the Seller shall pay to the Purchaser an amount equal to the Income Tax shown on such Pre-Closing Income Tax Return, or if the Pre-Closing Income Tax Return is for a Straddle Period, the amount of such Income Tax that is attributable to the Seller pursuant to Section 10.4, in each case, reduced by the amount of the State Income Tax Payments or the International Income Tax payments attributable thereto. However, if any dispute relating to a Pre-Closing Income Tax Return for a Straddle Period has not been resolved prior to the due date for the filing of such Pre-Closing Income Tax Return, the Pre-Closing Income Tax Return in question, to the extent any issues thereon remain unresolved, shall be filed (and the Seller shall make payments pursuant to this Section 10.1(b)) in accordance with the positions taken by the Purchaser; provided that the fact that such Pre-Closing Income Tax Return will have been filed in accordance with the Purchaser's position shall not be taken into account for purposes of any dispute resolution under this Section 10.1(b). If a determination is made through the dispute resolution process after a Pre-Closing Income Tax Return is filed that the Purchaser's position was inappropriate, the Purchaser shall promptly file an amended Pre-Closing Income Tax Return in respect of such Taxable Period (to the extent permitted by Applicable Law) reflecting the final decision of the accounting firm and an adjusting payment will be made by the Seller to the Purchaser or by the Purchaser to the Seller, as the case may be, to reflect any difference between the Income Tax due with respect to the amended Pre-Closing Income Tax Return and the Pre-Closing Income Tax due with respect to the Pre-Closing Income Tax Return as originally filed.

            (c) For each taxable year of the Seller for which any of the U.S. Companies is included for all or any part of such taxable year on any consolidated federal Income Tax Return of the Seller that is due (with extensions) to be filed after the Closing Date, the Purchaser shall prepare, or shall cause the U.S. Companies to prepare, in a manner consistent with the prior practice of the U.S. Companies, and use its commercially reasonable best efforts to deliver to the Seller no later than July 31st of the immediately following calendar year and, in any event to deliver by no later than August 15th, all relevant

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Tax schedules, forms and information relating to the U.S. Companies, correct and complete in all material respects, to permit their inclusion in the consolidated federal Income Tax Returns of the Seller for each such taxable year.

            (d) The Seller and the Purchaser agree that for Income Tax purposes the Taxable Period of the U.S. Companies which began on January 1 of the calendar year in which the Closing Date occurs shall be terminated as of the close of business on the Closing Date in accordance with Treasury Regulations
Section 1.1502-76(b)(1) (other than transactions properly allocable thereunder to the portion of the day after the Closing shall occur) and items of income, gain, loss, deduction or credit shall be apportioned based upon a closing of the books for Income Tax purposes in accordance with Treasury Regulation Section 1.1502-76(b). No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items), and Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items, including, without limiting the generality of the foregoing, compensation items) for the month which includes the Closing Date. The Seller and the Purchaser further agree to file all Tax Returns (including all State Income Tax Returns), handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this paragraph (d).

            (e) Except as set forth in Schedule 10.1 or any of the other Schedules hereto, or as otherwise expressly contemplated by this Agreement, from the date hereof to and including the Closing Date, the Seller will not without the prior written consent of the Purchaser (which consent shall not be unreasonably conditioned, delayed or withheld), permit any member of the Minerals Group to directly or indirectly (i) make, change or revoke, or permit to be made, changed or revoked, any election or method of accounting, with respect to Income Taxes affecting any member of the Minerals Group for Post-Closing Tax Periods (but, for the avoidance of doubt, the foregoing shall not restrict the Seller from making any change in its Income Tax methods of accounting or practices or making any election with respect to Income Taxes, even if any member of the Minerals Group is required to conform to, or is bound by, such change or election), (ii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes of any member of the Minerals Group affecting or relating to Post-Closing Tax Periods, or (iii) enter into any transaction or series of transactions other than in the ordinary course of business or as contemplated or required by this Agreement, or take any position on any Income Tax Return for any Pre-Closing Tax Period, that would reasonably be expected to have the effect of increasing Income Tax liability for any Post-Closing Tax Period of any member of the Minerals Group, then the Seller upon demand shall promptly reimburse Purchaser for the amount, if any, by which the sum of the Federal Income Tax Payments, State Income Tax Payments and International Income Tax Payments exceeds the amount set forth in the first column of Exhibit C in respect of Income Tax Payment.

                  10.2 Post-Closing Tax Matters.

            (a) The Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the U.S. Companies, on the one hand, and the Seller or any Affiliates of the Seller (other than the U.S. Companies), on the other hand, to

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be terminated effective as of the Closing Date. To the extent any such agreement or arrangement relates to any of the U.S. Companies, from and after the Closing Date neither such U.S. Company nor the Seller and/or its Affiliates shall have any obligation to the other with respect to Taxes, whether to make a payment or otherwise, under any such agreement or arrangement for any past, present or future Taxable Period.

            (b) The Purchaser agrees that none of the U.S. Companies, or any affiliated group (within the meaning of Section 1504(a) of the Code), which includes any of the U.S. Companies shall claim in, or carryback to, any taxable year for which a consolidated federal Income Tax Return was filed by the Seller any item of loss, deduction or credit arising in any Post-Closing Tax Period. The Purchaser shall not allow or cause any of the U.S. Companies to take, or fail to take, any reasonable action or omit to take any reasonable action after the Closing Date (which the Seller has notified the Purchaser on or before the Closing Date and which relates to an accrual by the Seller for any Pre-Closing Tax Period) if the taking of such action or the failure to take such action would reasonably be expected to increase the Taxes of any of the U.S. Companies for any Pre-Closing Tax Period.

            (c) Each of the Seller and the Purchaser will provide the other (and the other's Representatives) with, and the Purchaser, after the Closing Date, shall, and shall cause each member of the Minerals Group to, cooperate in good faith (including the copying of relevant records and providing access to relevant personnel) with the Seller (and the Seller's Representatives) in connection with the preparation of any Income Tax Returns (including any amended Income Tax Returns), the determination of the requesting party's own liability for Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall (i) make such request in writing and
(ii) reimburse the other party for reasonable out-of-pocket expenses (but not internal time charges) incurred in providing such assistance. Any information obtained pursuant to this Section 10.2(c) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

            (d) Any refund of Income Taxes with respect to any member of the Minerals Group that is received with respect to any Pre-Closing Tax Period shall be for the account of the Seller. To the extent that the Purchaser or any member of the Minerals Group thereof receives any such refund of Income Taxes after the Closing Date with respect to any such Pre-Closing Tax Period, the amount of such refund of Income Taxes shall be promptly paid to the Seller. In addition, if the State Income Tax Payments exceeds the sum of (i) the aggregate Income Tax shown on all state and local Pre-Closing Income Tax Returns that are not for a Straddle Period and (ii) for all state and local Pre-Closing Income Tax Returns that are for a Straddle Period, the aggregate Income Tax shown on such Pre-Closing Income Tax Return that is attributable to the Seller pursuant to
Section 10.4, then the Purchaser shall, or shall cause the Company to, pay such excess promptly to Seller on the due date for the filing (with extensions) the last of such state and local Pre-Closing Income Tax Returns. Furthermore, if the International Income Tax Payments exceeds the sum of (i) the aggregate Income Tax shown on all International Pre-Closing Income Tax Returns that are not for a Straddle Period and (ii) for all International Pre-Closing Income Tax Returns that are for a

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Straddle Period, the aggregate Income Tax shown on such Pre-Closing Income Tax
Return that is attributable to the Seller pursuant to Section 10.4, then the Purchaser shall, or shall cause the Company to, pay such excess promptly to Seller on the due date (with extensions) for the filing the last of International Pre-Closing Income Tax Returns.

            (e) The amount set forth in the first column of Exhibit C in respect of Income Taxes is intended to equal the amount (i) the Company or any of the U.S. Companies paid as estimated federal Income Tax in respect of their taxable year that began on January 1, 2005 and ends on the Closing Date (but the foregoing is not intended to require the Seller to reimburse the Company or any of the U.S. Companies prior to the Closing Date pursuant to the Tax Sharing Agreement for any federal Income Taxes of the Company or any of the U.S. Companies in respect of any prior taxable year) (such aggregate amount being referred to herein as the "Federal Income Tax Payments"), (ii) the Company and the U.S. Companies paid on each estimated Income Tax payment date as estimated state or local Income Tax in respect of their taxable year that began on January 1, 2005 and ends on the Closing Date (such aggregate amount being referred to herein as the "State Income Tax Payments"), and (iii) the members of the Minerals Group paid as estimated Non-U.S. Income Taxes on or before the earlier of (x) the Closing Date or (y) June 30, 2005, in respect of any taxable period that began on or after January 1, 2005 and includes the Closing Date or June 30, 2005, if earlier (such aggregate amount being referred to herein as the "International Income Tax Payments"). In the event that the amount set forth in the first column of Exhibit C in respect of Income Taxes does not equal the amount of the Federal Income Tax Payments, State Income Tax Payments and International Income Tax Payments, then the Seller, upon demand, shall promptly pay to the Purchaser the amount, if any, by which the sum of the Federal Income Tax Payments, the State Income Tax Payments and the International Income Tax Payments exceeds the amount set forth in the first column of Exhibit C in respect of Income Taxes.

                  10.3 Section 338(h)(10) Elections.

            (a) As soon as reasonably practicable after the date of this Agreement, the Purchaser shall furnish the Seller with the Purchaser's determination (which shall be based upon the Purchase Price calculated without deduction for either the International Proceeds or the Holdback Amount) of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) and the allocation (at the Purchaser's cost and expense) of the ADSP among the assets of the Minerals Group (determined for this purpose without regard to any of the transactions contemplated by the International Agreements) and other relevant items (the "Proposed Allocation"). The Purchaser and the Seller each agree to consult in good faith with regard to the proposed determination and the Proposed Allocation (although the entire Holdback Amount shall be first allocated among, and treated as proceeds from, assets in Classes VII, VI and I (as such terms are used in Treasury Regulation Section 1.1060-1), then to property not excluded from installment sale treatment under Section 453 of the Code (other than the portion of such proceeds from the sale of any property resulting in "recapture income" under Section 453(i) of the Code), before allocation of the Holdback Amount to any other property); provided, that the Seller shall accept the Purchaser's final determination of the ADSP and the Proposed Allocation to the extent that they are reasonable and consistent with Applicable Law (which, when accepted, shall

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become the "Final Allocation"). Within thirty (30) days after the determination of the Final Allocation, the Seller shall deliver to the Purchaser a schedule setting forth in reasonable detail the additional amount of cash ("Seller's Tax Cost") that the Seller reasonably estimates is necessary to ensure that the net proceeds derived by the Seller from the sale of the Shares if the Purchaser elects to make the elections provided for under Section 338(h)(10) of the Code with respect to all of the U.S. Companies and any similar elections required to be, or treated as, made under any applicable state or local Tax laws as a result of the federal election (collectively, the "Section 338 Elections") is not less than the amount of net proceeds the Seller would have derived from the sale of the Shares solely in the absence of the Section 338 Elections (giving effect to all transactions effected by the Seller, including those pursuant to the International Agreements) and, for the avoidance of doubt, all such calculations shall be made by the Seller as if the entire Holdback Amount were payable in cash on the Closing Date, regardless of any elections made by the Seller with respect to the method of accounting for the Holdback Amount. The Purchaser and the Seller each agree to consult in good faith with regard to the determination and calculation of the Seller's Tax Cost. The Purchaser shall accept the Seller's final determination of the Seller's Tax Cost to the extent that it is reasonable and consistent with Applicable Law; provided, however, that if there is a disagreement between the Purchaser and the Seller with respect to an interpretation of the tax law as applied to an aspect of the computation of the Seller's Tax Cost, and such disagreement cannot be resolved between the parties, they shall submit the issue for resolution to a mutually acceptable national accounting firm or law firm (the "Arbiter"), whose decision shall be conclusive and binding on the parties. All fees and expenses of such Arbiter shall be paid solely by the Purchaser, provided that if the Arbiter determines that the Seller's position did not have a reasonable basis in Applicable Law, then the Seller shall pay such costs and expenses. Such procedure shall be diligently pursued in a manner designed to ensure that the matter will be resolved at least 30 days prior to the due date for filing the Section 338 Elections. The resulting computation shall become the "Final Seller's Tax Cost".

            Within fifteen (15) days after the receipt by the Purchaser of the schedule of the Final Seller's Tax Cost, the Purchaser shall notify the Seller of the Purchaser's decision as to whether Purchaser elects to make the Section 338 Elections and specifying the U.S. Companies subject to such Section 338 Elections. If the Purchaser decides to make the Section 338 Elections, the Purchaser shall be solely responsible (at the Purchaser's cost and expense) for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338 Elections, including IRS Form 8023 or applicable successor form, and any similar forms or applicable successor forms under applicable state or local income tax laws (the "Section 338 Forms"), and the Purchaser shall furnish a copy of the draft Section 338 Forms to the Seller for the Seller's review and comment, which the Seller agrees to do promptly. The Seller shall cooperate in good faith with the Purchaser's preparation of the Section 338 Forms, and the Seller agrees to promptly provide to the Purchaser true, correct and complete information regarding the Seller reasonably requested by the Purchaser and necessary to complete the Section 338 Forms.

            If the Purchaser elects to make the Section 338 Elections: (i) the Purchaser shall deliver to the Seller, and the Seller agrees to execute and deliver to the Purchaser the final Section 338 Forms within seven (7) days after the receipt of the Section 338 Forms

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from Purchaser, provided that the Purchaser shall have theretofore paid to the
Seller (by wire transfer in United States dollars of immediately available funds to the bank account specified in writing by the Seller to the Purchaser) an amount equal to the Final Seller's Tax Cost, (ii) the Seller shall report the acquisition of the Company by the Purchaser in a manner consistent with the making of the Section 338 Elections, and (iii) the Seller shall not take a position in any Income Tax Return or audit or any proceeding before any Taxing Authority or otherwise inconsistent with the Section 338 Elections, including the determination of the ADSP and the Final Allocation shown thereon, unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

            If the Purchaser does not elect to make the Section 338 Elections for all of the U.S. Companies, the Seller may elect to make the Section 338 Elections for all or any of the U.S. Companies for which the Purchaser does not elect to make the Section 338 Elections (the U.S. Companies for which the Purchaser did not elect to make the Section 338 Elections but for which the Seller elects to make the Section 338 Elections being referred to herein as the "Seller's 338 Companies"). The Purchaser shall have no obligation to make a payment to the Seller of Seller's Final Tax Cost attributable to any of Seller's 338 Companies, although the Purchaser shall remain obligated to pay the Final Seller's Tax Cost in respect of the U.S. Companies, if any, as to which the Purchaser is making the Section 338 Elections. If the Seller decides to make any such Section 338 Elections for Seller's 338 Companies, the Seller shall be solely responsible (at the Seller's cost and expense) for preparing drafts of the Section 338 Forms for Seller's 338 Companies, and the Seller shall furnish a copy of the draft Section 338 Forms to the Purchaser for the Purchaser's review and comment, which the Purchaser agrees to do promptly. The Purchaser shall cooperate in good faith with the Seller's preparation of the Section 338 Forms for Seller's 338 Companies, and the Purchaser agrees to promptly provide to the Seller true, correct and complete information regarding the Purchaser reasonably requested by the Seller and necessary to complete the Section 338 Forms for Seller's 338 Companies.

            If the Seller elects to make the Section 338 Elections for Seller's 338 Companies: (i) the Seller shall deliver to the Purchaser, and the Purchaser agrees to execute and deliver to the Seller the final Section 338 Forms for Seller's 338 Companies within seven (7) days after the receipt of the Section 338 Forms from Seller, (ii) the Purchaser shall report the acquisition of the Seller's 338 Companies by the Purchaser in a manner consistent with the making of the Section 338 Elections for Seller's 338 Companies, and (iii) the Purchaser shall not take a position in any Income Tax Return or audit or any proceeding before any Taxing Authority or otherwise inconsistent with the Section 338 Elections for Seller's 338 Companies, including the determination of the ADSP and the Final Allocation shown thereon, unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

            (b) Without the consent of the Seller, which consent may be granted or withheld by the Seller in its sole discretion, the Purchaser shall not make, nor allow any Affiliate to make, the election permitted to be made under Section 338(g) of the Code with respect to the International Companies (the "International Section 338 Election"). However, if requested by the Seller, the Purchaser shall make the International Section 338 Election.

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If the International Section 338 Election is made in accordance with the provisions of this Section 10.3, neither the Purchaser nor the Seller shall have any obligation to compensate the other for any Tax consequences to the other party as a result of the making of the International Section 338 Election. On or prior to the Closing, Seller shall reasonably determine whether Purchaser could make the International Section 338 Election without any adverse Tax consequences to Seller or the consolidated group filing a federal Income Tax Returns of which the Seller is the common parent and shall so advise Purchaser of its determination on or before the Closing Date. If Seller advises Purchaser that it has reasonably determined that Purchaser can make the International Section 338 Election without any adverse Tax consequences to Seller or the consolidated group filing federal Income Tax Returns of which the Seller is the common parent, then notwithstanding anything to the contrary in this Section 10.3(b), Purchaser in its discretion may make the International Section 338 Election with respect to all or any of the International Companies.

                  10.4 Seller Indemnity for Income Taxes.

            (a) The Seller shall indemnify and hold harmless the Purchaser, and each member of the Minerals Group and their respective successors and permitted assigns from all Losses without duplication resulting from or relating to: (i) Income Taxes of each member of the Minerals Group for all Pre-Closing Tax Periods and the Seller's portion of the Straddle Period (as set forth below);
(ii) the several liability of each member of the Minerals Group in respect of Income Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of any member of the Minerals Group having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (iii) Income Taxes of any other Person pursuant to any agreement or contract, whether written or unwritten, entered into by any member of the Minerals Group on or before the Closing Date, or as a transferee or successor, by contract or otherwise. In the case of a Straddle Period, the Seller shall be solely responsible for all Income Taxes attributable to the portion of the period ending on, and which includes, the Closing Date, and the Purchaser shall be solely responsible for all Income Taxes attributable to the portion of the period which begins after the Closing Date; provided, however, that, consistent with Section 10.9 hereof, in applying this sentence in the case of any Non-U.S. Income Tax, if the Closing has not occurred by June 30, 2005, the Closing Date shall be deemed to have occurred on June 30, 2005. For purposes of this Agreement, the portion of any Income Tax that is attributable to the Seller shall be the Income Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date if such portion of the Straddle Period were a separate Pre-Closing Tax Period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) were apportioned on a per diem basis, and for avoidance of doubt, exemptions, allowances deductions or credits resulting from events, decisions or actions that are taken after the Closing Date will not be apportioned on a per diem basis.

            (b) Notwithstanding any provision in this Agreement to the contrary, the Seller shall have no obligation to indemnify and hold harmless, pay or reimburse the Purchaser, any member of the Minerals Group or any of their respective successors and permitted assigns for (i) if the Section 338 Election is made, any Taxes imposed upon any

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member of the Minerals Group (whether in a Pre-Closing Tax Period or
Post-Closing Tax Period) as a result of any allocation (or proposed allocation) by any Taxing Authority of all or any part of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) in a manner different than the Final Allocation, (ii) any Taxes imposed upon any member of the Minerals Group (whether in a Pre-Closing Tax Period or Post-Closing Tax Period) as a result of the transactions contemplated by the International Agreements, and
(iii) Taxes imposed upon, or collected from, any member of the Minerals Group with respect to any Pre-Closing Tax Period as a result of any acts or failures to act by Purchaser, its Affiliates or any member of the Minerals Group on or after the Closing Date (or, in respect of the International Companies purchased pursuant to an International Agreement, on or after the Transfer Date). For the avoidance of doubt, in applying this Agreement, any Taxes referred to in the preceding sentence that occurs in any Straddle Period shall be treated as being incurred in the Purchaser's portion of the Straddle Period.

                  10.5 Matters Involving Tax Claims. If a claim is made or threatened by any Taxing Authority that, if successful, may result in an indemnity payment under Section 10.4 (a "Tax Claim"), the Purchaser shall promptly notify the Seller, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Seller from any liability that it may have on account of this indemnification or otherwise, unless the Seller is prejudiced in the defense of such Tax Claim thereby. The Seller will have the right, at its option, upon timely notice to the Purchaser, to assume at its own expense control of any audit or other defense of any Tax Claim (other than a Tax Claim relating solely to Income Taxes of any member of the Minerals Group for a Straddle Period) with its own counsel. The Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by the Seller or for which the Seller would be liable pursuant to Section 10.4. Costs of such Tax Claims are to be borne by the Seller unless the Tax Claim relates to a Straddle Period, in which event such costs shall be fairly apportioned. The Purchaser and each member of the Minerals Group at their own expense shall cooperate with the Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon the Seller's request, the provision of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, the Seller shall neither consent nor agree to the settlement of any Tax Claim with respect to any liability for Income Taxes that reasonably would be expected to affect the liability for any state, federal or foreign Income Tax of the members of the Minerals Group or any affiliated group (as defined in Section 1504(a) of the Code) of which any of the members of the Minerals Group is a member for any Post-Closing Tax Period without the prior written consent of the Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld, and neither the Seller, nor any entity related to the Seller, shall file an amended Tax Return that reasonably would be expected to increase the liability for Taxes of any of the members of the Minerals Group for any Post-Closing Tax Period without the prior written consent of the Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld. The Purchaser and the Seller shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of any members of the Minerals Group and each party shall bear its own out-of-pocket costs and expenses of

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the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Tax would be allocated.

                  10.6 Purchaser's Tax Agreements. Except as otherwise permitted by the Seller, from the Closing Date through and including the end of the calendar year in which the Closing occurs, the Purchaser shall not (i) allow any of the International Companies to make or pay or otherwise engage in any transaction (including, by way of illustration and not by way of limitation, any sales of stock or the distribution of any dividend (within the meaning of Section 301 of the Code)) that would have the effect of reducing the post-1986 undistributed earnings (within the meaning of Section 902(c) of the Code) of such International Company; (ii) allow any of the International Companies to make any material change in its business or engage in any transaction outside of the ordinary course of business that could result in the realization of "Subpart F income" (within the meaning of Section 952 of the Code); provided, however, that the foregoing will not preclude or limit Purchaser's taking any actions with respect to the business operations of the International Companies. In addition, regardless of whether any such adjustment in the Income Tax of any of the International Companies may be indemnified by the Seller pursuant to Section 10.4, the Purchaser agrees that it shall promptly notify the Seller of any change in, or adjustment to, any Income Tax of any of the International Companies that can reasonably be expected to result in a change in the foreign tax credits claimed by, or available to, the Seller (or the affiliated group of which the Seller is the common parent). If Purchaser or an Affiliate, in accordance with Section 10.3(b), makes the International Section 338 Election with respect to all of the International Companies, then the Purchaser's obligations in the first sentence of this Section 10.6 shall be null and void.

                  10.7 Effect on Purchase Price. The Purchaser and the Seller agree to treat any payments under this Article X as an adjustment to the Purchase Price for all Tax purposes.

                  10.8 Exclusive Remedy for Income Tax Matters. Any Tax Claim or any other matter relating to Income Taxes and Tax Returns shall be governed exclusively by the provisions of this Article X and no other remedy shall be available to the Purchaser or to the Seller in respect thereof.

                  10.9 Non-U.S. Income Taxes.. Notwithstanding any provision in this Agreement to the contrary, in the case of any Income Tax imposed by any government or governmental authority outside of the United States ("Non-U.S. Income Taxes"), this Agreement shall be applied by treating the Closing Date as if it were the earlier of the Closing Date or June 30, 2005, so that, among other things, in the case of any Non-U.S. Income Tax, a Pre-Closing Tax Period will mean any Taxable Period ending on the earlier of the Closing Date or June 30, 2005. For the avoidance of doubt, with respect to any Non-U.S. Income Tax, the Seller shall have no obligation to indemnify and hold harmless, pay or reimburse the Purchaser, any member of the Minerals Group or any of their respective successors and permitted assigns for any Non-U.S. Income Taxes attributable to any period or portion of a period ending after or which includes the earlier of (x) the Closing Date or (y) June 30, 2005.

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                                   ARTICLE XI.

                                   TERMINATION

                  11.1 Termination of Agreement. This Agreement may be terminated prior to the Closing:

            (a) by either the Seller, on the one hand, or by the Purchaser, on the other hand, upon written notice to the other if, without fault of the terminating party, the Closing shall not have occurred on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 11.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such dates;

            (b) at any time by mutual agreement in writing of the parties hereto;

            (c) by the Seller or the Purchaser if: (i) there shall be a final, non-appealable order of a federal, state or foreign court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any final statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose breach of any provision or whose failure to perform any obligation under this Agreement has been the cause of such order, action, statute, rule or regulation;

            (d) by the Purchaser if an event occurs that makes it impossible to satisfy any condition to Closing set forth in Article VI; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Purchaser if any breach on the part of the Purchaser of any provision of this Agreement has been the cause of, or resulted in, such impossibility; and

            (e) by the Seller if an event occurs that makes it impossible to satisfy any condition to Closing set forth in Article VII; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to the Seller if any breach on the part of the Seller of any provision of this Agreement has been the cause of, or resulted in, such impossibility.

                  11.2 Effect of Termination. In the event of the termination of this Agreement by the Seller or the Purchaser, written notice of such termination shall be given to the other party specifying the provision of this Agreement pursuant to which termination is made and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned; provided, however, that the provisions of Section 5.3 (Public Announcements), Section 5.12 (Indemnification of Brokerage), Article XII (Miscellaneous) and this Section
11.2 shall survive any such termination and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, further, that nothing herein shall relieve any party from liability for any breach of this Agreement. Any

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termination of this Agreement shall also constitute a termination of each of the
International Agreements.

                                  ARTICLE XII.

                                  MISCELLANEOUS

                  12.1 Notices. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one of the other means specified in this Section 12.1 as promptly as practicable thereafter). Notices are to be addressed as follows:

            (a)   If to the Seller to:

                  Alleghany Corporation
                  375 Park Avenue
                  New York, New York  10152
                  Attn:  Robert M. Hart, Esq.
                  Telecopy No.: (212) 759-8149

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York  10019-6092
                  Attn:  Aileen C. Meehan, Esq.
                  Telecopy No.: (212) 259-6333

            (b)   If to the Purchaser to:

                  Imerys USA, Inc.
                  100 Mansell Court East
                  Suite 300
                  Roswell, Georgia  30076
                  Attn: Susan Radcliffe, General Counsel North America Telecopy No.: (770) 645-3475

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                  with a copy to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia  30309
                  Attn:  Teri Lynn McMahon, Esq.
                  Telecopy No.:  (404) 253-8190

            (c)   If to the Parent, to:

                  Imerys, S.A.
                  154/156, rue de l'Universite
                  75007, Paris
                  France
                  Attn:  Denis Musson, General Counsel
                  Telecopy No.: (011) +33 14-955-6444

                  with a copy to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia  30309
                  Attn:  Teri Lynn McMahon, Esq.
                  Telecopy No.: (404) 253-8190

or to such other respective addresses as any of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

                  12.2 Fees and Expenses. Except as provided herein, each of the parties hereto shall pay its own respective fees and expenses (including the fees of its Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including fees and expenses incurred in connection with obtaining waivers, Permits and Consents which are required under the HSR Act or any other applicable competition law.

                  12.3 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein), together with the International Agreements, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto other than the Confidentiality Agreement which shall remain in effect until the Closing and thereupon cease to be of any force and effect. No party hereto has relied on any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this

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Agreement or the International Agreements or in the Exhibits and Schedules
hereto or the certificates delivered pursuant hereto. Disclosure on any one of the Schedules hereto constitutes disclosure on each other Schedule as applicable (to the extent that the relevance of such disclosure for each other Schedule is evident from the text thereof). This Agreement may be amended or modified only by an instrument in writing executed and delivered by all parties hereto.

                  12.4 Assignment; Binding Effect. This Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Purchaser may assign any of its rights and obligations under this Agreement prior to Closing to any of its Affiliates; provided, however, that the Purchaser shall remain primarily obligated to perform its obligations under this Agreement.

                  12.5 Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement shall remain binding on the parties hereto.

                  12.6 No Third-Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder, except as provided in Section 5.11 and Exhibit B hereto.

                  12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                  12.8 Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, each of the Parent, the Purchaser and the Seller agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, and each of the Parent, the Purchaser and the Seller hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Process may be served on any party in any manner by which notice is permitted to be given by Section 12.1 hereof, and, without limiting the foregoing, each party

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agrees that service of process on such party as provided in this Section 12.8 shall be deemed effective service of process on such party.

                  12.9 Waiver of Jury Trial. EACH OF THE PARENT, THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  12.10 Interpretation. This Agreement is the result of arm's-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

                  12.11 Captions. The Article and Section headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

                  12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  12.13 Extension; Waiver. At any time prior to the Closing Date, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of any other party or (c) waive compliance with any of the agreements or conditions contained in this Agreement of any other party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right nor any single or partial exercise of any such right preclude any further exercise thereof or the exercise of any other such right. Notwithstanding the foregoing, the Closing of the transactions contemplated hereunder shall constitute a waiver of all conditions to the Closing.

                  12.14 Guarantee.

            (a) The Parent hereby guarantees that, at the Closing, the Purchaser will have the funds available to pay the Purchase Price. The Parent hereby further guarantees to the Seller the payment and performance, when due, of the liabilities and obligations of the Purchaser (including any assignee of the Purchaser permitted under Section 12.4 hereof) to the Seller hereunder, in accordance with the terms of this Agreement and pursuant to all amendments, supplements, renewals and restatements of the Agreement (the "Obligations"); provided that the enforcement by the Seller of the guarantee against the Parent shall be subject to the terms of this Section 12.14.

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            (b) If the Purchaser (including any assignee of the Purchaser permitted under Section 12.4 hereof) fails to pay or perform any Obligations for which it is liable, when and as the same shall become due and payable or performable (whether by acceleration or otherwise), the Seller shall make written demand on the Purchaser for the payment or performance of such Obligations, as the case may be, and if the Seller is unable to obtain such payment or performance from the Purchaser, as the case may be, and such Obligations are not in dispute between the Seller and the Purchaser, then after thirty (30) days from the date of the written demand, the Seller may make written demand on the Parent for such non-disputed Obligations. In the event any Obligation is in dispute between the Seller and the Purchaser, the Seller and the Purchaser must have fully resolved such dispute either by the agreement of the Seller or the Purchaser or pursuant to final resolution of the dispute through litigation or arbitration before the Seller shall be entitled to make written demand on the Parent pursuant to this Section 12.14. Subject to the preceding sentence, in the event that the Seller makes a demand on the Parent for an Obligation that is the subject of a dispute between the Seller and the Purchaser, the Parent shall have no obligation under this Agreement to pay or perform, as the case may be, such Obligation.

            (c) Nothing in this Agreement shall be deemed to guarantee any obligation of Purchaser other than as specifically stated in the first sentence of Section 12.14(a) above and other than the Purchaser's Obligations to the Seller and arising out of this Agreement.

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            IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

                                ALLEGHANY CORPORATION

                                By: /s/ Weston M. Hicks
                                    --------------------------------------------
                                    Name: Weston M. Hicks
                                    Title: President and chief executive officer

                                IMERYS USA, INC.

                                By: /s/ Gerard Buffiere
                                    --------------------------------------------
                                    Name: Gerard Buffiere
                                    Title: Chairman of the Board and President

                                IMERYS S.A. (solely for the purpose of Sections
                                   12.1, 12.8, 12.9 and 12.14 hereto)

                                By: /s/ Gerard Buffiere
                                    --------------------------------------------
                                    Name: Gerard Buffiere
                                    Title: Chief Executive Officer